Exhibit 99


2000 FINANCIAL REPORT CONTENTS


                                                                         Page

Selected Financial Data                                                    1

Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                               2

Statement of Management                                                   30

Report of Independent Accountants                                         31

Consolidated Financial Statements                                         32

Notes to Consolidated Financial Statements                                37

Quarterly Financial Data                                                  86



GPU, Inc. and Subsidiary Companies

SELECTED FINANCIAL DATA

For The Years Ended December 31,             2000(1)    1999(2)   1998(3)   1997(4)      1996(5)
------------------------------------------------------------------------------------------------
Common Stock Data

Earnings per common share
before extraordinary item:
  Basic                                   $   1.92   $   3.66  $   3.03   $   2.78      $   2.48
  Diluted                                 $   1.92   $   3.66  $   3.03   $   2.77      $   2.47
Earnings per common share:
  Basic                                   $   1.92   $   3.66  $   2.83   $   2.78      $   2.48
  Diluted                                 $   1.92   $   3.66  $   2.83   $   2.77      $   2.47
Cash dividends paid per share             $  2.165   $  2.105  $  2.045   $  1.985      $  1.925
Book value per share                      $  27.81   $  28.45  $  27.01   $  25.59      $  25.21
Closing market price per share            $36 13/16  $ 29  3/4 $ 44 3/16  $ 42  1/8     $ 33  5/8
Common shares outstanding (in thousands):
  Basic average                            121,161    125,368   127,093    120,722       120,513
  Diluted average                          121,259    125,570   127,312    121,002       120,751
  At year-end                              119,440    121,766   127,996    120,833       120,611
Market price to book value at year-end        132%       105%      164%       165%          133%
Price/earnings ratio                          19.2        8.1      15.6       15.2          13.6
Return on average common equity               6.9%      13.0%     10.7%      10.7%          9.8%


Financial Data (in millions)

Operating revenues                          $5,196     $4,757    $4,249     $4,143        $3,971
Other operation and maintenance expense      1,372      1,443     1,107        994         1,115
Income before extraordinary item               234        459       386        335           298
Net income                                     234        459       360        335           298
Net utility plant in service                 6,892      7,836     6,565      7,101         5,942
Total assets                                19,262     21,698    16,288     12,823        10,851
Long-term debt                               3,917      5,261     3,826      4,326         3,177
Long-term capital lease obligations              2          2         3          3             7
Subsidiary-obligated trust
  preferred securities                         200        200       -          -              -
Subsidiary-obligated mandatorily
  redeemable preferred securities              125        125       330        330           330
Cumulative preferred stock with
  mandatory redemption                          52         73        87         92           114
Capital expenditures and investments           571        461       468        470           462
Employees                                   14,100     10,830     8,957      9,346         9,345


(1) Results for 2000 include a non-recurring charge of $276.6 million (after-tax), or $2.28 per share, as a result of the sale of GPU PowerNet; a gain of $89.2 million (after-tax), or $0.73 per share, as a result of the sale of GPUI; a gain of $40.8 million (after-tax), or $0.34 per share, for the net impact of the PaPUC's Phase II Order on Met-Ed and Penelec; a net gain of $26.2 million (after-tax), or $0.22 per share, related primarily to a restructured power purchase agreement between a GPU independent power project and Niagara Mohawk; and a gain of $16.5 million (after-tax), or $0.13 per share, for the elimination of deferred taxes and realization of an investment tax credit related to the sale of the Oyster Creek nuclear generating plant.
(2) Results for 1999 include net gains of $36.1 million (after-tax), or $0.29 per share, as a result of the sales of substantially all the GPU Energy companies' electric generating stations as well as a gain on the sale of the GPU Power UK supply business of $6.8 million (after-tax), or $0.05 per share. Also in 1999, as a result of the NJBPU Restructuring Order, GPU recorded a non-recurring charge of $68 million (after-tax), or $0.54 per share.
(3) Results for 1998 include an extraordinary charge of $25.8 million (after-tax), or $0.20 per share, as a result of the PaPUC's Restructuring Orders on Met-Ed's and Penelec's restructuring plans. Also in 1998, as a result of the PaPUC Orders, GPU recorded a non-recurring charge of $40 million (after-tax), or $0.32 per share, related to the obligation to refund 1998 revenues; and for the establishment of a sustainable energy fund.
(4) Results for 1997 reflect a non-recurring charge of $109.3 million, or $0.90 per share, for a windfall profits tax imposed on privatized utilities, including GPU Power UK, by the Government of the United Kingdom.
(5) Results for 1996 reflect a non-recurring charge of $74.5 million (after-tax), or $0.62 per share, for costs related to voluntary enhanced retirement programs.

GPU, Inc. and Subsidiary Companies


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      GPU, Inc. owns all the outstanding common stock of three domestic electric utilities -- Jersey Central Power & Light Company (JCP&L), Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec). These electric utilities are conducting business under the name GPU Energy and considered together are referred to as the "GPU Energy companies." GPU Capital, Inc. and GPU Electric, Inc. and their subsidiaries own, operate and fund the acquisition of electric distribution and gas transmission systems in foreign countries, and are referred to as "GPU Electric." GPU Electric's foreign utility companies include Midlands Electricity plc (conducting business as GPU Power UK); Empresa Distribuidora Electrica Regional S.A. (Emdersa); and GPU GasNet. GPU Power, Inc. and its subsidiaries (GPU Power) develop, own and operate generation facilities in foreign countries. Other subsidiaries of GPU, Inc. include GPU Advanced Resources, Inc. (GPU AR), which is involved in retail energy sales; GPU Telcom Services, Inc. (GPU Telcom), which is engaged in telecommunications-related businesses; MYR Group Inc. (MYR), which is a utility infrastructure construction services company; GPU Service, Inc. (GPUS), which provides legal, accounting, financial and other services to the GPU companies; GPU Diversified Holdings LLC; and GPU Nuclear, Inc. (GPUN). All of these companies considered together are referred to as "GPU."

      In 2000, GPU, Inc. sold GPU PowerNet, its Australian electric transmission company, to Singapore Power International. In addition, GPU, Inc. sold GPU International, Inc. (GPUI) to Aquila Energy Corporation. This sale included GPUI's interests in six domestic electric generating plants, and one development stage project. For further information, see Note 6, Accounting for Extraordinary and Non-recurring Items, to the Consolidated Financial Statements.


                           SAFE HARBOR STATEMENT UNDER
                           ---------------------------
               THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
               ----------------------------------------------------

      In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, GPU is hereby filing cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of GPU which are made in this Annual Report. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "will likely," "result," "will continue" or similar expressions) are not statements of historical facts and may be forward-looking.

      Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond the control of GPU and may cause actual results to differ materially from those contained in those forward-looking statements: the consummation of the proposed merger of GPU, Inc. with FirstEnergy Corp.; the effects of regulatory decisions, including any conditions imposed upon the proposed merger with FirstEnergy Corp.; changes in law and other governmental actions and initiatives; economic or weather conditions affecting future sales and margins; the impact of deregulation and increased competition in the industry; industry restructuring; expected outcomes of legal proceedings; energy prices and availability; and uncertainties involved with foreign operations including political risks and foreign currency fluctuations.

      Any  forward-looking  statement  speaks  only as of the date on which that statement is made, and GPU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.


                            GPU RESULTS OF OPERATIONS
                            -------------------------


EARNINGS PER SHARE CONTRIBUTION:
--------------------------------

                                                      Change (per share)
                                                  ----------------------------
(on a diluted basis)       2000    1999   1998    2000 vs. 1999  1999 vs. 1998
--------------------       ----    ----   ----    -------------  -------------

Operations:
  GPU Energy companies   $ 2.21  $ 3.51 $ 2.89       $(1.30)        $ 0.62
  GPU Electric             0.61    0.38   0.44         0.23          (0.06)
  GPU Power and GPUI       0.14    0.15   0.11        (0.01)          0.04
  GPU AR                  (0.01)  (0.04) (0.01)        0.03          (0.03)
  GPU Telcom              (0.02)     -    0.01        (0.02)         (0.01)
  MYR                      0.04      -      -          0.04             -
  GPU, Inc. (Corporate)   (0.19)  (0.14) (0.09)       (0.05)         (0.05)
                          -----   -----  -----       ------         ------
    Total operations       2.78    3.86   3.35        (1.08)          0.51
Non-recurring items:
  GPU Energy companies     0.47   (0.25) (0.52)        0.72           0.27
  GPU Electric            (2.28)   0.05     -         (2.33)          0.05
  GPUI                     0.22      -      -          0.22             -
  GPU, Inc.                0.73      -      -          0.73             -
                          ------  -----  -----       ------         ------
    Total                $ 1.92  $ 3.66 $ 2.83       $(1.74)        $ 0.83
                          =====   ===== ======       ======         ======

      GPU's 2000 earnings were $233.5 million, or $1.92 per share, compared with earnings of $459 million, or $3.66 per share, for 1999. Both periods reflect non-recurring items. GPU's return on average common equity was 6.9% in 2000, compared to 13% in 1999. Excluding the non-recurring items discussed below, return on average common equity for 2000 and 1999 would have been 9.6% and 13.7%, respectively.

      GPU's earnings for 2000 would have been $337.4 million, or $2.78 per share, if the following non-recurring items are excluded: the loss of $276.6 million after-tax, or $2.28 per share, on the sale of GPU PowerNet; the gain of $89.2 million after-tax, or $0.73 per share, on the sale of GPUI; the net increase in income of $40.8 million, or $0.34 per share, for the impact of the Pennsylvania Public Utility Commission's (PaPUC) Phase II Order; the net gain of $26.2 million after-tax, or $0.22 per share, primarily related to a restructured power supply agreement between a GPU independent power project and Niagara Mohawk Corporation (NIMO); and the gain of $16.5 million, or $0.13 per share, for the reversal of certain deferred taxes and realization of an investment tax credit related to the sale of the Oyster Creek Nuclear Generating Station (Oyster Creek).

      Excluding the following non-recurring items, earnings for 1999 would have been $484.1 million, or $3.86 per share: the net gain of $36.1 million after-tax, or $0.29 per share, on the sales of the GPU Energy companies' generating facilities, related to Met-Ed's and Penelec's wholesale operations; the non-recurring charge of $68 million after-tax, or $0.54 per share, resulting from a Summary Restructuring Order (Summary Order) issued to JCP&L by the New Jersey Board of Public Utilities (NJBPU); and the gain on the sale of the GPU Power UK supply business of $6.8 million after-tax, or $0.05 per share.

      The $1.08 per share earnings decrease for 2000 versus 1999, excluding non-recurring items, was primarily due to the impact of electric utility restructuring in New Jersey and Pennsylvania; increased energy costs for Met-Ed and Penelec due to their need to purchase substantially all their energy requirements following the sales of their generating facilities in 1999, and the absence of deferred accounting treatment for these costs; and lower electric rates charged to customers in New Jersey. Partially offsetting the decrease was lower operation and maintenance (O&M) and depreciation expenses at the GPU Energy companies, and increased GPU Electric earnings primarily due to the acquisition of the remaining 50% ownership interest of GPU Power UK in July 1999.

      GPU's 1998 earnings of $360.1 million, or $2.83 per share included a non-recurring charge of $65.8 million after-tax, or $0.52 per share, as a result of the PaPUC's Restructuring Orders. Excluding the impact of this non-recurring item, GPU's 1998 earnings would have been $425.9 million, or $3.35 per share.

      The $0.51 per share earnings increase for 1999 versus 1998, excluding non-recurring items, was due to increased earnings from the GPU Energy companies primarily as a result of higher sales to other utilities, lower O&M expenses and lower depreciation expenses. Also contributing to the increase was higher profits from operations at GPU Power UK. Partially offsetting these increases were lower generation sales to customers by the GPU Energy companies as a result of some customers choosing alternate suppliers; and the absence of gains realized in 1998 on the sale of GPU Electric's interest in Solaris Power and the sale of AllGas Energy stock.

OPERATING REVENUES:
-------------------

      Operating revenues increased $439.1 million to $5.2 billion in 2000, and increased $508.3 million to $4.8 billion in 1999. The components of the changes are as follows:

                                              Change (in millions)
                                       -----------------------------------
                                       2000 vs. 1999        1999 vs. 1998
                                       -------------        --------------
GPU Energy companies:
  Kilowatt-hour (KWH) revenues            $(382.4)            $(570.8)
  Energy and restructuring-related
    Revenues (NJ)                           242.0               220.2
  Obligation to refund revenues             115.0               (58.6)
  Competitive transition charge
    (CTC) revenues (PA)                       0.5               138.7
  Other revenues                             (7.3)               12.7
                                            -----               -----
    Total GPU Energy companies              (32.2)             (257.8)
GPU Electric                                 58.0               683.5
GPU Power and GPUI                           (4.3)               18.6
GPU AR                                      (24.3)               73.7
GPU Telcom                                    4.2                (9.7)
MYR                                         437.7                  -
                                            -----               -----
    Total increase                        $ 439.1             $ 508.3
                                            =====               =====

GPU Energy companies

Kilowatt-hour revenues
----------------------

2000 vs. 1999
      The decrease was due to lower sales to other utilities in 2000 of approximately $50 million, as a result of GPU Energy having additional power available in 1999 due to the delay in the divestiture of its generating assets; and lower rates charged to JCP&L's customers and an increase in the number of customers choosing alternate electricity suppliers in New Jersey, resulting in a decrease in revenues of approximately $132 million. In addition, certain JCP&L revenues related to stranded cost recovery of approximately $212 million, that were previously included in KWH revenues, are now included in energy and restructuring-related revenues, effective August 1, 1999.

1999 vs. 1998
      The decrease was primarily due to lower generation-related revenues of approximately $430 million as a result of some Pennsylvania customers choosing other electricity suppliers, and a decrease of approximately $325 million in nonutility generation (NUG) revenues for Met-Ed and Penelec (which did not have an impact on earnings since NUG-related revenues are now being collected through the CTC effective January 1, 1999). Partially offsetting these decreases were increased sales to other utilities of approximately $160 million, the absence of an earnings cap adjustment (since JCP&L was not in an over earnings position in 1999) which reduced JCP&L's 1998 revenues, and higher weather-related sales.

Energy and restructuring-related revenues (JCP&L only)
------------------------------------------------------

2000 vs. 1999
      Changes in energy and restructuring-related revenues do not affect earnings as they are offset by corresponding changes in expense. The increase was primarily due to the inclusion of certain revenues, effective August 1, 1999, for the recovery of stranded costs due to restructuring in New Jersey. In addition, JCP&L changed its estimate for unbilled revenue, which resulted in the recording of additional revenues of approximately $25 million in 1999, partially offsetting the increase in the current year.

1999 vs. 1998
      The increase was primarily due to a change in the estimate for unbilled revenue and the inclusion of revenues, effective August 1, 1999, for the recovery of stranded costs due to restructuring in New Jersey.

Obligation to refund revenues
-----------------------------

2000 vs. 1999
      The increase was due to the absence this year of a reduction in operating revenues of $115 million, recorded in 1999, as a result of the NJBPU's Summary Order issued to JCP&L. The Summary Order requires JCP&L to refund customers 5% from rates in effect as of April 30, 1997.

1999 vs. 1998
      The decrease was primarily due to the NJBPU's Summary Order discussed above. Partially offsetting the effect of the decrease was the absence of rate reductions from operating revenues of $56.4 million, recorded in 1998, as a result of PaPUC Restructuring Orders for Met-Ed and Penelec.

Competitive transition charge (CTC) revenues (Met-Ed and Penelec only)
----------------------------------------------------------------------

2000 vs. 1999 and 1999 vs. 1998
      CTC revenues represent Pennsylvania stranded cost recoveries permitted by the PaPUC in accordance with Met-Ed's and Penelec's final Restructuring Orders effective January 1, 1999. Changes in CTC revenues generally do not affect earnings as they are offset by corresponding changes in expense.

Other revenues
--------------

2000 vs. 1999
      The decrease was due to decreased transmission revenues as a result of less load served by alternative suppliers in Pennsylvania.

1999 vs. 1998
      The increase was due primarily to increased transmission revenues at Met-Ed and Penelec as a result of customer shopping in Pennsylvania.

GPU Electric

2000 vs. 1999
      The increase in revenues was primarily due to the inclusion of a full year of revenues from: GPU Power UK (GPU acquired the remaining 50% ownership interest in July 1999), approximately $90 million; Emdersa (acquired in March
1999), approximately $45 million; and GPU GasNet (acquired in June 1999), approximately $25 million. Offsetting these increases was a reduction in revenues at GPU PowerNet due to its sale in June 2000.

1999 vs. 1998
      The increase in revenues was primarily due to the inclusion of revenues from GPU Power UK, following the acquisition of the remaining 50% ownership interest in 1999, approximately $505 million; and the inclusion of Emdersa, approximately $135 million, and GPU GasNet, approximately $30 million, following their acquisitions in 1999.

GPU Power and GPUI

1999 vs. 1998
      The increase was primarily due to an increase in energy and capacity revenues at Empresa Guaracachi, GPU's 50% owned subsidiary in Bolivia, $2.4 million, and the full year effect of consolidating Onondaga Cogen, L.P. (Onondaga), $11 million.

GPU AR

2000 vs. 1999
      The decrease was due to GPU AR having fewer customers as compared to last year.

1999 vs. 1998
      The increase was primarily due to an increase in electricity sales to customers who chose GPU AR as their electric energy supplier as part of retail customer choice in Pennsylvania.

MYR

2000 vs. 1999
      The increase was due to the inclusion of revenues from MYR following its acquisition by GPU, Inc. in the second quarter 2000.

OPERATING INCOME:
-----------------

      Operating income decreased $224.2 million to $784.6 million in 2000, and increased $112.8 million to $1.01 billion in 1999. The components of the changes are as follows:

                                              Change (in millions)
                                       ----------------------------------
                                       2000 vs. 1999        1999 vs. 1998
                                       -------------        -------------
GPU Energy companies                      $ (89.4)             $(26.8)
GPU Electric                               (276.5)              143.9
GPU Power and GPUI                           (1.4)               11.5
GPU AR                                        3.7                (3.6)
GPU Telcom                                   (1.7)               (3.4)
MYR                                          17.6                  -
GPU, Inc.                                   123.5                (8.8)
                                           ------               -----
    Total increase/(decrease)             $(224.2)             $112.8
                                          =======              ======

GPU Energy companies

2000 vs. 1999
      The decrease was primarily due to lower revenues as discussed above (see Operating Revenues section for additional information) and higher energy costs for Met-Ed and Penelec due to increased electricity purchases (approximately $343 million) following the sale of their generating assets. JCP&L defers for future collection its energy costs in excess of amounts in rates. Also contributing to the decrease was higher bad debt expenses in 2000, approximately $40 million; and a charge of $13 million in 2000 for increased costs associated with decommissioning the Saxton Nuclear Experimental facility. Partially offsetting this decrease was: lower 2000 O&M expenses resulting from a non-recurring credit to expense of $66.1 million due to the impact of the PaPUC's Phase II Order received by Met-Ed and Penelec (for additional information, see Note 6, Accounting for Extraordinary and Non-recurring Items, to the Consolidated Financial Statements); a reduction in expense of approximately $14 million for the receipt of additional cash distributions in 2000, compared to 1999, related to Oyster Creek property insurance; a reduction in operating expenses associated with the operation of generating stations due to the sale of essentially all GPU Energy's generating assets in 1999 (this was more than offset by increased purchased power expenses, as discussed above), approximately $330 million; and lower depreciation expense due to the 1999 sales of generating assets, approximately $75 million.

1999 vs. 1998
      The decrease was due to lower revenues as discussed above. Also contributing to the decrease was a pre-tax reserve of $25 million for Met-Ed and Penelec related to the regulatory uncertainty of the full recoverability of stranded costs in Phase II of the Pennsylvania restructuring proceedings. Partially offsetting this decrease was lower O&M expenses primarily due to the sale of Penelec's interest in the Homer City Station (Homer City), lower depreciation expense due to the effect of the impairment write-down of the Oyster Creek nuclear generating station and Three Mile Island Unit 1 (TMI-1) nuclear generating facility in 1999 and 1998, respectively; and the sale of Homer City.

GPU Electric

2000 vs. 1999
      The decrease was due to the pre-tax loss of $372 million in 2000 on the sale of GPU PowerNet. Partially offsetting this decrease was increased operating income at GPU Power UK due primarily to the acquisition of the remaining 50% ownership interest in 1999, and the inclusion of Emdersa and GPU GasNet following their acquisitions. Prior to its purchase of the remaining 50% ownership interest, GPU accounted for its investment in GPU Power UK under the equity method and included its share of GPU Power UK's income in Equity in undistributed earnings of affiliates, net on the Consolidated Statements of Income. Further offsetting the decrease was a credit to income of $15.9 million pre-tax resulting from a reduction in the estimated liability of certain long-term purchase obligations under natural gas supply contracts entered into by GPU Power UK; and a pre-tax gain of $4.5 million realized on closed out forward exchange contracts.

1999 vs. 1998
      The increase was due primarily to the consolidation of GPU Power UK following the acquisition of the remaining 50% ownership in 1999, and the inclusion of Emdersa and GPU GasNet following their acquisitions in 1999.

GPU Power and GPUI

1999 vs. 1998
      The increase was primarily due to higher revenues as discussed above, and the full year effect of consolidating the Onondaga cogeneration project.

GPU AR

2000 vs. 1999
      The decrease in operating loss resulted primarily from lower electricity purchases due to GPU AR having fewer customers to supply energy, as compared to last year, partially offset by lower revenues as discussed above.

1999 vs. 1998
      The decrease was primarily due to increased prices for power purchases due to the hot summer of 1999, partially offset by higher revenues as discussed above.

MYR

2000 vs. 1999
      The increase was due to the inclusion of MYR following its acquisition by GPU, Inc. in the second quarter 2000.

GPU, Inc.

2000 vs. 1999
      The increase was primarily due to the $133 million pre-tax gain on the sale of GPUI in 2000. Partially offsetting the increase was merger-related costs of approximately $12 million associated with the pending merger of GPU and FirstEnergy Corp. (FirstEnergy).

1999 vs. 1998
      The  decrease  was  primarily   due  to  higher   expenses  for  corporate
activities.

OTHER INCOME AND DEDUCTIONS:
----------------------------

      Other income and deductions increased $3 million to $178.8 million in 2000, and increased $54.5 million to $175.8 million in 1999. The components of the changes are as follows:

                                              Change (in millions)
                                       -----------------------------------
                                       2000 vs. 1999        1999 vs. 1998
                                       -------------        -------------

GPU Energy companies                       $(24.4)             $ 78.9
GPU Electric                                 (7.0)              (25.6)
GPU Power and GPUI                           35.0                 0.4
GPU AR                                        0.7                 0.1
GPU Telcom                                   (2.9)               (0.1)
MYR                                           0.9                  -
GPU, Inc.                                     0.7                 0.8
                                           ------              ------
    Total increase                         $  3.0              $ 54.5
                                           ======              ======

GPU Energy companies

2000 vs. 1999
      The decrease was due to the absence in 2000 of net non-recurring gains, related to Met-Ed's and Penelec's wholesale operations, of $61.3 million pre-tax, recognized as a result of the sale of substantially all the GPU Energy companies' electric generating stations. Partially offsetting the decrease was higher interest income of approximately $12 million; and the reversal of an estimated 1999 tax penalty of $10 million.

1999 vs. 1998
      The increase was primarily due to the recognition of the net non-recurring gains of $61.3 million pre-tax as discussed above. Also contributing to the increase was the absence of a charge for start-up payments for the establishment of an environmental fund for Met-Ed and Penelec; and the absence of a charge to terminate a contract with one of Met-Ed's wholesale customers, both in 1998.

GPU Electric

2000 vs. 1999
      The decrease was due primarily to the consolidation of GPU Power UK following the acquisition of the remaining 50% ownership interest in 1999. Prior to that, the GPU Power UK investment was accounted for under the equity method and GPU's share of GPU Power UK's income was included in Equity in undistributed earnings of affiliates, net on the Consolidated Statements of Income. Partially offsetting this was income from GPU Power UK's investments in independent power projects accounted for under the equity and cost methods, amounting to approximately $29 million in 2000.

1999 vs. 1998
      The decrease was primarily due to a pre-tax loss of $8.5 million for the write-down, to market value, of the investment in certain marketable securities due to GPU Electric's pending sale of this investment; and the absence of a pre-tax gain of $45 million realized in 1998 from the sale of Solaris Power. Offsetting the decrease was the pre-tax gain on the sale of the GPU Power UK supply business of $10.5 million and increased earnings from GPU Power UK's operations prior to the acquisition from Cinergy Corp. of the remaining 50%.

GPU Power and GPUI

2000 vs. 1999
      The increase was primarily due to the recognition in 2000 of a non-recurring $42.8 million pre-tax net gain related to a restructured power supply agreement between a GPU independent power project and NIMO. For additional information, see Note 6, Accounting for Extraordinary and Non-recurring Items, to the Consolidated Financial Statements.

1999 vs. 1998
      In 1999, GPUI sold its interests in two cogeneration projects and its shares of NIMO stock (that it received as part of the 1998 master restructuring agreement for the Onondaga cogeneration project) for a total pre-tax gain of $12 million. Offsetting this increase was the recording of an impairment of $6.5 million, in 1999, related to the investment in the Lake cogeneration project and the absence of a pre-tax gain from the 1998 sale of a 50% interest in the Mid-Georgia cogeneration project of $9.1 million, which is offset by $2.5 million of deferred revenues recognized in income in 1999.

INTEREST CHARGES AND PREFERRED DIVIDENDS:
-----------------------------------------

      Interest charges and preferred dividends increased $67.8 million to $550.3 million in 2000, and increased $93.3 million to $482.5 million in 1999. The components of the changes are as follows:

                                              Change (in millions)
                                       -----------------------------------
                                       2000 vs. 1999        1999 vs. 1998
                                       -------------        -------------

GPU Energy companies                      $ (6.9)              $(21.1)
GPU Electric                                57.1                114.6
GPU Power and GPUI                           2.2                  1.5
GPU Telcom                                    -                    -
MYR                                          7.3                   -
GPU, Inc.                                    8.1                 (1.7)
                                          ------               ------
    Total increase                        $ 67.8               $ 93.3
                                          ======               ======
GPU Energy companies

2000 vs. 1999
      The decrease was primarily due to the following: in 2000, JCP&L redeemed $16.7 million stated value cumulative preferred stock pursuant to mandatory and optional sinking fund provisions; Penelec redeemed $25 million of long-term debt; JCP&L and Met-Ed redeemed $40 million and $50 million, respectively, of first mortgage bonds (FMBs); and in 1999, Met-Ed and Penelec redeemed all their company-obligated mandatorily redeemable preferred securities and cumulative preferred stock; and Penelec redeemed $600 million of FMBs. Partially offsetting these decreases were increased interest expense associated with Penelec's issuance of $350 million of senior notes in 1999, the issuance of $118 million of senior notes in 2000; and the issuance of $100 million each of company-obligated trust preferred securities by Met-Ed and Penelec in 1999.

1999 vs. 1998
      The decrease was primarily due to the following: in 1999 Met-Ed and Penelec redeemed all their company-obligated mandatorily redeemable preferred securities and cumulative preferred stock (the redemption of preferred stock resulted in losses of $0.5 million and $0.7 million, respectively, for Met-Ed and Penelec); and Penelec redeemed $600 million of FMBs. Also in 1999, JCP&L redeemed $30 million of cumulative preferred stock (which resulted in a loss of $0.8 million). Partially offsetting these decreases was increased interest expense associated with Penelec's issuance of $350 million of senior notes in 1999.

GPU Electric

2000 vs. 1999
      The increase was primarily due to higher debt levels from the 1999 acquisitions of GPU Power UK (the remaining 50% ownership interest), Emdersa and GPU GasNet, which resulted in additional interest expense of approximately $120 million, offset by lower interest expense due to the sale of GPU PowerNet.

1999 vs. 1998
      The increase was primarily due to higher debt levels from the 1999 acquisitions of Emdersa, GPU GasNet and GPU Power UK (the remaining 50% ownership interest), which resulted in additional interest expense of approximately $90 million.

MYR

2000 vs. 1999
      The increase was due to the inclusion of MYR following its acquisition by GPU, Inc. in the second quarter 2000.

GPU, Inc.

2000 vs. 1999
      The increase was due to higher average debt levels in 2000 due to the issuance of $300 million of debentures, and the acquisition of MYR, which was partially financed with short-term debt.

EXTRAORDINARY ITEM:
-------------------

1999 vs. 1998
      The  1998   extraordinary  loss  was  due  to  the  impact  of  the  PaPUC
Restructuring Orders received by Met-Ed and Penelec.


                   PENDING MERGER OF FIRSTENERGY CORP. AND GPU
                   -------------------------------------------

      On August 8, 2000, GPU, Inc. entered into an agreement to merge with FirstEnergy, an Ohio corporation, headquartered in Akron, Ohio. Under the merger agreement, FirstEnergy would acquire all of the outstanding shares of GPU's common stock for approximately $4.5 billion in cash and FirstEnergy common stock.

      The merger has been approved by the Boards of Directors and stockholders of GPU, Inc. and FirstEnergy and is expected to close promptly after all of the conditions to the consummation of the merger (including the receipt of all necessary regulatory approvals, provided that such approvals will not impose terms and conditions that would reasonably be expected to result in a "material adverse effect," as defined in the merger agreement, on the combined company, and there being no "material adverse effect" on either GPU or FirstEnergy since June 30, 2000 or March 31, 2000, respectively), are fulfilled or waived. Relevant factors would include the nature of any order issued by the regulatory authorities, the financial and business conditions of each company, and whether, and the extent by which, any developments relate to general economic conditions. In testimony before the PaPUC, FirstEnergy stated that FirstEnergy will carefully review the PaPUC's action with respect to GPU's requested provider of last resort (PLR) relief on the financial condition of GPU to determine whether the consequences would have a "material adverse effect" on GPU or the combined company. The receipt of all necessary regulatory approvals is expected to take approximately nine to twelve months from the date of the merger agreement. There can be no assurance as to the outcome of these matters.


                          INVESTMENTS IN FUCOs AND EWGs
                          -----------------------------

      GPU, Inc. has Securities and Exchange Commission (SEC) authorization to finance investments in foreign utility companies (FUCOs) and exempt wholesale generators (EWGs) up to an aggregate amount equal to 100% of GPU's average consolidated retained earnings, or approximately $2.4 billion as of December 31, 2000. At December 31, 2000, GPU, Inc. has remaining authorization to finance approximately $680 million of additional investments in FUCOs and EWGs. GPU, Inc.'s investments in FUCOs and EWGs are made through GPU Electric and GPU Power.


                                  GPU ELECTRIC
                                  ------------

      GPU Electric owns electric distribution and gas transmission businesses in England, Australia and Argentina. In June 2000, GPU Electric sold its electric transmission business in Australia and, as a result, recorded a pre-tax loss in the quarter ended June 30, 2000 of $372 million ($295 million after-tax, or $2.43 per share), including a $94 million foreign currency loss. During the fourth quarter 2000, there was a change in the estimated tax benefits, which reduced GPU's after-tax loss on the sale to $276.6 million, or $2.28 per share. Through its ownership in GPU Power UK, GPU Electric also has investments in operating generating facilities located in foreign countries totaling 4,201 megawatts (MW) (of which GPU Electric's equity interest represents 1,119 MW) of capacity. At December 31, 2000, GPU, Inc.'s aggregate investment in GPU Electric was $881 million. GPU, Inc. has also guaranteed up to an additional $899 million of outstanding GPU Electric obligations.


                                    GPU POWER
                                    ---------

      GPU Power has ownership interests in four operating generating facilities located in foreign countries totaling 1,229 MW (of which GPU Power's equity interest represents 424 MW) of capacity. At December 31, 2000, GPU, Inc.'s aggregate investment in GPU Power was $139 million. GPU, Inc. has also guaranteed up to an additional $21.3 million of GPU Power obligations.


                                   GPU TELCOM
                                   ----------

      GPU Telcom is a telecommunications infrastructure development and management company and wholesale telecommunications provider with operations primarily in the Mid-Atlantic region of the US. Its customers consist of telecommunications end-use service providers including: interexchange carriers; competitive local exchange carriers; competitive access providers and multiple system operators; commercial and industrial companies (private networks) and governmental agencies; cable television and telephone companies; and internet service providers. At December 31, 2000, GPU, Inc.'s aggregate investment in GPU Telcom was $67 million.

      For a discussion of GPU Telcom's participation in certain recent joint ventures, see the GPU Business Plan section of Competitive Environment and Rate Matters.


                                    MYR GROUP
                                    ---------

      In April 2000, GPU, Inc. acquired MYR for approximately $217.5 million. MYR, a suburban Chicago-based infrastructure construction services company, provides a complete range of power line and commercial/industrial electrical construction services for electric utilities, telecommunications providers, commercial and industrial facilities and government agencies across the US.

MYR also builds cellular towers for the wireless communications market. At December 31, 2000, GPU, Inc.'s aggregate investment in MYR was $237 million.


                        MARKET RISK SENSITIVE INSTRUMENTS
                        ---------------------------------

      GPU uses various market risk sensitive instruments primarily to manage the risk of price, interest rate and foreign currency fluctuations. None of these instruments are held for trading purposes.

Price Fluctuations
------------------

      The GPU Energy companies use New York Mercantile Exchange (NYMEX) futures and Over-the-Counter (OTC) forward contracts and options on forward contracts to manage the risk of fluctuations in the market price of electricity and capacity. The GPU Energy companies also manage the natural gas requirements of certain NUG facilities that generate and sell energy to JCP&L under long-term contracts.

Interest Rate Fluctuations
--------------------------

      Penelec and GPU Electric (through GPU GasNet and GPU Power UK) use interest rate swap agreements to manage the risk of increases in variable interest rates. All of the agreements effectively convert variable rate debt to fixed rate debt. The following summarizes the principal characteristics of the swap agreements in effect as of December 31, 2000:

                                  (in thousands)
                                                                               Fixed        Variable
                  Notional       Fair      Termination    Pay/Receive          Interest    Interest Rate
                  Amount        Value(a)      Date       Characteristic        Rate        at  12/31/00
                 --------     ----------    --------     --------------        ------      -------------
Penelec         $  25,000     $    (385)    04/11/02     fixed/variable         7.12%           6.95%
                $  25,000     $    (550)    10/11/02     fixed/variable         7.19%           7.00%
                 --------      --------
                $  50,000     $    (935)
                 ========      ========
GPU GasNet     A$ 300,000    A$    (878)    06/03/02     fixed/variable         5.90%           6.31%
               A$ 225,000    A$  (4,274)    06/02/06     fixed/variable         6.33%           6.31%
                 --------     ---------
               A$ 525,000    A$  (5,152)
                 ========     =========

GPU Power UK   BP  65,000   BP     (660)    09/11/03     fixed/variable         5.98%           5.99%
               BP  60,000   BP     (661)    09/11/03     fixed/variable         6.02%           5.99%
                 --------      --------
               BP 125,000   BP   (1,321)
                 ========     =========

BP - Represents British pound.

Exchange rates at December 31, 2000 were as follows: A$1.7999/US$ and BP0.6694/US$.

(a)Represents the amount Penelec and GPU Electric would (pay)/receive to terminate the swap agreements as of December 31, 2000 (prior to their scheduled termination dates).

      The amount of debt obligations covered by swap agreements and the expected variable interest rates of such debt, for each of the next five years, are as follows:



(in thousands)               Penelec                  GPU GasNet                  GPU Power UK
                     -------------------------------------------------------------------------------------
                                  Expected                      Expected                        Expected
                     Average      Variable      Average         Variable        Average         Variable
                       Debt       Interest       Debt           Interest         Debt           Interest
Year                  Covered      Rates        Covered          Rates          Covered          Rates
----------------------------------------------------------------------------------------------------------
2001                $ 50,000      5.67%         A$525,000       5.37-6.31%      BP125,000       5.63-5.99%
2002                $ 26,597      5.61-5.86%    A$375,000       5.42-5.83%      BP125,000       5.58-5.61%
2003                    -           -           A$225,000       5.83-6.00%      BP 93,750       5.61-5.66%
2004                    -           -           A$225,000       6.00-6.04%            -                -
2005                    -           -           A$225,000       6.04-6.09%            -                -

      The expected variable interest rates included above, for the years 2001 through 2005, were provided by the financial institutions with which the swap agreements were executed, and were derived from their proprietary models based upon recognized financial principles.

      At December 31, 2000, these agreements covered approximately $528 million of debt and are scheduled to expire on various dates through June 2006. For the year ended December 31, 2000, fixed rate interest expense exceeded variable rate interest by approximately $0.3 million.

Foreign Currency Fluctuations
-----------------------------

      GPU Electric uses currency swap agreements to manage currency risk caused by fluctuations in the US dollar exchange rate related to bonds issued in the US by Avon Energy Partners Holdings (Avon), which owns GPU Power UK. These swap agreements effectively convert principal and interest payments on this US dollar debt to fixed sterling principal and interest payments, and expire on the maturity dates of the bonds. Interest expense is recorded based on the fixed sterling interest rate. The following summarizes the characteristics of the currency swap agreements as of December 31, 2000:

                                     (in thousands)
                                               Fixed      Fixed
Currency     USD     Sterling                 Sterling     USD        USD
  Swap     Notional  Notional   Termination   Interest   Interest    Fair
  Type      Value     Value        Date         Rate       Rate      Value(a)
--------   --------  ---------  -----------   --------   --------   ----------

   $/BP    $350,000  BP212,122   12/11/02       7.66%      6.73%    $27,255
   $/BP    $100,000  BP 60,606   12/11/07       7.75%      7.05%    $ 9,596
   $/BP    $150,000  BP 90,909   12/11/07       7.70%      7.05%    $ 5,122
   $/BP    $250,000  BP153,374   03/04/08       6.94%      6.46%    $11,974

(a) Represents the amount GPU Electric would (pay)/receive to terminate the swap agreements as of December 31, 2000 (prior to their scheduled termination dates).

Interest expense for the year ended December 31, 2000 would have been BP37.8 million (US $57.3 million) had these agreements not been in place as compared to actual interest expense of BP38.6 million (US $58.4 million).


                         LIQUIDITY AND CAPITAL RESOURCES
                         -------------------------------

      The California electricity market was deregulated in 1998. In recent months, certain aspects of that state's restructuring plan have created instability and price volatility in the electricity market, negatively affecting the California electric utilities. These utilities have defaulted on various contractual and financial obligations and have experienced rapid deterioration of their credit quality. Reaction of the financial markets, which did not anticipate the rapid deterioration of the California utilities' financial condition, has included a careful review of overall credit exposure to the electric utility industry.

      Furthermore, Met-Ed's and Penelec's energy cost exposure related to their PLR obligation in Pennsylvania (see Competitive Environment and Rate Matters section) has negatively affected Met-Ed's and Penelec's earnings. Consequently, the amount of new financing capacity available to GPU, Inc. or its subsidiaries may be less than it had previously been. While the GPU companies do not expect to require significant levels of new borrowings in 2001, certain existing credit facilities are due for renewal or refinancing during 2001. At December 31, 2000, these credit facilities include: $465 million available to GPU, Inc. and the GPU Energy companies under a $250 million revolving credit agreement and various committed bank lines of credit; $1 billion under GPU Capital, Inc.'s (GPU Capital) senior revolving credit agreement; $180 million under GPU Australia Holdings, Inc.'s (GPU Australia Holdings) senior revolving credit agreement; and $366 million under EI UK Holdings, Inc.'s two year term loan agreement.

      Renewal or refinancing of these facilities will likely require GPU's acceptance of higher pricing and/or more restrictive terms and conditions. If renewal or refinancing of the existing credit facilities is limited or cannot be achieved, GPU will be required to reduce capital spending and other discretionary cash uses, including the amount and timing of future common stock dividends. Moreover, the failure to obtain PLR relief will likely result in a further increase in capital costs, more restrictive terms and conditions and reduced access to capital markets.

      In addition, primarily as a result of these conditions (the companies' PLR exposure and the negative publicity surrounding the California utilities), in early 2001 Met-Ed and Penelec began experiencing difficulty in selling their commercial paper with maturities longer than overnight. Under normal circumstances, they issue commercial paper having maturities of up to 30 days or longer, if desired. As a result, Met-Ed and Penelec have temporarily withdrawn from the commercial paper market, and instead have resorted to borrowing against their various bank lines of credit.

      There can be no assurance as to the outcome of these matters.

Capital Expenditures and Investments
------------------------------------

      GPU's actual capital expenditures for the years 1996 through 2000, and its estimated capital spending for 2001, are as follows:

                                          (in millions)
                                 2001*  2000  1999   1998   1997  1996
                                 -----  ----  ----   ----   ----  ----

       GPU Energy companies      $371   $280  $289   $327   $356  $404
       GPU Electric               200    213   138     59      2     -
       GPU Power and GPUI           -      8    32     81    112    58
       GPU Telcom                  90     66     2      1      -     -
       MYR                          6      4     -      -      -     -
                                 ----   ----  ----   ----   ----  ----
           Total                 $667   $571  $461   $468   $470  $462
                                 ====   ====  ====   ====   ====  ====

       * Estimate.

GPU Energy companies

      The GPU Energy companies' capital spending was $280 million in 2000, and was used primarily to expand and improve existing transmission and distribution (T&D) facilities and for new customer connections. In 2001, capital expenditures for the GPU Energy companies are estimated to be $371 million, primarily for ongoing T&D system development. Management estimates that a substantial portion of the GPU Energy companies' 2001 capital spending will be satisfied through internally generated funds.

GPU Electric

      GPU Electric's capital spending was $213 million in 2000, and was used primarily to make improvements to GPU PowerNet's (prior to its sale in June
2000), Emdersa's and GPU Power UK's transmission and distribution network. For 2001, GPU Electric's capital expenditures are estimated to be $200 million, and management expects that a substantial portion of this amount will be satisfied through internally generated funds.

GPU Telcom

      GPU  Telcom's  capital  spending  was $66  million  in 2000,  and was used primarily to make investments in telecommunications infrastructure and businesses. In 2001, GPU Telcom's capital expenditures are estimated to be $90 million, which management expects will be funded by capital contributions from GPU, Inc. and internally generated funds.

Financing
---------

GPU, Inc.

      In January 1999, the GPU, Inc. Board of Directors authorized the repurchase of up to $350 million of GPU, Inc. common stock. Through December 31, 2000, 9.2 million shares of common stock, or approximately 8% of the outstanding shares, have been repurchased under the program, at an average price of $32.43 per share. GPU, Inc. has no plans to make further common stock repurchases at this time.

      In December 2000, GPU, Inc. issued and sold $300 million of unsecured debentures, the net proceeds from which were used to repay debt at GPU, Inc., GPU Capital, Inc. and GPU Electric.

      GPU has various credit facilities in place, the most significant of which are discussed below. These credit facilities generally provide GPU bank loans at negotiated market rates.

      GPU, Inc. and the GPU Energy companies have available $465 million of short-term borrowing facilities, which include a $250 million revolving credit agreement and various bank lines of credit. In addition, GPU, Inc., JCP&L, Met-Ed and Penelec can issue commercial paper in amounts of up to $100 million, $150 million, $75 million and $100 million, respectively. From these sources, GPU, Inc. has regulatory authority to have $250 million outstanding at any one time. JCP&L, Met-Ed and Penelec are limited by their charters or SEC authorization to $266 million, $150 million and $150 million, respectively, of short-term debt outstanding at any one time. As of December 31, 2000, GPU, Inc. and the GPU Energy companies had $113 million and $132 million, respectively, of short-term debt outstanding.

GPU Energy companies

      JCP&L, Met-Ed and Penelec have regulatory approval to issue senior notes through December 31, 2002 in the amounts of $300 million, $150 million and $157 million, respectively. JCP&L and Met-Ed intend to issue secured senior notes (collateralized by FMBs issued to the senior note trustee) until such time as more than 80% of the outstanding FMBs are held by the senior note trustee. At that time, the FMBs will be cancelled and the outstanding senior notes will become unsecured obligations. Penelec's senior notes are unsecured.

      Expenditures for maturing long-term debt are expected to total $40 million in 2001, and $130 million in 2002. Current plans call for each of the GPU Energy companies to issue senior notes during the next three years to fund the redemption of maturing senior securities, refinance outstanding senior securities and finance construction activities. Following their initial issuance of senior notes, the GPU Energy companies would not issue any additional FMBs other than as collateral for the senior notes. The senior note indentures prohibit (subject to certain exceptions) the GPU Energy companies from issuing any debt which is senior to the senior notes.

      JCP&L's and Met-Ed's bond indentures include provisions that limit the amount of FMBs the companies may issue. JCP&L's and Met-Ed's interest coverage ratios are currently in excess of indenture restrictions. In addition, JCP&L's certificate of incorporation includes provisions that limit the amount of preferred stock it may issue. JCP&L's preferred dividend coverage ratio is currently in excess of this charter restriction.

      In August 1999, JCP&L filed a petition with the NJBPU requesting authorization to issue transition bonds to securitize the recovery of bondable stranded costs attributable to the projected net investment in Oyster Creek at September 1, 2000. The petition also requests that the NJBPU order provide for the imposition and collection of a usage-based non-bypassable transition bond charge (TBC) and for the transfer of the bondable transition property relating to the TBC to another entity. In August 2000, Oyster Creek was sold to AmerGen Energy Company LLC (AmerGen), a joint venture of PECO Energy and British Energy. JCP&L has amended its petition to include securitization of the up-front decommissioning payment it has agreed to make under the Oyster Creek sale agreement.

      In 2000, Penelec issued four tranches, totaling $118 million, of variable and fixed rate senior notes. Two of these tranches, totaling $50 million of variable rate senior notes, were converted to fixed rate obligations through interest rate swap agreements.

      In 2000, JCP&L and Met-Ed redeemed $40 million and $50 million, respectively, of maturing FMBs; and Penelec redeemed $25 million of senior notes. Also in 2000, JCP&L redeemed $21.7 million stated value of cumulative preferred stock pursuant to mandatory and optional sinking fund provisions.

GPU Electric

      In 2000, GPU GasNet refinanced A$451 million (US $250 million) of its A$747 million (two tranches totaling US $415 million) of bank debt utilizing A$250 million (US $139 million) of proceeds from a new commercial paper program; A$150 million (US $83 million) of proceeds from a new medium term note program; and A$51 million (US $28 million) of proceeds from the issuance of additional commercial paper by GPU Australia Holdings. At December 31, 2000, the following GPU GasNet debt was outstanding and included in Long-term debt on the Consolidated Balance Sheet: A$250 million (US $139 million) of commercial paper; A$211 million (US $117 million) of bank debt; and A$150 million (US $83 million) of medium term notes. In addition, GPU GasNet has established a A$750 million (US $417 million) revolving credit facility, which serves as backstop for the GPU GasNet commercial paper and medium term note programs. No borrowings were outstanding under this facility at December 31, 2000.

      GPU Capital has a $1 billion 364-day senior revolving credit agreement due in November 2001 supporting the issuance of commercial paper for its $1 billion commercial paper program, which has been established to fund GPU, Inc. and GPU Electric acquisitions. GPU, Inc. has guaranteed GPU Capital's obligations under this program. At December 31, 2000, $633 million was outstanding under this commercial paper program and included in Notes payable on the Consolidated Balance Sheet. In early 2001, GPU Capital refinanced the majority of this outstanding commercial paper through its standby revolving credit agreement.

      GPU Electric has a $150 million credit facility due in May 2002 to accommodate short-term borrowing needs. The facility is guaranteed by GPU, Inc. and there were no outstanding borrowings as of December 31, 2000.

      GPU Australia Holdings has $180 million available under its senior revolving credit facility, which expires in November 2001. This facility is guaranteed by GPU, Inc. In 2000, GPU Australia Holdings borrowed $176 million under this facility, which is included in Notes payable on the Consolidated Balance Sheet at December 31, 2000, to repay all outstanding obligations under its $180 million commercial paper program.

      The above-mentioned GPU Australia Holdings commercial paper program is supported by GPU, Inc. credit facilities and GPU, Inc. has guaranteed all obligations under this program. No borrowings were outstanding at December 31, 2000.

      EI UK Holdings, Inc. has a BP245 million (US $366 million) credit facility, a portion of which is guaranteed by GPU, Inc. At December 31, 2000, the entire amount of this facility was outstanding and included in Securities due within one year on the Consolidated Balance Sheet.

      GPU Power UK maintains a BP150 million (US $224 million) revolving credit facility with six banks for working capital purposes, which expires at various dates through June 2005. At December 31, 2000, there was BP60 million (US $90
                                       19
million) outstanding under this facility, which is included in Notes payable on the Consolidated Balance Sheet.

      In addition, GPU Power UK maintains an ongoing BP75 million (US $112 million) bank facility for working capital purposes. Outstanding borrowings are collateralized by portions of trade accounts receivable. At December 31, 2000, BP75 million (US $112 million) was outstanding under this facility, which is included in Notes payable on the Consolidated Balance Sheet.

      Expenditures for maturing long-term debt are expected to total $912 million in 2001 and $437 million in 2002.

GPU Power

      In 2000, expenditures for maturing long-term debt were $7 million, and are expected to total $7 million in each of 2001 and 2002. Management anticipates meeting these obligations through internally generated funds.

MYR Group

      MYR maintains a $50 million revolving credit facility, which expires in November 2003, of which up to $10 million is available for the issuance of standby letters of credit. As of December 31, 2000, $36 million was outstanding under this facility and included in Notes payable on the Consolidated Balance Sheet.

Capitalization
--------------

      Each of the GPU companies' target capitalization ratios is designed to provide credit quality ratings that permit capital market access at reasonable costs. The target capitalization ratios vary by subsidiary depending upon their business and financial risk. GPU's actual capitalization ratios at December 31 for the years indicated were as follows:

                                                 2000     1999    1998
                                                 ----     ----    ----
Common equity                                     33%      30%     40%
Preferred securities                               4        4       6
Debt                                              63       66      54
                                                  --       --      --
     Total                                       100%     100%    100%
                                                 ===      ===     ===

      The increase in the debt ratio in 1999 resulted mainly from GPU Electric's acquisition of three FUCOs, including the remaining 50% of GPU Power UK that GPU did not already own.

      In 2000, the quarterly dividend on GPU, Inc.'s common stock was increased by 2.8% to an annualized rate of $2.18 per share. GPU, Inc.'s dividend payout rate in 2000 was 79% of earnings (excluding the non-recurring items).

      Based on December 31, 2000 financial statements, JCP&L, Met-Ed and Penelec had retained earnings available to pay common stock dividends of $793 million, $67 million and $33 million, respectively, net of amounts restricted under each companies' respective FMB indentures.

                                GPU BUSINESS PLAN
                                -----------------

      With the goal of improving customer service and service reliability, the GPU Energy companies have committed to making additional investments in their transmission and distribution business. In addition, in 2000 the GPU Energy companies reorganized the structure of their operational divisions to enhance customer service throughout their service territory. In January 2001, the GPU Energy companies announced that they were offering Voluntary Enhanced Retirement Programs (VERP) to certain bargaining unit employees in Pennsylvania. Approximately 240 employees are eligible for the VERP. If all of the eligible employees accept the offer, a pre-tax charge of approximately $23 million would be recorded in 2001 earnings for the cost of pension and other postretirement benefits, exclusive of any severance benefits that would be paid to those employees.

      In October 1999, GPU also initiated a program to enhance shareholder value through planned cost reductions of $100 million and through the sale of non-core and under-performing assets. A significant portion of these planned cost reductions were achieved in 2000, and the remaining reductions will be implemented during 2001. Furthermore, GPU believes the sales of GPU PowerNet and GPUI advance its plan to enhance shareholder value by reducing its ownership in non-core and under-performing assets.

      In March 2000, GPU announced its participation in America's Fiber Network LLC (AFN), of which GPU anticipates owning 25%. AFN is a high-speed fiber optics company with a network of more than 7,000 route miles, or 140,000 fiber miles, connecting major markets in the eastern US to secondary markets with a growing need for broadband access. GPU anticipates investing cash, as well as existing and new fiber routes and electronic equipment, in AFN through GPU Telcom. As of December 31, 2000, GPU Telcom had invested $5.3 million in AFN.

      In April 2000, GPU announced the formation of Telergy Mid-Atlantic (TMA), a joint venture between GPU Telcom and Telergy, Inc. TMA combines established telecommunications services and marketing expertise with utilities' existing fiber networks. TMA's initial target market includes New Jersey and Pennsylvania, with future expansions planned for contiguous regions currently served by the network of GPU Telcom. TMA plans to offer telecommunications service, and ultimately electricity, marketing them jointly to businesses, hospitals and educational institutions, among others. As of December 31, 2000, GPU Telcom had acquired $20 million of Telergy, Inc. convertible preferred securities.


                     COMPETITIVE ENVIRONMENT AND RATE MATTERS
                     ----------------------------------------

Recent Regulatory Actions
-------------------------

      With the transition to a competitive marketplace for generation service in New Jersey and Pennsylvania, certain generation-related costs, which generally would be recoverable in a regulated environment, may no longer be recoverable. These costs are generally referred to as stranded costs.

New Jersey Restructuring

      In 1999, the NJBPU issued a Summary Order with respect to JCP&L's rate unbundling, stranded cost and restructuring filings. JCP&L is awaiting a final NJBPU order. The Summary Order provides for, among other things, full recovery of what otherwise would have become stranded costs, as well as customer choice of electric generation supplier beginning August 1, 1999 and rate reductions for all consumers. In addition, the NJBPU issued separate Orders approving the sales of JCP&L's generating assets; however, the NJBPU deferred making a final determination of the net proceeds and stranded costs related to the generating asset divestitures until an Internal Revenue Service (IRS) ruling regarding the treatment of associated federal income tax benefits is received.

      In August 1999, JCP&L filed a petition with the NJBPU requesting authorization to issue transition bonds to securitize the recovery of bondable stranded costs attributable to the projected net investment in Oyster Creek at September 1, 2000. (For additional information, see Financing section of Liquidity and Capital Resources.) There can be no assurance as to the extent, if any, that the NJBPU will allow JCP&L to securitize these stranded costs.

Pennsylvania Restructuring

      In 1998, the PaPUC issued amended Restructuring Orders approving Settlement Agreements entered into by Met-Ed and Penelec which, among other things, provide for customer choice of electric generation supplier beginning January 1, 1999 and a one-year (1999) reduction in retail distribution rates for all consumers. The Orders also provide for recovery of a substantial portion of what otherwise would have become stranded costs, subject to Phase II proceedings following the completion of Met-Ed's and Penelec's generating asset divestitures, to make a final determination of the extent of that stranded cost recovery. In 2000, Met-Ed and Penelec submitted Phase II Reports to the PaPUC supporting their actual net divestiture proceeds and providing a reconciliation of stranded costs pursuant to the 1998 Restructuring Orders.

      On December 20, 2000, the PaPUC issued a Phase II Order which disallows $28 million of the requested $304 million of additional stranded costs above those amounts granted in the 1998 Orders. Met-Ed and Penelec had anticipated a disallowance of a portion of stranded costs, and established a $25 million reserve in 1999. In addition, as a result of the Phase II Order, Met-Ed and Penelec recognized pre-tax income of $66 million due primarily to pension curtailment gains associated with employees terminated as a result of the sale of generating facilities in 1999, and the reversal of certain liabilities and changes in estimates and assumptions related to Met-Ed's leasehold interest in the Merrill Creek Reservoir project. The Phase II Order also deferred a decision on Met-Ed's requested increase in rates, beginning in 2006, for recovery of Met-Ed's generation-related stranded costs. In addition, the Order requires Met-Ed and Penelec to seek an IRS ruling regarding the return of certain unamortized investment tax credits and excess deferred income tax benefits to ratepayers. For further information, see Note 6, Accounting for Extraordinary and Non-Recurring Items, to the Consolidated Financial Statements.

GPU Energy Supply Plan
----------------------

      As a result of the NJBPU's and the PaPUC's Restructuring Orders, the GPU Energy companies are required to supply electricity to customers who do not choose an alternate supplier. In 1999, the GPU Energy companies completed the sales of TMI-1 and substantially all their fossil-fuel and hydroelectric generating stations, and in 2000, JCP&L sold Oyster Creek. (For additional information regarding the sales of the GPU Energy companies' generating facilities, see Note 6, Accounting for Extraordinary and Non-Recurring Items, to the Consolidated Financial Statements.) As a result, the GPU Energy companies now have to supply electricity to non-shopping customers almost entirely from contracted and open market purchases, as discussed below. (For additional information regarding the increased risks associated with supplying that electricity, see GPU Supply Market Risk section.)

Generation Agreements

      The GPU Energy companies have 285 MW of generation capacity and related energy remaining to meet customer needs. The GPU Energy companies also have power purchase agreements with NUGs totaling 1,600 MW and contracts with other parties to provide varying amounts of capacity through May 31, 2004. These capacity amounts from third parties vary from a monthly high of approximately 1,740 MW in 2001 to 500 MW in May 2004. Based on the exercise of call options, JCP&L may take the energy associated with up to 150 MW of this capacity through May 2003. The GPU Energy companies have also purchased all of the capacity and energy from the TMI-1 and Oyster Creek nuclear generating stations (which they sold to AmerGen) through December 31, 2001 and through March 31, 2003, respectively. In addition, the GPU Energy companies have the right to the capacity of the Homer City Station (in which Penelec sold its 50% interest to a subsidiary of Edison Mission Energy) (942 MW) through May 31, 2001 and the right to the capacity of the generating stations sold in 1999 (3,970 MW) through May 31, 2002. The GPU Energy companies' remaining capacity and energy needs will be met by short- to intermediate-term commitments (one month to three years). Any residual needs will be purchased from the short-term market (one hour to one month).

      Pursuant to the mandates of the Public Utility Regulatory Policies Act and state regulatory directives, the GPU Energy companies were required to enter into power purchase agreements with NUGs for the purchase of energy and capacity for terms of up to 20 years. The NJBPU Summary Order provides JCP&L full recovery of its NUG costs (including above-market NUG costs and certain buyout costs); and the PaPUC Restructuring Orders provide Met-Ed and Penelec full recovery of their above-market NUG costs and certain NUG buyout costs. The GPU Energy companies have recorded, on a present value basis, a total liability of $3.3 billion on the Consolidated Balance Sheets for above-market NUG costs. These amounts are offset by corresponding regulatory assets. The GPU Energy companies are continuing efforts to reduce the above-market costs of these agreements; however, there can be no assurance as to the extent to which these efforts will be successful.

      In 1999, Penelec deposited a portion of the proceeds from its generation asset sale into a NUG Trust, which has a balance at December 31, 2000 of $191 million. To the extent Penelec incurs above-market NUG costs in excess of the CTC revenues allocated for such costs, Penelec may withdraw amounts from the trust.

Basic Generation Service Provider

      JCP&L is required to provide basic generation services (BGS) to retail customers who choose to remain with JCP&L as generation customers for a three-year period ending July 31, 2002. Thereafter, BGS service will be bid out at BGS rates, which are pre-determined through July 31, 2003. The specific details of the BGS bidding process will be the subject of a future NJBPU proceeding. Under its Summary Order, JCP&L is permitted to defer for future recovery the amount by which its reasonable and prudently incurred costs associated with providing BGS to non-shopping customers exceed amounts currently reflected in its rates for BGS.

Provider of Last Resort

      Under the 1998 PaPUC Restructuring Orders, Met-Ed and Penelec customers have been permitted to shop for their generation supplier since January 1, 1999. The PaPUC approved a competitive bid process designed to assign PLR service to licensed generation suppliers, referred to as Competitive Default Service (CDS), for 20% of Met-Ed's and Penelec's retail customers on June 1, 2000, 40% on June 1, 2001, 60% on June 1, 2002 and 80% on June 1, 2003. Any retail customers assigned to CDS may return to Met-Ed and Penelec as the default PLR. Met-Ed and Penelec may meet any remaining PLR obligation at rates not less than the lowest rate charged by the winning CDS provider, but no higher than Met-Ed's and Penelec's rate cap.

      In February 2000, Met-Ed and Penelec announced that they had not received any bids in response to their offer to auction CDS service for up to 20% of their retail customers and, as a result, would be increasing their forward purchasing of electric power to accommodate these customers for whom they will now continue to be the default supplier. At the PaPUC's direction, Met-Ed and Penelec initiated a collaborative process in June 2000 with all interested parties from the 1998 Restructuring Orders, including the PaPUC, to address the companies' PLR risks. This process was concluded without resolution of the issues surrounding the companies' PLR risk.

      In 2000, the lack of bidders required Met-Ed and Penelec to supply 550 MW of electric power more than they had planned. In addition, customers requiring approximately 600 MW of power returned to Met-Ed and Penelec from their alternate suppliers for the peak Summer months. During that same period, market prices at which Met-Ed and Penelec were required to purchase electricity for their retail supply customers at times substantially exceeded the amounts Met-Ed and Penelec were allowed to charge for that electricity under their capped generation rates. This situation resulted in GPU's Pennsylvania supply business recording a loss for 2000 of approximately $28 million after-tax, or $0.22 per share.

      Under the terms of their restructuring settlements, Met-Ed and Penelec are required to seek alternative providers through a CDS bidding process for a portion of their customers again in 2001. Should the 2001 CDS bidding process be successful, then up to 40% of Met-Ed's and Penelec's customers would be served by third party energy providers starting on June 1, 2001. However, if the bidding process is not successful and wholesale energy prices remain high, and Met-Ed and Penelec are not granted state regulatory relief, the companies expect substantial earnings losses to continue, as well as a reduction of cash flow. Based on their current projection of returning customers to whom they must supply electricity under their PLR obligations, Met-Ed and Penelec presently estimate approximately 800 MW of additional load will return to them by June 1, 2001. If this projection proves to be correct, Met-Ed and Penelec estimate that the cost of providing energy to Pennsylvania customers, including the returning 800 MW of load, could result in GPU's Pennsylvania supply business recording a loss for 2001 of approximately $120 million after-tax, or $1 per share, based on the companies' current assessment of market energy prices. Met-Ed and Penelec also estimate that if all their shopping customers were to return by June 1, 2001, their supply business losses could be up to approximately $150 million after-tax, or $1.25 per share.

      Given this situation, on November 29, 2000, Met-Ed and Penelec filed a petition with the PaPUC seeking permission to defer for future recovery their energy costs in excess of established generation rate caps. Various parties to the proceeding filed motions to dismiss the petition. On January 19, 2001, Met-Ed and Penelec made a further request that they be permitted to implement their proposed deferral mechanism pending the PaPUC's final action on their petition. On January 24, 2001, the PaPUC denied, without prejudice, the motions to dismiss Met-Ed's and Penelec's petition and recommended that the companies provide support for a rate cap exception based on the criteria in the Customer Choice and Competition Act. In addition, the PaPUC consolidated the petition with the GPU/FirstEnergy merger proceeding for consideration and resolution in accord with the merger procedural schedule, which establishes a May 2001 date for a PaPUC order in both cases. In February 2001, Met-Ed and Penelec filed a supplement to their petition and supporting testimony which they believe establish that the PaPUC should grant them exceptions to their rate caps. In addition, Met-Ed and Penelec stated that as an alternative to the deferral mechanism they previously proposed, the circumstances would warrant an immediate increase in their present rate caps. There can be no assurance regarding the degree, if any, to which Met-Ed and Penelec may be able to recover their costs to supply electricity in excess of amounts currently reflected in their capped rates.

GPU Energy Supply Market Risk
-----------------------------

      With the divestiture of essentially all their generating plants, the GPU Energy companies are in a net short position (load in excess of supply). Consequently, the GPU Energy companies must manage their purchase and sale of installed capacity and ancillary services to minimize business risk associated with their reliability obligation in PJM. Supply/risk management transactions will be made based on the objective of decreasing price uncertainty. The GPU Energy companies will enter into supply/hedging market arrangements for hedging purposes only.

Electricity

      The GPU Energy companies are generally at risk of rising prices for electricity and electricity-related products and services. These risks may differ during some months of the year. To manage these risks, the GPU Energy companies employ a portfolio approach which primarily consists of two party forward purchases and options, but may also include NYMEX PJM electricity futures and similar instruments, as they become widely available. This portfolio includes transactions of various durations ranging from one hour to greater than one year.

      The GPU Energy companies' electricity market risks can be price-related, volume-related or cost recovery-related as follows:

- Price-related risk refers to the price exposure associated with having to purchase amounts of electricity, installed capacity and ancillary services for load requirements from the PJM interchange spot market. To the extent the GPU Energy companies must rely on the PJM pool to satisfy load requirements, financial exposure exists for the difference between the PJM energy and installed capacity spot market prices and the fixed rates paid by customers.

- Volume-related risk refers to the uncertainty associated with the amount of load the GPU Energy companies are required to serve. Deregulation of the electric utility industry has resulted in the ability of customers to purchase electricity from other electric suppliers. This customer shopping, combined with weather changes, which affect customer energy usage, can affect the GPU Energy companies' position.

- Cost recovery-related risk refers to the financial risk associated with the potential prudency audits of the NJBPU that are part of JCP&L's deferred energy and capacity cost recovery mechanism (Market Transition Charge). Cost recovery-related risk also refers to the prudency risk associated with future NUG cost recovery under the Restructuring Orders approved by the PaPUC and the NJBPU which require continued mitigation of above-market NUG costs.

Natural Gas

      GPU Energy purchases natural gas for JCP&L's Forked River generating facility. In addition, as part of its NUG cost mitigation program, GPU Energy also manages the natural gas requirements of certain NUGs that produce and sell energy to JCP&L under long-term contracts. Prudently incurred costs associated with natural gas commodity and transportation are included in JCP&L's BGS costs to be recovered through BGS charges and the Market Transition Charge.

      GPU Energy employs a portfolio approach consisting of two party forward purchases and NYMEX natural gas futures contracts. GPU Energy is exposed to price-related, volume-related and cost recovery-related market risks for its natural gas purchases, similar to those electricity market risks previously described.

Allegheny Complaint
-------------------

      In 2000, Allegheny Electric Cooperative (AEC), a wholesale customer, filed a complaint with the Federal Energy Regulatory Commission (FERC) against Penelec claiming, among other things, that Penelec should not be permitted to charge AEC increased purchased power costs which Penelec has incurred following Penelec's divestiture of its generating plants.

      On January 5, 2001, Penelec and AEC entered into a settlement agreement, which is subject to approval by FERC and the Rural Utilities Service. Under the agreement, Penelec would no longer be obligated to supply energy to AEC under its existing wheeling and power supply contract, effective March 2001. In addition, in February 2001 Penelec paid AEC $16 million, subject to refund in the event the agreement is not approved or AEC defaults on certain of its obligations in the agreement.

                              ENVIRONMENTAL MATTERS
                              ---------------------

      As a result of existing and proposed legislation and regulations, and ongoing legal proceedings dealing with environmental matters including, but not limited to, air and water quality, global warming, electromagnetic fields, and storage and disposal of hazardous and/or toxic wastes, GPU may be required to incur substantial additional costs to construct new facilities; modify or replace existing and proposed equipment; or remediate, decommission or clean up waste disposal and other sites currently or formerly used by it, including formerly owned manufactured gas plants (MGP), coal mine refuse piles and generation facilities.

      GPU records environmental liabilities (on an undiscounted basis) where it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated, and adjusts these liabilities as required to reflect changes in circumstances. At December 31, 2000, the GPU Energy companies have liabilities recorded on their balance sheets for environmental remediation totaling $66 million.


                      LEGAL MATTERS - TMI-2 ACCIDENT CLAIMS
                      -------------------------------------

      As a result of the 1979 Three Mile Island Unit 2 (TMI-2) accident, individual claims for alleged personal injury (including claims for punitive damages), which are material in amount, were asserted against GPU, Inc. and the GPU Energy companies. Approximately 2,100 of such claims were filed in the US District Court for the Middle District of Pennsylvania. Some of the claims also seek recovery for injuries from alleged emissions of radioactivity before and after the accident.

      In 1996, the District Court granted a motion for summary judgment filed by GPU, Inc. and the GPU Energy companies, and dismissed the ten initial "test cases" which had been selected for a test case trial, as well as all of the remaining 2,100 pending claims. The Court ruled that there was no evidence which created a genuine issue of material fact warranting submission of plaintiffs' claims to a jury. The plaintiffs appealed the District Court's ruling to the Court of Appeals for the Third Circuit. In November 1999, the Third Circuit affirmed the District Court's dismissal of the ten "test cases," but set aside the dismissal of the additional pending claims, remanding them to the District Court for further proceedings. In remanding these claims, the Third Circuit held that the District Court had erred in extending its summary judgment decision to the other plaintiffs and imposing on these plaintiffs the District Court's finding that radiation exposures below 10 rems were too speculative to establish a causal link to cancer. The Court of Appeals stated that the non-test case plaintiffs should be permitted to present their own individual evidence that exposure to radiation from the accident caused their cancers. In June 2000, the US Supreme Court denied petitions for review filed by GPU, Inc., the GPU Energy companies and the plaintiffs.

      In September 2000, the defendants filed a Motion for Summary Judgment in the District Court. Meanwhile, the plaintiffs have taken an interlocutory appeal to the Third Circuit seeking review of the District Court's determination that the remaining plaintiffs should be allowed to advance causation theories based only on the admissible evidence of record at the close of discovery in the case.

      Oral arguments on the plaintiffs' appeal were held in January 2001. There can be no assurance as to the outcome of this litigation.

      GPU, Inc. and the GPU Energy companies believe that any liability to which they might be subject by reason of the TMI-2 accident will not exceed their financial protection under the Price-Anderson Act.


                               ACCOUNTING MATTERS
                               ------------------

      Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation," applies to regulated utilities that have the ability to recover their costs through rates established by regulators and charged to customers. In June 1997, the Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) (Issue 97-4) concluded that utilities are no longer subject to FAS 71, for the relevant portion of their business, when they know details of their individual transition plans to a competitive electric generation marketplace. The EITF also concluded that utilities can continue to carry previously recorded regulated assets, as well as any newly established regulated assets (including those related to generation), on their balance sheets if regulators have assured a regulated cash flow stream to recover the cost of these assets.

      On May 24, 1999, the NJBPU issued a Summary Order regarding JCP&L's unbundling, stranded cost and restructuring filings which essentially deregulated the electric generation portion of JCP&L's business. Accordingly, in the second quarter of 1999, JCP&L discontinued the application of FAS 71 and adopted the provisions of Statement of Financial Accounting Standards No. 101 (FAS 101), "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71" and EITF Issue 97-4 with respect to its electric generation operations. In 1998, Met-Ed and Penelec, in conjunction with receiving their Restructuring Orders, discontinued the application of FAS 71 and adopted the provisions of FAS 101 and EITF 97-4 for their generation operations. The transmission and distribution portion of the GPU Energy companies' operations continues to be subject to the provisions of FAS 71.

      Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by FAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" and FAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of FASB Statement No. 133" (collectively, FAS 133), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In general, FAS 133 requires that companies recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. FAS 133 (as amended) provides an exemption for certain contracts that qualify as normal purchases and sales. To qualify for this exclusion, certain criteria must be met, including that it must be probable that the contract will result in physical delivery. GPU adopted FAS 133 on January 1, 2001.

      GPU's use of derivative instruments is intended to manage the risk of fluctuations in commodity prices, interest rates and foreign currencies. GPU does not intend to hold or issue derivative instruments for trading purposes. GPU enters into fixed-price contracts for future purchases of electricity and natural gas with individual counterparties or through traded exchanges. The majority of these commodity contracts entered into by GPU are considered "normal purchases," as defined by FAS 133, and, therefore, are excluded from the statement's scope. Commodity contracts accounted for as derivatives under FAS 133 are designated as cash flow hedges of the underlying commodity purchases, to the extent they qualify for such treatment. FAS 133 requires that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedge be reported as a component of Other Comprehensive Income, net of tax. GPU also enters into third party energy option contracts. These derivative instruments are accounted for as cash flow hedges of the underlying commodity purchases, to the extent they are effective hedges. Upon adoption of this statement at January 1, 2001, the impact of FAS 133 as it relates to forward, futures and option contracts was immaterial to GPU's earnings or financial position.

      To hedge against high transmission rates along certain routes during periods of high congestion, GPU enters into fixed transmission rights (FTRs) agreements. Upon adoption of FAS 133 at January 1, 2001, the impact of this statement as it relates to FTRs was immaterial to GPU's earnings or financial position.

      GPU uses various types of interest rate swaps to convert floating-rate loans to fixed rates. These instruments are accounted for as cash flow hedges, to the extent they are effective hedges. Upon adoption of this statement on January 1, 2001, derivative liabilities of approximately $7 million were recognized on the Consolidated Balance Sheet, with an offset, net of tax, of $5 million to Accumulated other comprehensive income and a $2 million charge to income.

      GPU uses currency swap agreements to manage currency risk caused by fluctuations in the US dollar exchange rate related to debt issued in the US by Avon Energy Partners Holdings. These instruments will be accounted for as cash flow hedges, to the extent they are effective hedges. Upon adoption of FAS 133 on January 1, 2001, derivative assets of approximately $54 million were recognized on the Consolidated Balance Sheet, with an offset, net of tax, to Accumulated other comprehensive income.

GPU, Inc. and Subsidiary Companies

STATEMENT OF MANAGEMENT

      The management of GPU, Inc. (GPU or the Company) is responsible for the information and representations contained in the consolidated financial statements and other sections of this annual report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management makes informed judgments and estimates of the expected effects of events and transactions that are currently being reported.

      To fulfill its responsibilities for the reliability of the consolidated financial statements, management has established and maintains a system of internal control. This system provides for appropriate division of responsibilities and written policies and procedures. These policies and procedures, which include a Code of Business Conduct Policy to foster a strong ethical climate, are updated as necessary and communicated to employees throughout the GPU companies as deemed appropriate. Management continually monitors the system of internal control for compliance.

      GPU maintains an internal auditing program that independently assesses the effectiveness of the internal control system and reports findings and recommends possible improvements to management and the Audit Committee of the Board of Directors. In addition, as part of its audit of GPU's consolidated financial statements, PricewaterhouseCoopers LLP, the Company's independent accountants, considers the internal control structure in determining the nature, timing, and extent of audit procedures to be applied. Management has considered the internal auditors' and PricewaterhouseCoopers' recommendations concerning the system of internal control and has taken actions that it believed to be cost-effective under the circumstances to respond appropriately to these recommendations. While there are inherent limitations in the effectiveness of any system of internal control, management believes that, as of December 31, 2000, the Company's system of internal control provides reasonable assurance as to the integrity and reliability of the consolidated financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting.

      The Audit Committee, which consists solely of outside directors of the Company, assists the Board of Directors in fulfilling the Board's fiduciary responsibilities to the extent that such responsibilities relate to the accounting policies, procedures and controls, auditing and the quality and integrity of the financial reporting of GPU and its subsidiaries. The Audit Committee meets with management and internal auditors at least four times a year to review the discharge by each of their responsibilities. For a portion of each meeting, the Audit Committee meets individually with the independent accountants and with the internal auditors, without management present, to discuss internal control, auditing and financial reporting matters.


                                /s/ Fred D. Hafer
                                ------------------------
                                 Fred D. Hafer
                                 Chief Executive Officer

 /s/ Bruce L. Levy                              /s/ Peter E. Maricondo
----------------------                         ----------------------------
Bruce L. Levy                                  Peter E. Maricondo
Chief Financial Officer                        Principal Accounting Officer

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of GPU, Inc.:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, retained earnings and cash flows present fairly, in all material respects, the financial position of GPU, Inc. and Subsidiary Companies at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



 /s/ PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 31, 2001



GPU, Inc. and Subsidiary Companies

CONSOLIDATED BALANCE SHEETS
                                                                     (in thousands)
December 31,                                                   2000                1999
------------------------------------------------------------------------------------------

ASSETS
Utility Plant:
  Utility plant in service                                 $10,138,233         $11,766,446
  Accumulated depreciation                                  (3,246,175)         (3,929,963)
                                                           -----------         -----------
      Net utility plant in service (Note 1)                  6,892,058           7,836,483
  Construction work in progress                                153,417             170,317
  Other, net                                                    16,572              18,128
                                                           -----------         -----------
      Net utility plant                                      7,062,047           8,024,928
                                                           -----------         -----------

Other Property and Investments:
  Goodwill, net (Note 1)                                     1,986,449           2,615,301
  Nuclear decommissioning trusts, at market (Note 12)          367,805             636,284
  Nuclear fuel disposal trust, at market                       126,336             119,293
  Other, net                                                   765,783             923,171
                                                           -----------         -----------
      Total other property and investments                   3,246,373           4,294,049
                                                           -----------         -----------

Current Assets:
  Cash and temporary cash investments                          392,004             471,548
  Marketable securities                                         17,114              26,946
  Special deposits                                             126,149              42,687
  Accounts receivable:
    Customers, less provision for doubtful accounts
      of $92,714 for 2000 and $59,403 for 1999                 540,166             445,745
    Other                                                      162,048             185,968
  Unbilled revenues (Note 1)                                   221,810             152,263
  Cost and estimated earnings in excess of
    billings on uncompleted contracts (Note 1)                  29,377                -
  Materials and supplies, at average cost or less               79,679             101,255
  Deferred income taxes (Note 8)                                33,857              72,249
  Prepayments                                                  154,775             141,352
                                                           -----------         -----------

      Total current assets                                   1,756,979           1,640,013
                                                           -----------         -----------

Deferred Debits and Other Assets:
  Regulatory assets, net (Notes 1 & 12)                      5,033,004           4,716,246
  Deferred income taxes (Note 8)                             1,732,537           2,528,393
  Other                                                        431,521             494,203
                                                           -----------         -----------
      Total deferred debits and other assets                 7,197,062           7,738,842
                                                           -----------         -----------



      Total Assets                                         $19,262,461         $21,697,832
                                                           ===========         ===========




The accompanying notes are an integral part of the consolidated financial statements.


GPU, Inc. and Subsidiary Companies

CONSOLIDATED BALANCE SHEETS
                                                                   (in thousands)
December 31,                                                   2000               1999
-------------------------------------------------------------------------------------------

LIABILITIES AND CAPITALIZATION
Capitalization:
  Common stock                                             $   331,958            $331,958
  Capital surplus                                            1,014,326           1,011,721
  Retained earnings                                          2,395,384           2,426,350
  Accumulated other comprehensive income/(loss)                (62,624)             (6,341)
                                                           -----------         -----------
      Total                                                  3,679,044           3,763,688
  Reacquired common stock, at cost                            (357,994)           (298,735)
                                                           -----------         -----------
      Total common stockholders' equity (Note 5)             3,321,050           3,464,953
  Cumulative preferred stock: (Note 4)
    With mandatory redemption                                   51,500              73,167
    Without mandatory redemption                                12,649              12,649
  Subsidiary-obligated mandatorily redeemable
    preferred securities (Note 4)                              125,000             125,000
  Subsidiary-obligated trust preferred securities (Note 4)     200,000             200,000
  Long-term debt (Note 3)                                    3,917,069           5,261,070
                                                           -----------         -----------
      Total capitalization                                   7,627,268           9,136,839
                                                           -----------         -----------

Current Liabilities:
  Securities due within one year (Notes 3 & 4)                 992,090             581,147
  Notes payable (Note 2)                                     1,480,667           1,761,395
  Bank overdraft (Note 1)                                      276,456             224,585
  Obligations under capital leases (Note 11)                       485              48,165
  Accounts payable                                             481,712             468,825
  Billings in excess of cost and estimated
    earnings on uncompleted contracts (Note 1)                  21,315                   -
  Taxes accrued                                                 37,604             309,509
  Interest accrued                                              95,083              76,246
  Other                                                        447,154             732,110
                                                           -----------         -----------
      Total current liabilities                              3,832,566           4,201,982
                                                           -----------         -----------

Deferred Credits and Other Liabilities:
  Deferred income taxes (Note 8)                             3,093,826           3,563,078
  Unamortized investment tax credits                            44,344              61,364
  Three Mile Island Unit 2 future costs (Note 12)              514,922             496,944
  Power purchase contract loss liability (Note 12)           3,273,968           3,300,878
  Other                                                        875,567             936,747
                                                           -----------         -----------
      Total deferred credits and other liabilities           7,802,627           8,359,011
                                                           -----------         -----------



Commitments and Contingencies (Note 12)


      Total Liabilities and Capitalization                 $19,262,461         $21,697,832
                                                           ===========         ===========




The accompanying notes are an integral part of the consolidated financial statements.




GPU, Inc. and Subsidiary Companies

CONSOLIDATED STATEMENTS OF INCOME
                                                           (in thousands, except per share data)
For The Years Ended December 31,                            2000         1999              1998
--------------------------------------------------------------------------------------------------
Operating Revenues (Note 1)                              $5,196,256   $4,757,124        $4,248,792
                                                         ----------   ----------        ----------

Operating Expenses:
  Fuel                                                       62,630      304,621           407,105
  Power purchased and interchanged                        2,196,847    1,305,521         1,122,841
  Deferred costs, net (Note 1)                             (229,321)     (38,108)          (25,542)
  Other operation and maintenance (Note 9)                1,372,447    1,443,109         1,106,913
  Net loss on sale of businesses (Note 6)                   239,510          -                 -
  Depreciation and amortization (Note 1)                    548,259      542,939           522,094
  Taxes, other than income taxes (Note 9)                   221,237      190,212           219,302
                                                         ----------   ----------        ----------
       Total operating expenses                           4,411,609    3,748,294         3,352,713
                                                         ----------   ----------        ----------

Operating Income                                            784,647    1,008,830           896,079
                                                         ----------   ----------        ----------

Other Income and Deductions:
  Allowance for other funds used during construction            747          432               916
  Equity in undistributed earnings of affiliates, net        28,456       89,746            72,012
  Other income, net                                         149,635       85,616            48,366
                                                         ----------   ----------        ----------
       Total other income and deductions                    178,838      175,794           121,294
                                                         ----------   ----------        ----------

Income Before Interest Charges
  and Preferred Dividends                                   963,485    1,184,624         1,017,373
                                                         ----------   ----------        ----------

Interest Charges and Preferred Dividends:
  Long-term debt and notes payable                          510,826      432,368           345,172
  Subsidiary-obligated trust preferred securities            13,690        8,345               -
  Subsidiary-obligated mandatorily
   redeemable preferred securities                           10,700       24,627            28,888
  Other interest                                             10,655       10,048             8,277
  Allowance for borrowed funds used
   during construction                                       (2,506)      (3,897)           (4,348)
  Preferred stock dividends of subsidiaries,
   inclusive of $2,116 loss on 1999 reacquisitions            6,904       11,006            11,243
                                                         ----------   ----------        ----------
       Total interest charges and preferred dividends       550,269      482,497           389,232
                                                         ----------   ----------        ----------

Income Before Income Taxes and Minority Interest            413,216      702,127           628,141
  Income taxes (Note 8)                                     176,807      239,623           240,089
  Minority interest net income                                2,871        3,490             2,171
                                                         ----------   ----------        ----------

Income Before Extraordinary Item                            233,538      459,014           385,881
  Extraordinary item, net of income tax benefit of
   $16,300 (Note 6)                                             -            -             (25,755)
                                                         ----------   ----------        ----------
Net Income                                               $  233,538   $  459,014        $  360,126
                                                         ==========   ==========        ==========

Basic -   Earnings Per Average Common Share
           Before Extraordinary Item                     $     1.92   $     3.66        $     3.03
          Extraordinary Item                                    -            -               (0.20)
                                                         ----------   ----------        ----------
          Earnings Per Average Common Share              $     1.92   $     3.66        $     2.83
                                                          ==========   ==========        =========
          Average Common Shares Outstanding                 121,161      125,368           127,093
                                                          ==========   ==========        =========

Diluted - Earnings Per Average Common Share
           Before Extraordinary Item                     $     1.92   $     3.66        $     3.03
          Extraordinary Item                                    -            -               (0.20)
                                                         ----------   ----------         ---------
          Earnings Per Average Common Share              $     1.92   $     3.66        $     2.83
                                                          ==========   ==========        =========
          Average Common Shares Outstanding                 121,259      125,570           127,312
                                                         ==========   ==========        ==========

Cash Dividends Paid Per Share                            $    2.165   $    2.105        $    2.045
                                                         ==========   ==========        ==========

The accompanying notes are an integral part of the consolidated financial statements.


GPU, Inc. and Subsidiary Companies

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                    (in thousands)
For The Years Ended December 31,                            2000        1999        1998
-------------------------------------------------------------------------------------------


Net income                                                $233,538    $459,014    $360,126
                                                          --------    --------    --------
Other comprehensive income/(loss), net of tax: (Note 5)
  Net unrealized (loss)/gain on investments                (20,779)      5,838       8,987
  Foreign currency translation                             (31,884)     13,859      (9,461)
  Minimum pension liability                                 (3,620)      5,266      (1,534)
                                                          --------    --------    --------
     Total other comprehensive (loss)/income               (56,283)     24,963      (2,008)
                                                          --------    --------    --------
Comprehensive income                                      $177,255    $483,977    $358,118
                                                          ========    ========    ========


      The net unrealized loss on investments, reflected above for 2000, is due to the reclassification of previous unrealized gains totaling $31.8 million, from Accumulated other comprehensive income to Regulatory assets, net on the Consolidated Balance Sheets. See Nuclear Plant Retirement Costs section of Note 12, Commitments and Contingencies.








CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                    (in thousands)
For The Years Ended December 31,                           2000         1999      1998
------------------------------------------------------------------------------------------

Balance at beginning of year                            $2,426,350  $2,230,425  $2,140,712
  Net income                                               233,538     459,014     360,126
  Cash dividends declared on common stock                 (264,504)   (263,089)   (263,561)
  Other adjustments, net                                        -           -       (6,852)
                                                          --------    --------    --------
Balance at end of year                                  $2,395,384  $2,426,350  $2,230,425
                                                        ==========  ==========  ==========





The accompanying notes are an integral part of the consolidated financial statements.


GPU, Inc. and Subsidiary Companies

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                   (in thousands)
For The Years Ended December 31,                            2000          1999      1998
------------------------------------------------------------------------------------------

Operating Activities:
  Net income                                            $  233,538    $  459,014        $  360,126
  Extraordinary item (net of income tax
    benefit of $16,300)                                        -             -              25,755
                                                        ----------    ----------        ----------
  Income before extraordinary item                         233,538       459,014           385,881
  Adjustments to reconcile income to cash provided:
    Depreciation and amortization                          583,804       568,832           552,795
    Provision for doubtful accounts                         66,516        25,091            16,169
    Regulatory assets, net                                (189,968)      (20,123)          (65,959)
    Amortization of property under capital leases           11,472        47,584            49,913
    Gain on restructured supply agreement                  (42,781)          -                 -
    NJBPU / PaPUC restructuring rate orders                (66,130)      115,000            68,500
    Loss/(Gain) on sale of businesses / investments        232,059       (64,019)          (43,548)
    Equity in undistributed earnings of affiliates,
      net of distributions received                         14,036       (62,170)          (44,621)
    Deferred income taxes and investment tax
      credits, net                                         344,177      (717,768)         (165,860)
    Deferred costs, net                                   (229,321)      (37,841)          (24,482)
  Changes in working capital:
    Receivables                                           (235,654)     (109,373)           75,116
    Materials and supplies                                  13,381        81,297               704
    Special deposits and prepayments                       (16,772)       42,247           (18,514)
    Payables and accrued liabilities                      (168,781)      (22,972)          (18,645)
  Nonutility generation contract buyout costs               (5,660)      (94,034)          (54,018)
  Other, net                                                30,900       (59,513)           79,435
                                                        ----------    ----------        ----------
       Net cash provided by operating activities           574,816       151,252           792,866
                                                        ----------    ----------        ----------

Investing Activities:
  Acquisitions, net of cash acquired                      (220,243)   (1,670,739)              -
  Capital expenditures and investments                    (570,574)     (460,952)         (468,223)
  Proceeds from sale of businesses / investments         1,459,576     2,581,151           160,244
  Contributions to nonutility generation trusts                -        (266,701)              -
  Proceeds from nonutility generation trusts                75,991           -                 -
  Contributions to decommissioning trusts                 (139,184)     (168,657)          (51,039)
  Trust fund established for repayment of debt            (112,634)          -                 -
  Other, net                                                (4,142)       61,560           (37,876)
                                                        ----------    ----------        ----------
       Net cash provided/(required)
         by investing activities                           488,790        75,662          (396,894)
                                                        ----------    ----------        ----------

Financing Activities:
  Issuance of long-term debt                               491,587     1,787,094           749,724
  Retirement of long-term debt                          (1,086,086)   (1,883,850)       (1,036,110)
  Increase/(Decrease) in notes payable, net               (119,654)      882,352           (62,292)
  Issuance of subsidiary-obligated trust
    preferred securities                                       -         193,070               -
  Redemption of subsidiary-obligated mandatorily
    redeemable preferred securities                            -        (205,383)              -
  Redemption of preferred stock of subsidiaries            (21,667)      (60,944)          (15,000)
  Capital lease principal payments                         (48,515)      (51,040)          (50,663)
  Issuance of common stock                                     -             -             269,448
  Reacquisition of common stock                            (71,913)     (225,821)              -
  Dividends paid on common stock                          (262,965)     (264,448)         (258,058)
       Net cash provided/(required)                     ----------    ----------        ----------
         by financing activities                        (1,119,213)      171,030          (402,951)
                                                        ----------    ----------        ----------

Effect of exchange rate changes on cash                    (23,937)          849            (5,365)
                                                        ----------    ----------        ----------

Net increase/(decrease) in cash and temporary cash
  investments from above activities                        (79,544)      398,793           (12,344)
Cash and temporary cash investments, beginning of year     471,548        72,755            85,099
                                                        ----------    ----------        ----------
Cash and temporary cash investments, end of year        $  392,004    $  471,548        $   72,755
                                                        ==========    ==========        ==========

Supplemental Disclosure:
  Interest and preferred dividends paid                 $  548,989    $  459,496        $  370,303
                                                        ==========    ==========        ==========
  Income taxes paid                                     $   99,116    $  702,355        $  333,994
                                                        ==========    ==========        ==========
  New capital lease obligations incurred                $   41,580    $   37,662        $   37,793
                                                        ==========    ==========        ==========
 Common stock dividends declared but not paid          $   65,095    $   64,557        $   65,917
                                                        ==========    ==========        ==========

The accompanying notes are an integral part of the consolidated financial statements.

GPU, Inc. and Subsidiary Companies


                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      GPU, Inc. owns all the outstanding common stock of three domestic electric utilities -- Jersey Central Power & Light Company (JCP&L), Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec). These electric utilities are conducting business under the name GPU Energy and considered together are referred to as the "GPU Energy companies." GPU Capital, Inc. and GPU Electric, Inc. and their subsidiaries own, operate and fund the acquisition of electric distribution and gas transmission systems in foreign countries, and are referred to as "GPU Electric." GPU Electric's foreign utility companies include Midlands Electricity plc (conducting business as GPU Power UK); Empresa Distribuidora Electrica Regional S.A. (Emdersa); and GPU GasNet. GPU Power, Inc. and its subsidiaries (GPU Power) develop, own and operate generation facilities in foreign countries. Other subsidiaries of GPU, Inc. include GPU Advanced Resources, Inc. (GPU AR), which is involved in retail energy sales; GPU Telcom Services, Inc. (GPU Telcom), which is engaged in telecommunications-related businesses; MYR Group Inc. (MYR), which is a utility infrastructure construction services company; GPU Service, Inc. (GPUS), which provides legal, accounting, financial and other services to the GPU companies; GPU Diversified Holdings LLC; and GPU Nuclear, Inc. (GPUN). All of these companies considered together are referred to as "GPU."

      In 2000, GPU, Inc. sold GPU PowerNet, its Australian electric transmission company, to Singapore Power International (SPI). In addition, GPU, Inc. sold GPU International, Inc. (GPUI) to Aquila Energy Corporation (Aquila). This sale included GPUI's interests in six domestic electric generating plants, and one development stage project. For further information, see Note 6, Accounting for Extraordinary and Non-recurring Items.


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               SYSTEM OF ACCOUNTS
                               ------------------

      Certain reclassifications of prior years' data have been made to conform with the current presentation. The GPU Energy companies' accounting records are maintained in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (FERC) and adopted by the Pennsylvania Public Utility Commission (PaPUC) and the New Jersey Board of Public Utilities (NJBPU). GPU's accounting records also comply with the Securities and Exchange Commission's (SEC) rules and regulations.

                                  CONSOLIDATION
                                  -------------

      The GPU consolidated financial statements include the accounts of its wholly-owned subsidiaries and any affiliates in which it has a controlling financial interest (generally evidenced by a greater than 50% ownership interest). All significant intercompany transactions and accounts are eliminated in consolidation. GPU also uses the equity method of accounting for investments in affiliates in which it has the ability to exercise significant influence.

      GPU began accounting for GPU Power UK as a consolidated entity in the third quarter of 1999, following its acquisition of the remaining 50% ownership interest from Cinergy Corp. (Cinergy).

                              REGULATORY ACCOUNTING
                              ---------------------

      Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation," applies to regulated utilities that have the ability to recover their costs through rates established by regulators and charged to customers. The GPU Energy companies' transmission and distribution operations are currently accounted for under the provisions of FAS
71. In accordance with FAS 71, GPU has deferred certain costs pursuant to actions of the NJBPU and PaPUC and is recovering or expects to recover such costs in regulated rates charged to customers. Regulatory assets and liabilities are reflected net in the Deferred Debits and Other Assets section of the Consolidated Balance Sheets. For additional information about regulatory assets and liabilities, see Note 12, Commitments and Contingencies.

      With the receipt of the NJBPU Summary Restructuring Order (Summary Order) in 1999 and the PaPUC Restructuring Orders (Restructuring Orders) in 1998, GPU determined that the GPU Energy companies' electric generation operations no longer met the criteria for the continued application of FAS 71, and therefore adopted, for that portion of its business, the provisions of Statement of Financial Accounting Standards No. 101 (FAS 101), "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71" and Emerging Issues Task Force Issue 97-4 (EITF)(Issue 97-4), Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statement No. 71 "Accounting for the Effects of Certain Types of Regulation" and No. 101 "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71."

                              CURRENCY TRANSLATION
                              --------------------

      In accordance with Statement of Financial Accounting Standards No. 52 (FAS
52), "Foreign Currency Translation," balance sheet accounts of foreign operations are translated from foreign currencies into US dollars at year-end rates, while income statement accounts are translated at the average month-end exchange rates for the relevant period. The resulting translation adjustments are included in Accumulated other comprehensive income/(loss), net of deferred taxes, on the Consolidated Balance Sheets. Gains and losses resulting from foreign currency transactions are included in Net Income.

                                    REVENUES
                                    --------

      GPU recognizes operating revenues for services rendered to the end of the relevant accounting period. Therefore, the electric operating revenues of GPU Electric and the GPU Energy companies include an estimate for unbilled revenues.

      MYR recognizes revenue on construction contracts using the percentage-of-completion accounting method determined in each case by the ratio of cost incurred to date on the contract (excluding uninstalled direct materials) to management's estimate of the contract's total cost. Contract cost includes all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as supplies, tool repairs and depreciation. MYR charges selling, general and administrative costs, including indirect costs associated with maintaining district offices, to expense as incurred.

      Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses are determined. Changes in estimated revenues and costs are recognized in the periods in which such estimates are revised. Significant claims are included in revenue in accordance with industry practice.

      The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents amounts billed in excess of revenues recognized.

             CLASSIFICATION OF CURRENT ASSETS AND CURRENT LIABILITIES
             --------------------------------------------------------

      The length of MYR's contracts vary, with some larger contracts exceeding one year. In accordance with industry practice, MYR includes in current assets and current liabilities amounts realizable and payable under contracts which may extend beyond one year.

                                 DEFERRED COSTS
                                 --------------

      JCP&L recovers its prudently incurred generation-related costs, including nonutility generation (NUG) costs, through a Basic Generation Service (BGS) charge and a Market Transition Charge (MTC), and defers any differences between actual costs and amounts recovered from customers through rates. Met-Ed and Penelec use deferred accounting for the above-market portion of NUG costs which are collected through the Competitive Transition Charge (CTC).

      On November 29, 2000, Met-Ed and Penelec filed a petition with the PaPUC seeking recovery of their power purchase costs in excess of established rate caps. Currently, Met-Ed and Penelec do not have authority to defer these costs for future recovery. The PaPUC consolidated this petition for consideration with the GPU/FirstEnergy Corp. (FirstEnergy) merger proceeding, which establishes a May 2001 date for a PaPUC order in both cases, based on the current merger procedural schedule.

                                  UTILITY PLANT
                                  -------------

      Prior to the sale of the Oyster Creek Nuclear Generation Station (Oyster Creek) in 2000, the plant was written down to its sale price of $10 million. All other utility plant, including the GPU Energy companies' remaining generation plants, and additions are valued at cost. The assets of acquired companies are carried at their fair value as of the acquisition date, less accumulated depreciation.

                                  DEPRECIATION
                                  ------------

      GPU generally provides for depreciation at annual rates determined and revised periodically, on the basis of studies, to be sufficient to depreciate the original cost of depreciable property over estimated remaining service lives, which are generally longer than those employed for tax purposes. These rates, on an aggregate composite basis, resulted in annual rates of 3.16%, 2.96% and 3.43% for the years 2000, 1999 and 1998, respectively. GPU GasNet uses the volumetric depreciation method to amortize the cost of its gas pipeline.

                              AMORTIZATION POLICIES
                              ---------------------

Accounting for TMI-2 and Forked River Investments:
--------------------------------------------------

      At December 31, 2000, $55 million is included in Regulatory assets, net on the Consolidated Balance Sheets for JCP&L's investment in Three Mile Island Unit 2 (TMI-2). JCP&L is collecting annual revenues for the amortization of TMI-2 of $9.6 million. This level of revenue will be sufficient to recover the remaining investment by 2008. Met-Ed and Penelec have collected all of their TMI-2 investment attributable to retail customers. At December 31, 2000, $48 million is included in Regulatory assets, net on the Consolidated Balance Sheets for JCP&L's Forked River project. JCP&L is collecting annual revenues for the amortization of this project of $11.2 million, which will be sufficient to recover its remaining investment by 2006. Because JCP&L has not been provided revenues for a return on the unamortized balances of the damaged TMI-2 facility and the cancelled Forked River project, these investments are being carried at their discounted present values.

Nuclear Fuel:
-------------

      Prior to the sale of Three Mile Island Unit 1 (TMI-1) in 1999 and Oyster Creek in 2000, the GPU Energy companies amortized nuclear fuel on a unit-of-production basis and rates were determined and periodically revised to amortize the cost of the fuel over its useful life.

      At December 31, 2000 and 1999, the liability of the GPU Energy companies for future contributions to the Federal Decontamination and Decommissioning Fund for the cleanup of uranium enrichment plants operated by the Federal Government amounted to $22 million and $25 million, respectively, and is primarily reflected in Deferred Credits and Other Liabilities-Other. Annual contributions, which began in 1993, are being made over a 15-year period. JCP&L is recovering these costs from customers through its BGS and MTC rates. Met-Ed and Penelec are not recovering these costs in rates.

Goodwill:
---------

      Goodwill, resulting from GPU's purchase of various businesses, is recorded on the Consolidated Balance Sheets and amortized to expense, on a straight-line basis, over its useful life not to exceed 40 years. Goodwill amortization expense amounted to $54.7 million, $51.6 million and $14 million for the years ended December 31, 2000, 1999 and 1998, respectively. GPU periodically reviews undiscounted projections of future cash flows from operations to assess whether any potential intangible impairment exists on its goodwill. For additional information of goodwill resulting from acquisitions, see Note 7, Acquisitions.

                            NUCLEAR FUEL DISPOSAL FEE
                            -------------------------

      The GPU Energy companies are providing for estimated future disposal costs for spent nuclear fuel at Oyster Creek and TMI-1 in accordance with the Nuclear Waste Policy Act of 1982. The GPU Energy companies entered into contracts in 1983 with the US Department of Energy (DOE) for the disposal of spent nuclear fuel. For a discussion of the DOE's current inability to begin acceptance of spent nuclear fuel from the GPU Energy companies and other standard contract holders, see Note 12, Commitments and Contingencies.

      The total liability under these contracts, including interest, at December 31, 2000, all of which relates to spent nuclear fuel from nuclear generation through April 1983, amounted to $210.1 million, and is reflected in Deferred Credits and Other Liabilities - Other. As the actual liability is substantially in excess of the amount recovered to date from ratepayers, the GPU Energy companies have reflected such excess in Regulatory assets, net. The distribution rates presently charged to customers provide for the collection of these costs, plus interest, over a remaining period of seven years for JCP&L. For Met-Ed and Penelec, these costs are a component of their respective CTC. The GPU Energy companies' current rates provide for the recovery of costs for spent nuclear fuel disposal costs resulting from nuclear generation subsequent to April 1983.

                                  INCOME TAXES
                                  ------------

      GPU files a consolidated federal income tax return. All participants are jointly and severally liable for the full amount of any tax, including penalties and interest, which may be assessed against the group.

      Deferred income taxes, which result primarily from purchase accounting adjustments, liberalized depreciation methods, deferred costs, decommissioning funds and discounted Forked River and TMI-2 investments, reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits are amortized over the estimated service lives of the related facilities.

                    CARRYING AMOUNTS OF FINANCIAL INSTRUMENTS
                    -----------------------------------------

      The carrying amounts of Temporary cash investments, Special deposits, Securities due within one year and Notes payable on the Consolidated Balance Sheets approximate fair value due to the short period to maturity. The carrying amounts of the Nuclear decommissioning trusts and Nuclear fuel disposal trust, whose assets are invested in cash equivalents and debt and equity securities, also approximate fair value.

                             DERIVATIVE INSTRUMENTS
                             ----------------------

      GPU's use of derivative instruments is intended to manage the risk of price, interest rate and foreign currency fluctuations. GPU does not intend to hold or issue derivative instruments for trading purposes.

Commodity Derivatives:
----------------------

      The GPU Energy companies use New York Mercantile Exchange (NYMEX) futures and Over-the-Counter (OTC) forward contracts and options on forward contracts to manage the risk of fluctuations in the market price of electricity. The GPU Energy companies also manage the natural gas requirements of certain NUG facilities that generate and sell energy to JCP&L under long-term contracts. These commodity derivatives qualify for hedge accounting treatment under current accounting rules since price movements of the commodity derivatives are highly correlated with the underlying hedged commodities and the transactions are designated as hedges at inception. Accordingly, under the deferral method of accounting, gains and losses related to commodity derivatives are recognized in Power purchased and interchanged in the Consolidated Statements of Income when the hedged transaction closes or if the commodity derivative is no longer sufficiently correlated. Prior to income or loss recognition, deferred gains and losses relating to these transactions are recorded in Current Assets or Current Liabilities in the Consolidated Balance Sheets.

Interest Rate Swap Agreements:
------------------------------

      Penelec and GPU Electric (through GPU GasNet and GPU Power UK) use interest rate swap agreements to manage the risk of increases in variable interest rates. As of December 31, 2000, these agreements covered approximately $528 million of debt, and were scheduled to expire on various dates through June 2006. Differences between the amounts paid and received under interest rate swaps are recorded as adjustments to the interest expense of the underlying debt since the swaps are related to specific assets, liabilities or anticipated transactions. All of the agreements effectively convert variable rate debt to fixed rate debt. For the year ended December 31, 2000, fixed rate interest expense exceeded variable rate interest by approximately $0.3 million.

Currency Swap Agreements:
-------------------------

      GPU Electric uses currency swap agreements to manage currency risk caused by fluctuations in the US dollar exchange rate related to debt issued in the US by Avon Energy Partners Holdings (Avon). These swap agreements effectively convert principal and interest payments on this US dollar debt to fixed sterling principal and interest payments, and expire on the maturity dates of the bonds. Interest expense is recorded based on the fixed sterling interest rate. As of December 31, 2000, these currency swap agreements covered British pound (BP) 517 million (US $850 million) of debt. Interest expense would have been BP37.8 million (US $57.3 million) as compared to BP38.6 million (US $58.4 million) for the year ended December 31, 2000 had these agreements not been in place.

                            ENVIRONMENTAL LIABILITIES
                            -------------------------

      GPU may be subject to loss contingencies resulting from environmental laws and regulations, which include obligations to mitigate the effects on the environment of the disposal or release of certain hazardous wastes and substances at various sites. GPU records liabilities (on an undiscounted basis) for hazardous waste sites where it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated and adjusts these liabilities as required to reflect changes in circumstances.

                            STATEMENTS OF CASH FLOWS
                            ------------------------

      For the purpose of the consolidated statements of cash flows, temporary investments include all unrestricted liquid assets, such as cash deposits and debt securities, with maturities generally of three months or less. Cash flows are reported using the US dollar equivalent of the functional currencies in effect at the time of the cash transaction. The effect of exchange rate changes on cash balances held in foreign currencies are reported as a separate line item on the Consolidated Statements of Cash Flows.

      Avon and GPU Power UK have a formal agreement with a United Kingdom bank, under which they maintain available cash balances in a number of subsidiary bank accounts and an overdraft in the main GPU Power UK operating account. The overdraft balance was $276.5 million as of December 31, 2000, while total cash at GPU Power UK was $314.3 million. Since GPU Power UK manages the overdraft balance in such a way that it does not exceed the available cash balances in the other associated accounts, no interest or fees are paid under this arrangement. In effect, GPU Power UK uses the overdraft facility to utilize the available cash in the other bank accounts. The overdraft position and the offsetting cash balances subject to this arrangement are shown on the Consolidated Balance Sheets in Bank overdraft and Cash and temporary cash investments, respectively.


2.  SHORT-TERM BORROWING ARRANGEMENTS

      At December 31, 2000 and 1999, short-term debt outstanding was $1.5 billion and $1.8 billion, respectively. GPU's weighted average interest rate on the short-term borrowings was 7.5% and 6.5% at December 31, 2000 and 1999, respectively.

      GPU has various credit facilities in place, the most significant of which are discussed below. These credit facilities generally provide GPU bank loans at negotiated market rates. In addition, commitment fees or facility fees are determined by market rates at the time the facility is put in place, and can change based on the borrower's current bond rating.

      In recent months, certain aspects of California's restructuring plan have created instability and price volatility in the electricity market, negatively affecting the California electric utilities. These utilities have defaulted on various contractual and financial obligations and have experienced rapid deterioration of their credit quality. Reaction of the financial markets, which did not anticipate the rapid deterioration of the California utilities' financial condition, has included a careful review of overall credit exposure to the electric utility industry.

      Furthermore, Met-Ed's and Penelec's energy cost exposure related to their provider of last resort (PLR) obligation in Pennsylvania has negatively affected Met-Ed's and Penelec's earnings. Consequently, the amount of new financing capacity available to GPU, Inc. or its subsidiaries may be less than it had previously been and renewal or refinancing of existing credit facilities will likely require GPU's acceptance of higher pricing and/or more restrictive terms and conditions. The credit facilities that expire in 2001 include: $465 million available to GPU, Inc. and the GPU Energy companies under a $250 million revolving credit agreement and various committed bank lines of credit; $1 billion under GPU Capital, Inc.'s (GPU Capital) senior revolving credit agreement; $180 million under GPU Australia Holdings, Inc.'s (GPU Australia Holdings) senior revolving credit agreement; and $366 million under EI UK Holdings, Inc.'s two year term loan agreement.

      In addition, primarily as a result of these conditions (the companies' PLR exposure and the negative publicity surrounding the California utilities), in early 2001 Met-Ed and Penelec began experiencing difficulty in selling their commercial paper with maturities longer than overnight. Under normal circumstances, they issue commercial paper having maturities of up to 30 days or longer, if desired. As a result, Met-Ed and Penelec have temporarily withdrawn from the commercial paper market, and instead have resorted to borrowing against their various bank lines of credit.

GPU, Inc. and GPU Energy companies

      GPU, Inc. and the GPU Energy companies have available $465 million of short-term borrowing facilities, which include a $250 million revolving credit agreement and various bank lines of credit. In addition, GPU, Inc., JCP&L, Met-Ed and Penelec can issue commercial paper in amounts of up to $100 million, $150 million, $75 million and $100 million, respectively. From these sources, GPU, Inc. has regulatory authority to have $250 million outstanding at any one time. JCP&L, Met-Ed and Penelec are limited by their charters or SEC authorization to $266 million, $150 million and $150 million, respectively, of short-term debt outstanding at any one time. As of December 31, 2000, GPU, Inc. and the GPU Energy companies had $113 million and $132 million, respectively, of short-term debt outstanding.

GPU Electric

      GPU Capital has a $1 billion 364-day senior revolving credit agreement due in November 2001 supporting the issuance of commercial paper for its $1 billion commercial paper program, which has been established to fund GPU, Inc. and GPU Electric acquisitions. GPU, Inc. has guaranteed GPU Capital's obligations under this program. At December 31, 2000 and 1999, $633 million and $768 million was outstanding under this commercial paper program, respectively, and included in Notes payable on the Consolidated Balance Sheets. In early 2001, GPU Capital refinanced the majority of this outstanding commercial paper through its standby revolving credit agreement.

      GPU Electric has a $150 million credit facility due in May 2002 to accommodate short-term borrowing needs. The facility is guaranteed by GPU, Inc. and there were no outstanding borrowings as of December 31, 2000.

      GPU Australia Holdings has $180 million available under its senior revolving credit facility, which expires in November 2001. This facility is guaranteed by GPU, Inc. In 2000, GPU Australia Holdings borrowed $176 million under this facility, which is included in Notes payable on the Consolidated Balance Sheet, to repay all outstanding obligations under its $180 million commercial paper program. There were no outstanding borrowings under this revolving credit facility as of December 31, 1999.

      The above-mentioned GPU Australia Holdings commercial paper program is supported by GPU, Inc. credit facilities and GPU, Inc. has also guaranteed all obligations under this program. At December 31, 1999, $182 million was outstanding under this commercial paper program and included in Notes payable on the Consolidated Balance Sheet. No borrowings were outstanding at December 31, 2000.

      In August 2000, GPU GasNet entered into a A$750 million (US $417 million) commercial paper program to refinance maturing bank debt. In addition, GPU GasNet established a A$750 million (US $417 million) credit facility to serve as a backstop for this commercial paper program. At December 31, 2000, there was A$250 million (US $139 million) of commercial paper outstanding under this program and included in Long-term debt on the Consolidated Balance Sheet since it is management's intent to reissue this amount of commercial paper on a long-term basis.

      GPU Power UK maintains a BP150 million (approximately US $224 million) revolving credit facility with six banks for working capital purposes, which expires at various dates through June 2005. At December 31, 2000 and 1999, there was BP60 million (US $90 million) and BP87 million (US $140 million) outstanding under this facility, respectively, which is included in Notes payable on the Consolidated Balance Sheets.

      In addition, GPU Power UK maintains an ongoing BP75 million (US $112 million) bank facility for working capital purposes. Outstanding borrowings are collateralized by portions of trade accounts receivable. At December 31, 2000 and 1999, BP75 million (US $112 million) and BP75 million (US $121 million) was outstanding under this facility, respectively, which is included in Notes payable on the Consolidated Balance Sheets.

MYR

      MYR maintains a $50 million revolving credit facility, which expires in November 2003, of which up to $10 million is available for the issuance of standby letters of credit. As of December 31, 2000, $36 million was outstanding under this facility and included in Notes payable on the Consolidated Balance Sheet.


3.  LONG-TERM DEBT

      At December 31, 2000, long-term debt outstanding consisted of the following:

                                                         (in millions)
                                                         Total       Due
                                           Interest       Debt      Within
                             Maturities     Rates     Outstanding  One Year
                             ----------   ----------  -----------  --------
GPU Energy companies & GPUS:
  First mortgage bonds        2001-2027   5.35-9.20%   $1,995 (1)    $   40
  Senior notes                2002-2019   5.75-7.77%      441 (2)         -
  Other long-term debt        2001-2039   7.05-7.69%       34            22

GPU Electric:
   Bank loans                 2001-2014   5.98-10.5%    1,184           912
   Bonds                      2002-2008   7.38-7.46%      983             -
   Commercial paper/Medium
     term notes               2001-2003   5.98-10.5%      222 (3)         -

GPU Power                     2003-2022   4.5-9.5%         39             7
                                                       ------        ------
    Total                                              $4,898        $  981
                                                       ======        ======

(1)  Amount is less unamortized net discount of $3.1 million.
(2)   Amount is less unamortized net discount of $1.6 million.
(3) Amount includes $139 million of Australian commercial paper, which is included in Long-term debt on the Consolidated Balance Sheet since it is management's intent to reissue this amount on a long-term basis.

      For the years 2001, 2002, 2003, 2004 and 2005, GPU has long-term debt maturities of $981 million, $573 million, $422 million, $342 million and $422 million, respectively. Substantially all of the utility plant owned by the GPU Energy companies is subject to the liens of their respective mortgages.

      At December 31, 2000, EI UK Holdings, Inc. had long-term debt outstanding of BP245 million (US $366 million) under its BP245 million credit facility, a portion of which is guaranteed by GPU, Inc.

      As discussed in Note 2, Short-Term Borrowing Arrangements, the amount of new financing capacity available to GPU, Inc. or its subsidiaries may be less than it had previously been and renewal or refinancing of existing credit facilities will likely require GPU's acceptance of higher pricing and/or more restrictive terms and conditions.

      The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to GPU for debt of the same remaining maturities and credit qualities. The estimated fair value of GPU's long-term debt, including amounts due within one year, as of December 31, 2000 and 1999 is as follows:

                                      (in millions)
                                Carrying          Fair
                                Amount            Value
                              -------            ------
            2000               $4,898            $4,952
            1999               $5,832            $6,312

4.  PREFERRED SECURITIES

Cumulative Preferred Stock:
---------------------------

      At December 31, 2000, JCP&L had the following cumulative preferred stock outstanding:

                               Stated Value        Shares      Stated Value
Series                         per Share        Outstanding   (in thousands)
------                         ---------        -----------   --------------

With mandatory redemption:
7.52%                             $100             290,000       $ 29,000
8.65%                             $100             333,334         33,333
                                                   -------        -------
        Total                                      623,334         62,333
                                                   =======
Amounts due within one year                                       (10,833)
                                                                  -------
        Total                                                    $ 51,500
                                                                 ========

Without mandatory redemption:
4%                                $100             125,000       $ 12,500
                                                   ======
Premium                                                               149
                                                                  -------
        Total                                                    $ 12,649
                                                                 ========

      The fair value of the preferred stock with mandatory redemption, including amounts due within one year at December 31, 2000 and 1999, was $65.6 million and $86.5 million, respectively. The 7.52% and 8.65% Series are callable at various prices above their stated values beginning in 2002 and 2000, respectively. Pursuant to mandatory sinking fund provisions, the 7.52% Series is to be redeemed ratably over the next fourteen years, and the 8.65% Series is to be redeemed ratably over the next four years. The shares with mandatory redemption have redemption requirements of $10.8 million for each year of the next four years, and $2.5 million in year five.

      The 4% Series is callable at a price above its stated value. At December 31, 2000, JCP&L could call this series for $13.3 million.

      In 1999, Met-Ed and Penelec redeemed all of their outstanding shares of cumulative preferred stock for $12.5 million and $17.4 million, respectively.

      During  2000,  JCP&L  redeemed  $5  million  stated  value  of  its  7.52%
cumulative  preferred  stock  and  $16.7  million  stated  value  of  its  8.65%
cumulative preferred stock pursuant to mandatory and optional sinking fund provisions. During 1999, JCP&L redeemed all of its outstanding shares of 7.88% cumulative preferred stock with a stated value of $25 million and $5 million stated value of its 7.52% cumulative preferred stock pursuant to mandatory and optional sinking fund provisions. JCP&L's total redemption cost for 2000 and 1999 was $21.7 million and $30.9 million, respectively.

Subsidiary-Obligated Mandatorily Redeemable Preferred Securities:
-----------------------------------------------------------------

      JCP&L Capital, L.P., Met-Ed Capital, L.P. and Penelec Capital, L.P. are special-purpose partnerships in which a subsidiary of JCP&L, Met-Ed and Penelec, respectively, is the sole general partner. In 1995, JCP&L Capital, L.P. issued $125 million at 8.56% (5 million shares at $25 per share) of mandatorily redeemable preferred securities (MIPS) and in 1994, Met-Ed Capital, L.P. and Penelec Capital, L.P. issued $100 million at 9% (4 million shares at $25 per share) and $105 million at 8.75% (4.2 million shares at

$25 per share), respectively, of MIPS. The proceeds were loaned to JCP&L, Met-Ed and Penelec, respectively, which, in turn, issued their deferrable interest subordinated debentures to the partnerships. In 1999, Met-Ed and Penelec redeemed all of their outstanding shares of MIPS for $100 million and $105 million, respectively. At December 31, 2000, JCP&L's outstanding shares of MIPS had a fair value of $122.2 million.

      The MIPS of JCP&L Capital, L.P. mature in 2044 and are redeemable at the option of JCP&L beginning in May of 2000 at 100% of their principal amount. JCP&L has fully and unconditionally guaranteed payment of distributions, to the extent there is sufficient cash on hand to permit such payments and legally available funds, and payments on liquidation or redemption of its Preferred Securities. Distributions on the MIPS (and interest on the subordinated debentures) may be deferred for up to 60 months, but JCP&L may not pay dividends on, or redeem or acquire, any of its cumulative preferred or common stock until deferred payments on its subordinated debentures are paid in full.

Subsidiary-Obligated Trust Preferred Securities:
------------------------------------------------

      In 1999, Met-Ed Capital Trust, a wholly-owned subsidiary of Met-Ed, issued $100 million of trust preferred securities (Met-Ed Trust Preferred Securities) at 7.35%, due 2039. The sole assets of Met-Ed Capital Trust are the 7.35% Cumulative Preferred Securities of Met-Ed Capital II, L.P. (Met-Ed Partnership Preferred Securities) and its only revenues are the quarterly cash distributions it receives on the Met-Ed Partnership Preferred Securities. Each Met-Ed Trust Preferred Security represents a Met-Ed Partnership Preferred Security. Met-Ed Capital II, L.P. is a wholly-owned subsidiary of Met-Ed and the sponsor of Met-Ed Capital Trust. The sole assets of Met-Ed Capital II, L.P. are Met-Ed's 7.35% Subordinated Debentures, Series A, due 2039, which have an aggregate principal amount of $103.1 million. Met-Ed has fully and unconditionally guaranteed the Met-Ed Partnership Preferred Securities, and, therefore, the Met-Ed Trust Preferred Securities.

      In 1999, Penelec Capital Trust, a wholly-owned subsidiary of Penelec, issued $100 million of trust preferred securities (Penelec Trust Preferred Securities) at 7.34%, due 2039. The sole assets of Penelec Capital Trust are the 7.34% Cumulative Preferred Securities of Penelec Capital II, L.P. (Penelec Partnership Preferred Securities) and its only revenues are the quarterly cash distributions it receives on the Penelec Partnership Preferred Securities. Each Penelec Trust Preferred Security represents a Penelec Partnership Preferred Security. Penelec Capital II, L.P. is a wholly-owned subsidiary of Penelec and the sponsor of Penelec Capital Trust. The sole assets of Penelec Capital II, L.P. are Penelec's 7.34% Subordinated Debentures, Series A, due 2039, which have an aggregate principal amount of $103.1 million. Penelec has fully and unconditionally guaranteed the Penelec Partnership Preferred Securities, and, therefore, the Penelec Trust Preferred Securities.

      The fair value of the Met-Ed and Penelec Trust Preferred Securities at December 31, 2000 was $96.5 million and $97 million, respectively.


5.  STOCKHOLDERS' EQUITY

      The following table presents information relating to the common stock ($2.50 par value) of GPU, Inc.:

                                        2000          1999            1998
                                        ----          ----            ----

Authorized shares                   350,000,000   350,000,000     350,000,000
Issued shares                       132,783,338   132,783,338     132,783,338
Reacquired shares                    13,343,387    11,017,798       4,787,657
Outstanding shares                  119,439,951   121,765,540     127,995,681
Outstanding restricted units            312,520       283,602         268,360
Outstanding stock options             1,175,069       389,250         335,950

      In 2000, GPU, Inc. reacquired 2.8 million shares of common stock at a total cost of $71.9 million.

      Pursuant to the 1990 Employee Stock Plan (as restated to reflect amendments through June 1, 2000), awards may be granted in the form of incentive stock options, nonqualified stock options, restricted shares of common stock, performance units and stock appreciation rights, which may accompany options.

      In 2000, GPU, Inc. granted stock options to officers and selected employees to purchase 722,700 shares at $29.25 per share. During the year, 17,100 of these options were forfeited leaving a total of 705,600 outstanding at December 31, 2000. Also in 2000, as part of the acquisition of MYR, options held by MYR employees to purchase MYR stock were converted to 97,524 options to purchase GPU, Inc. common stock. The average exercise price of the 97,524 options is $9.93 per share and 6,305 of these options were exercised at an average price of $4.90 during 2000. No additional options were exercised in 2000. In 1999, GPU, Inc. granted stock options to officers to purchase 90,600, 1,000 and 1,000 shares at $42.9375, $34.50 and $34.6875 per share, respectively.
In 1998, GPU, Inc. granted stock options to officers to purchase 305,950 and 30,000 shares at $36.625 per share and $44.25 per share, respectively. In 2000, 7,300 and 3,700 options exercisable at $36.625 and $42.9375 per share, respectively, were forfeited. No options were exercised in 1999 and 1998.

      At December 31, 2000 and 1999, there were 274,892 and 101,607 options exercisable at weighted average exercise prices of $32.66 and $37.38 per option, respectively. There were no options exercisable at December 31, 1998. All options, other than the MYR converted options have an exercise price equal to the fair market per share value of GPU, Inc. common stock on the grant date. All options vest in three equal annual installments, have a 10-year term and are exercisable in accordance with the terms set forth in the Stock Option Agreement. In the event of a change in control of GPU during the option term (which would include GPU, Inc.'s proposed merger with FirstEnergy), all options would immediately become exercisable. The weighted-average remaining contractual life of options outstanding as of December 31, 2000 was 8.7 years.

      The weighted average fair value of options granted during 2000, 1999 and 1998 was $4.60, $6.60 and $4.41 per option, respectively. The options were valued using the Black-Scholes pricing model. For the years 2000, 1999 and 1998, the assumptions used in these valuations were as follows: a risk-free rate of return of 6.38%, 6.14% and 5.70%, respectively; a stock price volatility of 23.5%, 20.21% and 17.36%, respectively; an average dividend yield of 5.71%, 5.42% and 5.67%, respectively; and the exercise of all options on the final day of their 10-year terms.

      Also pursuant to the 1990 Employee Stock Plan, in 2000, 1999 and 1998, GPU, Inc. issued performance units to officers and selected employees representing rights to receive shares of common stock, on a one-for-one basis, at the end of the restriction period. The number of shares eventually issued will depend upon the degree to which GPU's performance goals have been met for the performance period and could range from 0% to 200% of the originally awarded units plus additional units resulting from reinvested dividend equivalents. These performance units vest on a pro-rata basis over three or five years. In the event of a change in control of GPU during the performance period (which would include GPU, Inc.'s proposed merger with FirstEnergy), all performance units would immediately vest within the range of 100% to 200% of the original units awarded.

      Since 1997, pursuant to the Deferred Stock Unit Plan for Outside Directors, restricted units were issued to outside directors representing rights to receive shares of GPU, Inc. common stock, on a one-for-one basis. All restricted units are considered common stock equivalents and, accordingly, are reflected in the computation of diluted earnings per share shown on the Consolidated Statements of Income. The restricted units accrue dividend equivalents on a quarterly basis, which are reinvested in additional restricted units. The restricted units vest upon the outside director completing 54 months of service or immediately in the case of a change in control.

      Through the above-mentioned plans, officers, selected employees and outside directors were awarded 72,327, 56,994 and 53,260 performance units or restricted units in 2000, 1999 and 1998, respectively. Also in 2000, as part of the acquisition of MYR, restricted units held by MYR employees were converted to GPU, Inc. common stock restricted shares. As of December 31, 2000, 208,136 of these shares were outstanding. In 2000, 1999 and 1998, through these plans, GPU, Inc. issued a total of 247,845, 20,215 and 20,611 shares of common stock, respectively, from previously reacquired shares. At December 31, 2000, there were 1,974,190 shares of common stock authorized for issuance as awards of restricted shares, units, options or rights, in the aggregate.

      In 1996, GPU adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for employee stock-based compensation. As permitted by FAS 123, GPU continues to follow the intrinsic value method set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had the fair value-based method of accounting been applied instead, the fair value of options would have been expensed, and net income for 2000, 1999 and 1998 would have been $231.4 million, $458.7 million and $359.3 million, respectively, and earnings per share for the same periods would have been $1.91, $3.66 and $2.83, respectively.

Accumulated Other Comprehensive Income/(Loss):
----------------------------------------------

      In 1997, GPU adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." At December 31, 2000 and 1999, GPU had the following amounts in Accumulated other comprehensive income/(loss) on the Consolidated Balance Sheets:

                                                      (in thousands)
                                                      2000        1999
                                                      ----        ----
Net unrealized gains on investments (1)            $ 13,404    $ 34,183
Foreign currency translation                        (72,402)    (40,518)
Minimum pension liability                            (3,626)         (6)
                                                   --------     --------
   Accumulated other comprehensive income/(loss)   $(62,624)   $ (6,341)
                                                   ========     ========

(1) The change in the net unrealized gain on investments includes the reclassification of previously unrealized gains totaling $31.8 million, from Accumulated other comprehensive income to Regulatory assets, net on the Consolidated Balance Sheets. See Nuclear Plant Retirement Costs section of Note 12, Commitments and Contingencies.

      The   components  of  the  change  in  accumulated   other   comprehensive
income/(loss), and the related tax effects, for the years 2000, 1999 and 1998 are as follows:
                                                   (in thousands)
                                             Amount    Income Tax  Amount
                                             Before    (Expense)   Net of
                                              Taxes     Benefit    Taxes
                                             -------   ---------  ---------
2000
----

Net unrealized gains/(loss) on investments  $(38,042)  $ 17,263  $(20,779)
                                            --------   --------  --------
Foreign currency translation adjustments     (43,240)    15,134   (28,106)
Adjustment for amounts included in income     (5,813)     2,035    (3,778)
                                            --------   --------  --------
   Net change in accumulated other
     comprehensive income                    (49,053)    17,169   (31,884)
                                            --------   --------  --------
Minimum pension liability                     (6,183)     2,563    (3,620)
                                            --------   --------  --------
   Total change in accumulated other
     comprehensive income/(loss)            $(93,278)  $ 36,995  $(56,283)
                                            ========   ========  ========

1999
----

Net unrealized gains on investments          $12,516   $ (4,680)  $ 7,836
Adjustment for amounts included in income     (1,998)       -      (1,998)
                                            --------   --------  --------
   Net change in accumulated other
     comprehensive income                     10,518     (4,680)    5,838
                                            --------   --------  --------
Foreign currency translation adjustments      19,735     (6,907)   12,828
Adjustment for amounts included in income      1,586       (555)    1,031
                                            --------   --------  --------
   Net change in accumulated other
     comprehensive income                     21,321     (7,462)   13,859
                                            --------   --------  --------
Minimum pension liability                      8,957     (3,691)    5,266
                                            --------   --------  --------
   Total change in accumulated other
     comprehensive income/(loss)             $40,796   $(15,833)  $24,963
                                            ========   ========  ========

1998
----

Net unrealized gains on investments         $ 13,235    $(4,248) $  8,987
                                            --------   --------  --------
Foreign currency translation adjustments     (23,295)     8,233   (15,062)
Adjustment for amounts included in income      8,737     (3,136)    5,601
                                            --------   --------  --------
   Net change in accumulated other
     comprehensive income                    (14,558)     5,097    (9,461)
                                            --------   --------  --------
Minimum pension liability                     (2,605)     1,071    (1,534)
                                            --------   --------  --------
   Total change in accumulated other
     comprehensive income/(loss)            $ (3,928)   $ 1,920  $ (2,008)
                                            ========   ========  ========

6.  ACCOUNTING FOR EXTRAORDINARY AND NON-RECURRING ITEMS

GPU PowerNet Sale (2000):
-------------------------

      In June 2000, GPU, Inc. sold GPU PowerNet, its Australian electric transmission company, to SPI for A$2.1 billion (approximately US $1.26 billion). As part of the sales price, SPI assumed liability for A$230 million (US $137.8 million) of medium term notes. A significant portion of the net proceeds from the sale were used to repay debt in 2000, and the remaining proceeds have been placed in a trust and will be used to further reduce debt. As a result of the sale, GPU recorded in Operating Income on the Consolidated Statement of Income, a pre-tax loss in the quarter ended June 30, 2000 of $372 million ($295 million after-tax, or $2.43 per share), including a $94 million foreign currency loss. During the fourth quarter 2000, there was a change in the estimated tax benefits, which reduced GPU's after-tax loss on the sale to $276.6 million, or $2.28 per share.

GPU International, Inc. (GPUI) Sale (2000):
-------------------------------------------

      In December 2000, GPU, Inc. sold GPUI to Aquila for $225 million. The sale included GPUI's interests in six domestic operating plants and one development stage project. The net proceeds from the sale were used primarily to reduce debt at GPU Capital.

      As a result of the sale, GPU realized a pre-tax gain of $133 million ($89.2 million after-tax, or $0.73 per share).

Restructured Power Purchase Agreement (2000):
---------------------------------------------

      In June 1998, Onondaga Cogeneration L.P. (Onondaga), a GPUI independent power project, and Niagara Mohawk Power Corporation (NIMO) renegotiated their existing power purchase agreement and entered into a 10-year indexed swap agreement and power put.

      In September 2000 (prior to the sale of GPUI), Onondaga terminated its rights under the power put thereby terminating all agreements Onondaga had with NIMO to sell energy and capacity under the restructured power purchase agreement. As a result, in 2000, a net pre-tax gain of $42.8 million ($27.8 million after-tax, or $0.23 per share) was recorded in Other Income and Deductions on the Consolidated Statement of Income, as follows: the deferred gain of $86.7 million pre-tax related to the restructured power purchase agreement with NIMO was recognized in income; and the indexed swap agreement was marked to market and the associated deferred revenue was taken to income resulting in a pre-tax gain of $90.8 million. In addition, as a result of terminating the power put with NIMO and based on information supplied by an outside independent expert, management determined that the Onondaga plant would not operate on an economically profitable basis in the merchant generation market, and that the equipment would be technologically obsolete. As the result of an impairment test performed under Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," using the undiscounted cash flows of the plant's operations, management determined that the plant was impaired, and the carrying value of the plant was written down by $69.1 million pre-tax. Also, as a result of the termination of Onondaga's rights under the power put, a review of firmly committed long-term executory gas transportation contracts was performed and the contracts were determined to be out of market, which resulted in a charge to income of $65.6 million. Management's analysis utilized gas and energy pricing supplied by an independent expert.

      In addition, in 2000 a pre-tax charge of $2.5 million ($1.6 million after-tax, or $0.01 per share) was recorded in other operation and maintenance expense for settlement amounts paid in connection with the termination of Onondaga's steam supply agreement.

PaPUC Phase II Order (2000):
----------------------------

      On December 20, 2000, the PaPUC issued a Phase II Order providing a final determination of Met-Ed's and Penelec's stranded cost recovery related to the divestiture of their generating assets. The net impact of the Phase II Order was a credit to income of $66.1 million pre-tax ($40.8 million after-tax, or $0.34 per share), the major components of which are discussed below.

      As a result of the sales of their generating facilities in 1999, Met-Ed and Penelec recognized a pension curtailment gain (per Statement of Financial Accounting Standards No. 88 (FAS 88), "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and Statement of Financial Accounting Standards No. 106 (FAS 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions"), associated with employees who were terminated from the companies at the time of the sale. This gain, which amounted to $50.5 million pre-tax, was deferred pending the outcome of the Phase II proceedings. Upon receipt of the Phase II Order, the deferred gain was recognized in income.

      In their Phase II filings, Met-Ed and Penelec requested recovery of an additional $303.8 million of stranded costs. The Phase II Order disallows recovery of $27.9 million of this amount. However, Met-Ed and Penelec anticipated a disallowance of a portion of their stranded costs, and established a reserve of $24.9 million in 1999. Therefore, in 2000, the remaining disallowance of $3 million pre-tax was charged to income.

      Met-Ed requested recovery of stranded costs associated with its leasehold interest in the Merrill Creek Reservoir project. The Phase II Order granted Met-Ed full recovery of these costs. Met-Ed had previously recorded liabilities which were reversed upon review of the Phase II Order. In addition, during the proceedings, certain estimates and assumptions used in calculating the lease expense were revised. The reversal of related liabilities and the changes in estimates and assumptions resulted in a credit to income of $13.8 million pre-tax.

      The Phase II Order deferred a decision on Met-Ed's requested rate increase in 2006 for future consideration. The Order also requires Met-Ed and Penelec to seek a ruling from the Internal Revenue Service (IRS) approving the credit to ratepayers of unamortized investment tax credits and excess deferred income tax benefits associated with their divested generating stations, which were recognized in operating income in 1999. If the IRS ruling ultimately supports returning these tax benefits to ratepayers, Met-Ed and Penelec would then reduce stranded costs by $40 million and record a corresponding charge to income.

Generation Asset Divestiture (2000 and 1999):
---------------------------------------------

GPU Energy companies

      During 2000 and 1999, the GPU Energy companies completed the sales of substantially all their electric generating facilities. The PaPUC has made a final determination of Met-Ed's and Penelec's stranded cost recovery, as discussed above. The NJBPU, however, has deferred making a final determination of the net proceeds and stranded cost recovery related to JCP&L's generating asset divestitures until an IRS ruling regarding the treatment of associated federal income tax benefits is received.

      In August 2000, JCP&L sold Oyster Creek to AmerGen Energy Company, LLC (AmerGen), a joint venture of PECO Energy and British Energy, for approximately $10 million. As a result of the sale, a non-recurring gain of $16.5 million, or $0.13 per share, was recognized in income for the reversal of certain deferred taxes and realization of an investment tax credit related to the sale. If JCP&L receives an IRS ruling that supports returning these tax benefits to ratepayers, JCP&L would then reduce its stranded costs by this amount and record a corresponding charge to income. As part of the sale, AmerGen has assumed full responsibility for decommissioning the plant and JCP&L has transferred $440 million of Oyster Creek decommissioning trust funds to AmerGen, of which approximately $114 million was paid into the trust by JCP&L at closing. JCP&L has agreed to fund the station's outage cost (up to a maximum of $88 million), including the fuel reload, for the refueling outage completed in November 2000. Outage costs of approximately $88 million were incurred, and are presently being reviewed by GPU. AmerGen will repay these outage costs to JCP&L in nine equal annual installments without interest, beginning August 2001. As discussed below, the Oyster Creek plant was written down to its fair market value in 1999.

      In 1999, the GPU Energy companies sold TMI-1 to AmerGen for a total purchase price of approximately $100 million. The sale did not have a significant impact on 1999 earnings since TMI-1 had been written down to its fair market value in 1998, resulting in a loss of $528.3 million pre-tax, which was deferred as a regulatory asset.

      Penelec sold its 50% interest in the Homer City Station to a subsidiary of Edison Mission Energy for approximately $900 million in 1999. As a result, Penelec recorded a pre-tax gain of $38.2 million ($22.6 million after-tax, or $0.18 per share) for the portion of the gain related to wholesale operations and deferred as a regulatory liability the remaining pre-tax gain of $590.7.

      Penelec sold its 20% interest in the Seneca Pumped Storage Hydroelectric Generating Station to The Cleveland Electric Illuminating Company for $43 million in 1999. The sale resulted in a pre-tax gain of $2 million ($1.2 million after-tax, or $0.01 per share) for the portion of the gain related to wholesale operations and the deferral of the remaining pre-tax gain of $30.2 million as a regulatory liability.

      In addition, during 1999 the GPU Energy companies completed the sales of their remaining fossil fuel and hydroelectric generating facilities to Sithe Energies (Sithe) for approximately $1.6 billion (JCP&L's Forked River combustion turbines and 50% interest in Yards Creek, as well as Met-Ed's York Haven hydroelectric station, were not included in the sales). The sales resulted in a pre-tax gain of $22.9 million ($13.4 million after-tax, or $0.11 per share) for the portion of the gain related to wholesale operations and deferral of the remaining pre-tax gain of $706.5 million as a regulatory liability.

GPU Power UK

      Prior to GPU's purchase of the 50% of GPU Power UK it did not already own, GPU Power UK sold its electric supply business to National Power plc for approximately $300 million. As a result, in 1999 GPU recorded a pre-tax gain on the sale of $10.5 million ($6.8 million after-tax, or $0.05 per share).

JCP&L Restructuring Order (1999):
---------------------------------

      In 1999, the NJBPU issued a Summary Order regarding JCP&L's unbundling, stranded cost and restructuring filings. Accordingly, in 1999 JCP&L discontinued the application of FAS 71 and adopted the provisions of FAS 101 and EITF 97-4 with respect to its electric generation operations. The transmission and distribution operations of JCP&L continue to be subject to the provisions of FAS 71.

      In 1999, JCP&L recorded a reduction in operating revenues of $115 million ($68 million after-tax, or $0.54 per share) relating to the Summary Order. This reduction reflects JCP&L's obligation to refund to customers 5% from rates in effect as of April 30, 1997. The refund will be made to customers from August 1, 2002 through July 31, 2003.

      Since JCP&L is no longer subject to FAS 71 for the generation portion of its business, GPU performed an impairment test on Oyster Creek in accordance with FAS 121. Management determined that JCP&L's net investment in Oyster Creek, including plant, nuclear fuel and materials and supplies inventories, was impaired. This investment was written down by a total of $678 million pre-tax in 1999 to reflect the plant's fair market value. This impairment, which was recorded as an extraordinary deduction, was reversed and re-established as a regulatory asset since the NJBPU Summary Order provides for rate recovery.

Pennsylvania Restructuring Orders (1998):
-----------------------------------------

      In 1998, Met-Ed and Penelec received PaPUC Restructuring Orders which, among other things, essentially removed from regulation the costs associated with providing electric generation service to Pennsylvania consumers, effective January 1, 1999. Accordingly, in 1998 Met-Ed and Penelec discontinued the application of FAS 71 and adopted the provisions of FAS 101 and EITF Issue 97-4 with respect to their electric generation operations. The transmission and distribution operations of Met-Ed and Penelec continue to be subject to the provisions of FAS 71.

      As a result of the Restructuring Orders, Met-Ed and Penelec recorded a pre-tax extraordinary charge of $42.1 million ($25.8 million after-tax, or $0.20 per share), and a pre-tax non-recurring charge of $68.5 million ($40 million after-tax, or $0.32 per share), for customer refunds of 1998 revenues and for the establishment of a sustainable energy fund.

      In accordance with FAS 121, impairment tests were performed and determined that the net investment in TMI-1 was impaired at December 31, 1998, resulting in a write-down of $518 million pre-tax to reflect TMI-1's fair market value. Of the amount written down for TMI-1, $508 million was deferred as a regulatory asset pending the outcome of the Phase II proceedings and $10 million (the FERC jurisdictional portion) was charged to expense as an extraordinary item in 1998.


7.  ACQUISITIONS

                                 MYR Group Inc.
                                 --------------

      In April 2000, GPU, Inc. acquired MYR for approximately $217.5 million. The fair value of the assets acquired totaled approximately $154.6 million and the amount of liabilities assumed totaled approximately $99.7 million.

      MYR, a suburban Chicago-based infrastructure construction services company, provides a complete range of power line and commercial/industrial electrical construction services for electric utilities, telecommunications providers, commercial and industrial facilities and government agencies across the US. MYR also builds cellular towers for the wireless communications market.

      The acquisition was partially financed through the issuance of GPU, Inc. short-term debt and was accounted for under the purchase method of accounting. The total acquisition cost exceeded the estimated value of net assets acquired by approximately $162.9 million. This excess is considered goodwill and is being amortized on a straight-line basis over 40 years.

                  Empresa Distribuidora Electrica Regional, S.A.
                  ----------------------------------------------

      In March 1999, GPU Electric acquired Empresa Distribuidora Electrica Regional, S.A. (Emdersa) for US $375 million. The fair value of the assets acquired totaled approximately $320 million and the amount of liabilities assumed totaled approximately $153 million, including debt of $76 million. Emdersa owns three electric distribution companies that serve three provinces in northwest Argentina.

      The acquisition was financed through the issuance of commercial paper by GPU Capital, guaranteed by GPU, Inc., and a $50 million capital contribution from GPU, Inc.

      The acquisition was accounted for under the purchase method of accounting. The total acquisition cost exceeded the estimated value of net assets by approximately $208 million. This excess is considered goodwill and is being amortized on a straight-line basis over 40 years.

                        Transmission Pipelines Australia
                        --------------------------------

      In June 1999,  GPU  Electric  acquired  Transmission  Pipelines  Australia
(TPA), a natural gas transmission business, from the State of Victoria, Australia for A$1.025 billion (approximately US $675 million). TPA has been renamed GPU GasNet. The fair value of the assets acquired totaled approximately US $704 million and the amount of liabilities assumed totaled approximately US $116 million.

      The acquisition was financed through: (1) an A$750 million (approximately US $495 million) senior credit facility, which is non-recourse to GPU, Inc.; and (2) an equity contribution from GPU Capital of A$275 million (approximately US $180 million) provided through the issuance of commercial paper guaranteed by GPU, Inc.

      The acquisition was accounted for under the purchase method. The total acquisition cost exceeded the estimated value of net assets acquired by approximately $88 million. This excess is considered goodwill and is being amortized on a straight-line basis over 40 years.

                     Midlands Electricity plc (GPU Power UK)
                     ---------------------------------------

      In July 1999, GPU Electric acquired Cinergy's 50% ownership interest in Avon, which owns GPU Power UK, for BP452.5 million (approximately US $714 million). GPU and Cinergy had jointly formed Avon in 1996 to acquire GPU Power UK. The fair value of the assets acquired totaled approximately US $2.1 billion and the liabilities totaled approximately US $1.5 billion, including debt of US $1 billion.

      GPU Electric financed the acquisition through a combination of equity and debt. The equity was funded from: (1) a US $250 million contribution from GPU, Inc., and (2) the issuance of US $50 million of commercial paper by GPU Capital, which is guaranteed by GPU, Inc. The debt has been provided through a two-year BP245 million (approximately US $382 million) credit agreement entered into by EI UK Holdings, of which GPU, Inc. has guaranteed approximately US $100 million.

      As a result of GPU's purchase of Cinergy's 50% ownership in GPU Power UK, effective in the third quarter of 1999, GPU began accounting for GPU Power UK as a consolidated entity, rather than under the equity method of accounting as was previously the practice. Consequently, Goodwill, net on the Consolidated Balance Sheet increased by approximately $1.8 billion in the third quarter of 1999. Of this amount, $1.7 billion relates to the previous 1996 acquisition of GPU Power UK by GPU and Cinergy and approximately $119 million represents goodwill resulting from GPU's purchase of Cinergy's 50% share of GPU Power UK. The goodwill is being amortized on a straight-line basis over 40 years.

Pro Forma Information (1999 Acquisitions)

      The consolidated unaudited pro forma results of operations for 1999 and 1998 present information assuming Emdersa, GPU GasNet and the 50% of GPU Power UK (that GPU did not already own) were acquired January 1, 1998. The pro forma amounts include certain adjustments, primarily to recognize interest expense, amortization of goodwill and depreciation of assets having stepped-up bases, and are not necessarily indicative of the actual results that would have been realized had the acquisitions occurred on the assumed date of January 1, 1998, nor are they necessarily indicative of future results. The consolidated unaudited pro forma information is as follows for 1999 and 1998, respectively: operating revenues of $6 billion and $6.9 billion; income before extraordinary item of $493 million and $442 million; net income of $493 million and $416 million; basic and diluted earnings per share before extraordinary item of $3.94 and $3.47; and basic and diluted earnings per share of $3.94 and $3.27.

8.  INCOME TAXES

      As of  December  31,  2000  and  1999,  Regulatory  assets,  net,  on  the
Consolidated   Balance   Sheets   reflected   $301  million  and  $296  million,
respectively, of Income taxes recoverable through future rates (primarily related to liberalized depreciation), and Income taxes refundable through future rates of $23 million and $28 million, respectively (related to unamortized investment tax credits (ITC)). These net regulatory assets are substantially due to the recognition of amounts not previously recorded until the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1993.

      A summary of the components of deferred taxes as of December 31, 2000 and 1999 follows:

                                 (in millions)

     Deferred Tax Assets                  Deferred Tax Liabilities
     -------------------                  ------------------------

                             2000   1999                          2000    1999
                             ----   ----                          ----    ----
     Current:                             Current:
     Unbilled revenue      $  24    $ 12  Revenue taxes         $    6  $    5
     Other                    10      60  Deferred energy            3       3
                            ----     ---                           ----    ----
        Total              $  34    $ 72      Total             $    9  $    8
                             ===     ===                           ====    ====

     Noncurrent:                          Noncurrent:
     Unamortized ITC       $  32    $ 36  Liberalized
     Decommissioning         111      77    Depreciation:
     Above-market NUGs       725     798      Previously flowed
     Customer transition                       through          $  205  $  222
       charge                  -     533      Future revenue
     NUG costs                62      -        requirements        150     147
                                                                   ---     ---
     Net gain on                              Subtotal             355     369
       generation asset                    Liberalized
       sales                 184     499      depreciation         552     659
     Deferred foreign tax                  Customer transition
       credits               145     137      charge               795   1,451
     Other                   474     448    Net loss on
                           -----  ------
       Total              $1,733  $2,528      generation asset
                          ======  ======
                                              sales                292     218
                                          Market transition
                                            charge                 100       -
                                          Decommissioning          116       -
                                          Purchase accounting
                                            basis difference       482     573
                                          Other                    402     293
                                                                 -----   -----
                                            Total               $3,094  $3,563
                                                                ======  ======

      The reconciliations of net income to book income subject to tax and of the federal statutory rate to combined federal and state effective tax rates are as follows:
                                       58

                                                       (in millions)
                                               2000        1999       1998
                                               ----        ----       ----

Net income                                     $234        $459       $360
Preferred stock dividends                         7           9         11
Loss on preferred stock reacquisition             -           2          -
Income tax expense                              182         294        250
                                                ---         ---        ---
  Book income subject to tax                   $423*       $764*      $621*
                                               ====        ====       ====

Federal statutory rate                           35%         35%        35%
State tax, net of federal benefit                 9           5          5
Amortization of ITC                              (4)         (6)        (1)
Australian tax rate reduction                    (2)          -          -
PowerNet sale                                     8           -          -
Other, net                                       (3)          4          1
                                                 ---         ---        ---
  Effective income tax rate                      43%         38%        40%
                                                ====        ====       ====

* Includes pre-tax foreign operations income of $228 million, $331 million and $238 million, of which $15 million, $85 million and $88 million, respectively for 2000, 1999 and 1998, are included in Equity in undistributed earnings/(loss) of affiliates in the Consolidated Statements of Income. For 2000, pre-tax foreign operations income excludes a loss of $372 million on the sale of PowerNet.

Federal and state income tax expense is comprised of the following:

                                                       (in millions)
                                                2000       1999       1998
                                                ----       ----       ----
Provisions for taxes currently payable:
  Domestic                                     $(174)     $ 775       $290
  Foreign                                         34         60         22
                                                ----       ----       ----
      Total provision for taxes                 (140)       835        312
                                                ----       ----       ----

Deferred income taxes:
  Liberalized depreciation                      (100)      (252)         2
  Foreign deferred taxes                          27         80         31
  Unbilled revenues                                6         19          -
  Gain/(Loss) on sale of property                395       (406)         -
  Decommissioning                                 26         87        (19)
  PA Restructuring (FAS 71)                        -         61        (15)
  Operating nonutility generators               (187)         -          -
  Customer transition charge                     124          -          -
  Market transition charge                        76         21          -
  Nonutility generation contract buyout costs    (56)       (14)       (11)
  Provision for rate refunds                       -        (47)       (10)
  OPEBs                                            -          2        (12)
  Other                                           28        (45)       (19)
                                                 ----       ----       ----
       Deferred income taxes, net                339       (494)       (53)
                                                  ---       ----        ---
Amortization of ITC, net                         (17)       (47)        (9)
                                                 ----       ----       ----
       Income tax expense                      $ 182      $ 294       $250
                                                =====      =====      ====

      The foreign taxes in the above table for 2000, 1999 and 1998, include $5 million ($19 million Current; $(14) million Deferred), $53 million ($16 million Current; $37 million Deferred) and $27 million ($10 million Current; $17 million Deferred) in foreign tax expense which is netted in Equity in undistributed earnings/(loss) of affiliates in the Consolidated Statements of Income. Included in the ITC Amortization is the recognition of $10 million and $36 million for 2000 and 1999, respectively of ITC benefit resulting from the sale of generation plants.

      The IRS has completed its examinations of GPU's federal income tax returns through 1995.


9.  SUPPLEMENTARY INCOME STATEMENT INFORMATION

      Maintenance   expense  and  other  taxes  charged  to  operating  expenses consisted of the following:
                                                       (in millions)
                                                  2000      1999       1998
                                                  ----      ----       ----
Maintenance                                       $184      $210       $202
                                                  ====      ====       ====
Other taxes:
  New Jersey Transitional Energy
     Facility Assessment                          $ 48      $ 59       $ 67
  Pennsylvania state gross receipts                 73        54         79
  Real estate and personal property                 48        39         23
  Stamp taxes (U.K.)                                 -         6          -
  Other                                             52        33         50
                                                 -----      ----       ----
    Total                                         $221      $191       $219
                                                  ====      ====       ====


10.  EMPLOYEE BENEFITS

Pension Plans and Other Postretirement Benefits:
------------------------------------------------

      GPU maintains defined benefit pension plans covering substantially all employees. GPU also provides certain retiree health care and life insurance benefits for substantially all US employees who reach retirement age while working for GPU. The following tables provide a reconciliation of the changes in the plans' benefit obligation and fair value of assets for the years ended December 31, 2000 and 1999, a statement of the funded status of the plans, the amounts recognized in the Consolidated Balance Sheets as of December 31, 2000 and 1999 and the weighted average assumptions used in the measurement of the benefit obligation. The pension benefit disclosure amounts for the year 1999 reflect the acquisition of the remaining 50% of GPU Power UK by GPU in July of that year. Accordingly, the July 1999 benefit obligation and fair value of plan assets balances for GPU Power UK are shown next to the line items entitled "Acquisitions" and the post-acquisition amounts occurring in the second half of 1999 are included in the tables.

                                                               Other
                                                          Postretirement
(in millions)                     Pension Benefits           Benefits
                                -------------------    --------------------

                                 2000         1999      2000         1999
                                 ----         ----      ----         ----
Change in benefit obligation:
Benefit obligation
  at January 1:               $ 3,157.8   $ 1,897.0   $  737.1    $  790.5
Acquisitions                        -       1,502.5        -           -
Service cost                       37.0        46.2       11.4        15.9
Interest cost                     201.8       158.0       53.9        52.2
Plan amendments                     -           2.5        8.2         -
Actuarial (gain)/loss and
  Other items                    (102.3)     (182.8)     (57.8)      (36.9)
Currency exchange                (104.9)       (4.0)       -           -
Benefits paid                    (205.4)     (171.0)     (37.2)      (39.8)
Curtailments and settlements      (18.9)     (139.4)      (5.7)      (44.8)
Termination benefits               27.1        48.8        -           -
                              ---------   ---------   --------    --------
Benefit obligation
  at December 31:             $ 2,992.2   $ 3,157.8   $  709.9    $  737.1
                              =========   =========   ========    ========

Change in plan assets:
Fair value of plan assets
  at January 1:               $ 4,343.4   $ 2,258.8   $  543.3    $  507.1
Acquisitions                        -       1,710.2        -           -
Actual return on plan assets     (172.4)      579.4       (7.2)       61.0
Employer contributions              1.4         1.8       11.2        15.0
Benefits paid                    (205.4)     (171.0)     (37.2)      (39.8)
Currency exchange                (117.5)       (5.8)       -           -
Settlement and other items        (35.4)      (30.0)       -           -
                              ---------   ---------   --------    --------
Fair value of plan assets
  at December 31:             $ 3,814.1   $ 4,343.4   $  510.1    $  543.3
                              =========   =========   ========    ========

                                                               Other
                                                          Postretirement
(in millions)                     Pension Benefits           Benefits
                                 -------------------   -------------------
                                 2000         1999      2000        1999
                                 ----         ----      ----        ----
Funded Status:
Funded status at December 31: $   821.9   $ 1,185.6   $ (199.8)   $ (193.8)
Unrecognized net actuarial
  (gain)/loss                    (575.1)     (953.0)     (61.7)      (54.2)
Unrecognized prior service cost    19.4        21.5       15.2         2.9
Unrecognized net transition
  (asset)/obligation               (0.9)       (1.4)     111.8       143.3
                              ---------   ---------   --------    --------
Net amount recognized         $   265.3   $   252.7   $ (134.5)   $ (101.8)
                              =========   =========   ========    ========

Amounts recognized in the
Consolidated Balance Sheet
at December 31:

Prepaid benefit cost          $   286.0   $   297.2   $    -      $   24.2
Accrued benefit liability         (28.5)      (45.3)    (134.5)     (126.0)
Intangible asset                    1.6         0.8        -           -
Accumulated other comprehensive
  income                            2.6         -          -           -
Deferred income taxes               3.6         -          -           -
                              ---------   ---------   --------    --------
Net amount recognized         $   265.3   $   252.7   $ (134.5)   $ (101.8)
                              =========   =========   ========    ========

                                                             Other
                                                          Postretirement
(in millions)                     Pension Benefits           Benefits
                                  ----------------       -----------------

                                  2000         1999      2000        1999
                                  ----         ----      ----        ----

Weighted average assumptions
as of December 31:

Discount rate                      7.1%        7.0%       7.5%        7.5%
Expected return on plan assets     8.5%        8.1%      9.25%        8.5%
Rate of compensation increase      4.7%        4.7%         -           -

The following tables provide the components of net periodic pension and other postretirement benefit costs. As previously discussed, the 1999 net periodic pension cost reflects post-acquisition amounts related to GPU Power UK for the second half of the year.

                                                        (in millions)
Pension Plans:                                     2000      1999      1998
--------------                                     ----      ----      ----

Service cost                                     $ 37.0     $ 46.2    $ 36.1
Interest cost                                     201.8      158.0     121.6
Expected return on plan assets                   (273.9)    (198.0)   (140.1)
Amortization of transition (asset)/obligation      (0.5)      (0.5)     (0.5)
Other amortization                                (12.0)       2.1       1.1
                                                  -----        ---       ---

Net periodic pension cost                        $(47.6)    $  7.8    $ 18.2
                                                 ======     ======    ======

      In 2000, the effects of lower than expected salary increases and the GPU PowerNet divestiture resulted in decreases in the benefit obligation as of December 31, 2000 of $30 million and $36 million, respectively. In 1999, the effect of increasing the discount rate assumption for the US pension plans from 6.75% to 7.5% resulted in a $162 million decrease in the benefit obligation as of December 31, 1999.

      The above net periodic pension cost amount for 2000 excludes pre-tax charges of $9 million, which were deferred pending future rate recovery, resulting from employee terminations related to continuing generation asset divestiture. The above net periodic pension cost amount for 1999 excludes pre-tax credits of $31 million, of which $30 million was deferred for return to customers, resulting from employee terminations related to generation asset divestiture. The above net periodic pension cost amount for 1998 excludes pre-tax charges of $30 million, of which $22 million was deferred pending future rate recovery, resulting from early retirement programs in 1998.

                                                         (in millions)
Other Postretirement Benefits:                     2000       1999     1998
------------------------------                     ----       ----     ----

Service cost                                     $ 11.4     $ 15.9   $ 16.4
Interest cost                                      53.9       52.2     54.4
Expected return on plan assets                    (41.8)     (37.5)   (29.5)
Amortization of transition (asset)/obligation      10.8       14.6     15.8
Other amortization                                 (0.8)       1.6      5.0
                                                   ----        ---      ---

Net periodic postretirement benefit cost         $ 33.5     $ 46.8   $ 62.1
                                                 ======     ======   ======

      In 2000, lower than expected claims experience resulted in a $32 million decrease in the benefit obligation as of December 31, 2000. In 1999, the effect of increasing the assumption associated with medical inflation rates was partially offset by the effect of increasing the discount rate assumption from 6.75% to 7.5% and resulted in a $45 million increase in the benefit obligation as of December 31, 1999. The benefit obligation was determined by application of the terms of the medical and life insurance plans, including the effects of established maximums on covered costs, together with relevant actuarial assumptions and health-care cost trend rates of 9.5% for those not eligible for Medicare and 10.5% for those eligible for Medicare, then decreasing gradually to 6% in 2009 and thereafter. These costs also reflect the implementation of an annual cost-cap of 6% for individuals who retire after December 31, 1995 and reach age 65. The effect of a 1% change in these assumed cost trend rates would increase or decrease the benefit obligation by $36.9 million or $36.6 million, respectively. In addition, such a 1% change would increase or decrease the aggregate service and interest cost components of net periodic postretirement health-care cost by $3.4 million or $3.3 million, respectively.

      The above net periodic postretirement benefit cost amount for 2000 excludes pre-tax charges of $7 million, which were deferred pending future rate recovery, resulting from employee terminations related to continuing generation asset divestiture. The above net periodic postretirement benefit cost amount for 1999 excludes pre-tax charges of $3 million, which was deferred pending future rate recovery, resulting from employee terminations related to generation asset divestiture. The above net periodic postretirement benefit cost amount for 1998 excludes pre-tax charges of $20 million, of which $12 million was deferred pending future rate recovery, resulting from early retirement programs in 1998.

      In JCP&L's 1993 base rate proceeding, the NJBPU allowed JCP&L to collect $3 million annually for incremental postretirement benefit costs, charged to expense, and recognized as a result of FAS 106. Based on the final order, and in accordance with EITF Issue 92-12, "Accounting for OPEB Costs by Rate-Regulated Enterprises," JCP&L has deferred the amounts above that level. A 1997 Stipulation of Final Settlement (Final Settlement) allows JCP&L to recover and amortize the deferred balance at December 31, 1997 over a fifteen-year period. In addition, the Final Settlement allows JCP&L to recover current amounts accrued pursuant to FAS 106, including amortization of the transition obligation. Met-Ed has deferred the incremental postretirement benefit costs associated with the adoption of FAS 106 and in accordance with EITF Issue 92-12, as authorized by the PaPUC in its 1993 base rate order. In accordance with EITF Issue 92-12, effective January 1998, Met-Ed has ceased deferring these costs. The approximately one-third generation-related portion of the deferred balance at December 31, 1997 is to be recovered in rates over a twelve-year period pursuant to the PaPUC's Restructuring Orders. The remaining two-thirds for the transmission and distribution-related portion is to be amortized over a fourteen-year period beginning January 1999, pursuant to the Restructuring Orders. In 1994, Penelec determined that its FAS 106 costs, including costs deferred since January 1993, were not probable of recovery and charged those deferred costs to expense.

      Certain employees of MYR are covered by union-sponsored collectively bargained defined benefit plans. Expenses for these plans amounted to approximately $26 million, $27 million and $26 million in 2000, 1999 and 1998, respectively, as determined in accordance with negotiated labor contracts.

Savings Plans:
--------------

      GPU also maintains savings plans for substantially all US employees. These plans provide for employee contributions up to specified limits and various levels of employer matching contributions. The matching contributions for GPU for 2000, 1999 and 1998 were $11 million, $14 million and $13.6 million, respectively.


11.  LEASES

GPU Energy companies

      Capital lease obligations at December 31, 2000 and 1999 totaled $2 million and $48 million (consisting primarily of Oyster Creek nuclear fuel, as discussed below), respectively.

      Prior to the sales of TMI-1 and Oyster Creek to AmerGen in December 1999 and August 2000, respectively, the GPU Energy companies had nuclear fuel lease agreements with nonaffiliated fuel trusts for the plant. Upon the sales of TMI-1 and Oyster Creek, the related fuel leases were terminated and all outstanding amounts due under the related credit facilities were paid. Lease expense consists of an amount designed to amortize the cost of the nuclear fuel as consumed plus interest costs. For the years ended December 31, 2000, 1999 and 1998, these amounts were $13 million, $53 million and $54 million, respectively.

      Met-Ed and JCP&L have sold and leased back a portion of their respective ownership interests in the Merrill Creek Reservoir project. The annual minimum lease payments under these operating leases, which have remaining terms of 32 years, range from approximately $3.6 million to $6.7 million over the next five years, net of reimbursements from sub-lessees. JCP&L is recovering its Merrill Creek lease payments, net of reimbursements, through distribution rates. Met-Ed's Merrill Creek lease payments were offset against the actual net divestiture proceeds received from the 1999 sales of its generation assets.

GPU, Inc.

      A subsidiary of GPUI sold and leased back the Lake electric cogeneration facility for an initial term of eleven years, expiring in August 2004, for which GPU, Inc. has guaranteed payments of up to $8.1 million. Although GPU, Inc. sold GPUI (including Lake) in 2000, GPU, Inc. has remained on the guaranty, and has obtained an indemnity from Aquila's parent. In addition, a 20-year site lease was entered into for the Lake facility expiring in 2013. Prior to its sale to Aquila, GPUI accounted for these leases as operating leases and GPU's related rent expense for 2000 and 1999 totaled $11.3 million and $12.3 million, respectively.


12.  COMMITMENTS AND CONTINGENCIES

                   PENDING MERGER OF FIRSTENERGY CORP. AND GPU
                   -------------------------------------------

      On August 8, 2000, GPU, Inc. entered into an agreement to merge with FirstEnergy, an Ohio corporation, headquartered in Akron, Ohio. Under the merger agreement, FirstEnergy would acquire all of the outstanding shares of GPU's common stock for approximately $4.5 billion in cash and FirstEnergy common stock.

      Under the agreement, GPU stockholders would receive $36.50 for each share of GPU common stock they own, payable in cash or the equivalent of $36.50 per share in FirstEnergy common stock, as long as FirstEnergy's common stock price is between $24.24 and $29.63. Each GPU stockholder would be able to elect the form of consideration, subject to proration so that the aggregate consideration to all GPU stockholders will be 50 percent cash and 50 percent FirstEnergy common stock. Each GPU stockholder's share converted into FirstEnergy common stock would be exchanged for not less than 1.2318 and not more than 1.5055 shares of FirstEnergy common stock, depending on the average closing price of FirstEnergy stock during the 20-day trading period ending on the sixth trading date prior to the merger closing.

      The merger has been approved by the Boards of Directors and stockholders of GPU, Inc. and FirstEnergy and is expected to close promptly after all of the conditions to the consummation of the merger (including the receipt of all necessary regulatory approvals, provided that such approvals will not impose terms and conditions that would reasonably be expected to result in a "material adverse effect," as defined in the merger agreement, on the combined company, and there being no "material adverse effect" on either GPU or FirstEnergy since June 30, 2000 or March 31, 2000, respectively), are fulfilled or waived. Relevant factors would include the nature of any order issued by the regulatory authorities, the financial and business conditions of each company, and whether, and the extent by which, any developments relate to general economic conditions. In testimony before the PaPUC, FirstEnergy stated that FirstEnergy will carefully review the PaPUC's action with respect to GPU's requested PLR relief on the financial condition of GPU to determine whether the consequences would have a "material adverse effect" on GPU or the combined company. The receipt of all necessary regulatory approvals is expected to take approximately nine to twelve months from the date of the merger agreement. There can be no assurance as to the outcome of these matters.


               COMPETITION AND THE CHANGING REGULATORY ENVIRONMENT
               ---------------------------------------------------

Stranded Costs and Regulatory Restructuring Orders:
---------------------------------------------------

      With the transition to a competitive marketplace for generation service in New Jersey and Pennsylvania, certain generation-related costs, which generally would be recoverable in a regulated environment, may no longer be recoverable. These costs are generally referred to as stranded costs.

      In 1999, the NJBPU issued a Summary Order with respect to JCP&L's rate unbundling, stranded cost and restructuring filings. JCP&L is awaiting a final NJBPU order. The Summary Order provides for, among other things, full recovery of what otherwise would have become stranded costs, as well as customer choice of electric generation supplier beginning August 1, 1999 and rate reductions for all consumers. In addition, the NJBPU issued separate Orders approving the sales of JCP&L's generating assets; however, the NJBPU deferred making a final determination of the net proceeds and stranded costs related to the generating asset divestitures until an IRS ruling regarding the treatment of associated federal income tax benefits is received.

      In 1998, the PaPUC issued amended Restructuring Orders approving Settlement Agreements entered into by Met-Ed and Penelec which, among other things, provide for customer choice of electric generation supplier beginning January 1, 1999 and a one-year (1999) reduction in retail distribution rates for all consumers. The Orders also provide for recovery of a substantial portion of what otherwise would have become stranded costs, subject to Phase II proceedings following the completion of Met-Ed's and Penelec's generating asset divestitures, to make a final determination of the extent of that stranded cost recovery. In 2000, Met-Ed and Penelec submitted Phase II Reports to the PaPUC supporting their actual net divestiture proceeds and providing a reconciliation of stranded costs pursuant to the 1998 Restructuring Orders.

      On December 20, 2000, the PaPUC issued a Phase II Order which disallows $28 million of the requested $304 million of additional stranded costs above those amounts granted in the 1998 Orders. Met-Ed and Penelec had anticipated a disallowance of a portion of stranded costs, and established a $25 million pre-tax reserve in 1999. In addition, as a result of the Phase II Order, Met-Ed and Penelec recognized pre-tax income of $66 million due primarily to pension curtailment gains associated with employees terminated as a result of the sale of generating facilities in 1999, and the reversal of certain liabilities and changes in estimates and assumptions related to Met-Ed's leasehold interest in the Merrill Creek Reservoir project. The Phase II Order also deferred a decision on Met-Ed's requested increase in rates, beginning in 2006, for recovery of Met-Ed's generation-related stranded costs. In addition, the Order requires Met-Ed and Penelec to seek an IRS ruling regarding the return of certain unamortized investment tax credits and excess deferred income tax benefits to ratepayers. If the IRS ruling ultimately supports returning these tax benefits to ratepayers, Met-Ed and Penelec would then reduce stranded costs by $40 million and record a corresponding charge to income. For further information, see Note 6, Accounting for Extraordinary and Non-Recurring Items.

Supply of Electricity:
----------------------

      As a result of the NJBPU's and the PaPUC's Restructuring Orders, the GPU Energy companies are required to supply electricity to customers who do not choose an alternate supplier. Given that the GPU Energy companies have essentially exited the generation business and will have to supply electricity to non-shopping customers almost entirely from contracted and open market purchases, there will be increased risks associated with supplying that electricity. JCP&L is permitted to defer for future recovery the amount by which its reasonable and prudently incurred costs associated with providing basic generation service to non-shopping customers exceed amounts currently reflected in its rates for basic generation service. Met-Ed and Penelec, however, are unable to recover energy costs in excess of their established rate caps, which are in effect for varying periods.

      During 2000, market prices at which Met-Ed and Penelec were required to purchase electricity for their retail supply customers at times substantially exceeded the amounts Met-Ed and Penelec were allowed to charge for that electricity under their capped generation rates. This situation has resulted in a substantial loss of earnings for Met-Ed and Penelec in 2000, especially during the peak Summer months, and this condition is expected to continue so long as wholesale energy prices remain high, and Met-Ed and Penelec are not granted regulatory relief.

      Given this situation, on November 29, 2000, Met-Ed and Penelec filed a petition with the PaPUC seeking permission to defer for future recovery their energy costs in excess of established generation rate caps. Various parties to the proceeding filed motions to dismiss the petition. On January 19, 2001, Met-Ed and Penelec made a further request that they be permitted to implement their proposed deferral mechanism pending the PaPUC's final action on their petition. On January 24, 2001, the PaPUC denied, without prejudice, the motions to dismiss Met-Ed's and Penelec's petition and recommended that the companies provide support for a rate cap exception based on the criteria in the Customer Choice and Competition Act. In addition, the PaPUC consolidated the petition with the GPU/FirstEnergy merger proceeding for consideration and resolution in accord with the merger procedural schedule, which establishes a May 2001 date for a PaPUC order in both cases. In February 2001, Met-Ed and Penelec filed a supplement to their petition and supporting testimony which they believe establish that the PaPUC should grant them exceptions to their rate caps. In addition, Met-Ed and Penelec stated that as an alternative to the deferral mechanism they previously proposed, the circumstances would warrant an immediate increase in their present rate caps. There can be no assurance regarding the degree, if any, to which Met-Ed and Penelec may be able to recover their costs to supply electricity in excess of amounts currently reflected in their capped rates.

Generation Agreements:
----------------------

      The  evolving  competitive   generation  market  has  created  uncertainty
regarding the forecasting of the GPU Energy companies' energy supply needs, which has caused the GPU Energy companies to seek shorter-term agreements offering more flexibility. The GPU Energy companies' supply plan focuses on short- to intermediate-term commitments (one month to three years), with any residual needs then being purchased from the short-term market (one hour to one month).

      The GPU Energy companies have entered into agreements with third party suppliers to purchase capacity and energy through 2004. Payments pursuant to these agreements, which include firm commitments as well as certain assumptions regarding, among other things, call/put arrangements, are estimated to be $1.2 billion in 2001, $265 million in 2002, $92 million in 2003 and $5 million in 2004.

      Pursuant to the mandates of the federal Public Utility Regulatory Policies Act and state regulatory directives, the GPU Energy companies were required to enter into power purchase agreements with nonutility generators (NUGs) for the purchase of energy and capacity, which agreements have remaining terms of up to 20 years. The rates under virtually all of the GPU Energy companies' NUG agreements are substantially in excess of current and projected prices from alternative sources. The following table shows actual payments from 1998 through 2000, and estimated payments thereafter through 2005:

                          Payments Under NUG Agreements
                          -----------------------------
                                 (in millions)

                          Total      JCP&L      Met-Ed      Penelec
                          -----      -----      ------      -------

      1998                $788       $403        $174        $211
      1999                 774        388         167         219
      2000                 734        364         153         217
      2001                 775        438         145         192
      2002                 804        466         148         190
      2003                 813        465         153         195
      2004                 816        458         157         201
      2005                 798        443         160         195

      The NJBPU Summary Order provides JCP&L assurance of full recovery of its NUG costs (including above-market NUG costs and certain buyout costs); and the PaPUC Restructuring Orders provide Met-Ed and Penelec assurance of full recovery of their above-market NUG costs and certain NUG buyout costs. At December 31, 2000, the GPU Energy companies have recorded, on a present value basis, a total estimated liability of $3.2 billion on the Consolidated Balance Sheet for above-market NUG costs which is offset by corresponding regulatory assets. The GPU Energy companies are continuing efforts to reduce the above-market costs of these agreements. There can be no assurance as to the extent to which these efforts will be successful.

      In 1997, the NJBPU approved a Stipulation of Final Settlement which, among other things, provided for the recovery of costs associated with the buyout of the Freehold Cogeneration power purchase agreement (Freehold buyout). The NJBPU approved the cost recovery of up to $135 million, over a seven-year period, on an interim basis subject to refund. The NJBPU's Summary Order provides for the continued recovery of the Freehold buyout in the MTC, but has not altered the interim nature of such recovery, pending a final decision by the NJBPU. There can be no assurance as to the outcome of this matter.


                               ACCOUNTING MATTERS
                               ------------------

      JCP&L, in 1999, and Met-Ed and Penelec in 1998, discontinued the application of Statement of Financial Accounting Standards No. 71 (FAS 71),
"Accounting for the Effects of Certain Types of Regulation," and adopted the provisions of Statement of Financial Accounting Standards No. 101 (FAS 101), "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71," and Emerging Issues Task Force (EITF) Issue 97-4, "Deregulation of the Pricing of Electricity - Issues Related to the Application of FAS 71 and FAS 101," with respect to their electric generation operations. The transmission and distribution portion of the GPU Energy companies' operations continues to be subject to the provisions of FAS 71. Regulatory assets, net as reflected in the December 31, 2000 and December 31, 1999 Consolidated Balance Sheets in accordance with the provisions of FAS 71 and EITF Issue 97-4 were as follows:

                                                        (in thousands)
                                                 ----------------------------
                                                 December 31,    December 31,
                                                     2000            1999
                                                 -------------   ------------
Market transition charge (MTC) / basic
  generation service                              $2,732,926      $2,397,071
Competitive transition charge (CTC)                1,680,484       1,709,258
Income taxes recoverable through future rates, net   263,942         280,268
Costs recoverable through distribution rates         257,135         296,842
Societal benefits charge                             195,011         116,941
Three Mile Island Unit 2 (TMI-2)
  decommissioning costs                               60,362         100,794
Above-market deferred NUG costs                     (178,573)       (252,348)
Other, net                                            21,717          67,420
                                                  ----------      -----------
     Total regulatory assets, net                 $5,033,004      $4,716,246
                                                  ==========      ==========

      Statement of  Financial  Accounting  Standards  No. 133,  "Accounting  for
Derivative Instruments and Hedging Activities," as amended by FAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" and FAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of FASB Statement No. 133" (collectively, FAS 133), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In general, FAS 133 requires that companies recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. FAS 133 (as amended) provides an exemption for certain contracts that qualify as normal purchases and sales. To qualify for this exclusion, certain criteria must be met, including that it must be probable that the contract will result in physical delivery. GPU adopted FAS 133 on January 1, 2001.

      GPU's use of derivative instruments is intended to manage the risk of fluctuations in commodity prices, interest rates and foreign currencies. GPU does not intend to hold or issue derivative instruments for trading purposes. GPU enters into fixed-price contracts for future purchases of electricity and natural gas with individual counterparties or through traded exchanges. The majority of these commodity contracts entered into by GPU are considered "normal purchases," as defined by FAS 133, and, therefore, are excluded from the statement's scope. Commodity contracts accounted for as derivatives under FAS 133 are designated as cash flow hedges of the underlying commodity purchases, to the extent they qualify for such treatment. FAS 133 requires that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedge be reported as a component of Other Comprehensive Income, net of tax. GPU also enters into third party energy option contracts. These derivative instruments are accounted for as cash flow hedges of the underlying commodity purchases, to the extent they are effective hedges. Upon adoption of this statement at January 1, 2001, the impact of FAS 133 as it relates to forward, futures and option contracts was immaterial to GPU's earnings or financial position.

      To hedge against high transmission rates along certain routes during periods of high congestion, GPU enters into fixed transmission rights (FTRs) agreements. Upon adoption of FAS 133 at January 1, 2001, the impact of this statement as it relates to FTRs was immaterial to GPU's earnings or financial position.

      GPU uses various types of interest rate swaps to convert floating-rate loans to fixed rates. These instruments are accounted for as cash flow hedges, to the extent they are effective hedges. Upon adoption of this statement on January 1, 2001, derivative liabilities of approximately $7 million were recognized on the Consolidated Balance Sheet, with an offset, net of tax, of $5 million to Accumulated other comprehensive income and a $2 million charge to income.

      GPU uses currency swap agreements to manage currency risk caused by fluctuations in the US dollar exchange rate related to debt issued in the US by Avon Energy Partners Holdings. These instruments will be accounted for as cash flow hedges, to the extent they are effective hedges. Upon adoption of FAS 133 on January 1, 2001, derivative assets of approximately $54 million were recognized on the Consolidated Balance Sheet, with an offset, net of tax, to Accumulated other comprehensive income.


                               NUCLEAR FACILITIES
                               ------------------

Investments:
------------

      In December 1999, the GPU Energy companies sold TMI-1 to AmerGen for approximately $100 million. In August 2000, JCP&L sold Oyster Creek to AmerGen for approximately $10 million. As part of the sales, AmerGen has assumed full responsibility for decommissioning the plants, and the GPU Energy companies have transferred $320 million and $430 million of TMI-1 and Oyster Creek decommissioning trust funds, respectively, to AmerGen. JCP&L, Met-Ed and Penelec jointly own TMI-2, which was damaged during a 1979 accident, in the percentages of 25%, 50% and 25%, respectively. JCP&L's net investment in TMI-2 as of December 31, 2000 and December 31, 1999 was $55 million and $61 million, respectively. JCP&L is collecting revenues for TMI-2 on a basis which provides for the recovery of its remaining investment in the plant by 2008. Met-Ed's and Penelec's remaining investments in TMI-2 were written off in 1998 after receiving the PaPUC's Restructuring Orders.

TMI-2:
------

      As a result of the 1979 TMI-2 accident, individual claims for alleged personal injury (including claims for punitive damages), which are material in amount, were asserted against GPU, Inc. and the GPU Energy companies. Approximately 2,100 of such claims were filed in the US District Court for the Middle District of Pennsylvania. Some of the claims also seek recovery for injuries from alleged emissions of radioactivity before and after the accident.

      At the time of the TMI-2 accident, as provided for in the Price-Anderson Act, the GPU Energy companies had (a) primary financial protection in the form of insurance policies with groups of insurance companies providing an aggregate of $140 million of primary coverage, (b) secondary financial protection in the form of private liability insurance under an industry retrospective rating plan providing for up to an aggregate of $335 million in premium charges under such plan and (c) an indemnity agreement with the Nuclear Regulatory Commission (NRC) for up to $85 million, bringing their total financial protection up to an aggregate of $560 million. Under the secondary level, the GPU Energy companies are subject to a retrospective premium charge of up to $5 million per reactor, or a total of $15 million.

      In 1995, the US Court of Appeals for the Third Circuit ruled that the Price-Anderson Act provides coverage under its primary and secondary levels for punitive as well as compensatory damages, but that punitive damages could not be recovered against the Federal Government under the third level of financial protection. In so doing, the Court of Appeals referred to the "finite fund" (the $560 million of financial protection under the Price- Anderson Act) to which plaintiffs must resort to get compensatory as well as punitive damages.

      The Court of Appeals also ruled that the standard of care owed by the defendants to a plaintiff was determined by the specific level of radiation which was released into the environment, as measured at the site boundary, rather than as measured at the specific site where the plaintiff was located at the time of the accident (as the defendants proposed). The Court of Appeals also held that each plaintiff still must demonstrate exposure to radiation released during the TMI-2 accident and that such exposure had resulted in injuries. In 1996, the US Supreme Court denied petitions filed by GPU, Inc. and the GPU Energy companies to review the Court of Appeals' rulings.

      In 1996, the District Court granted a motion for summary judgment filed by GPU, Inc. and the GPU Energy companies, and dismissed the ten initial "test cases" which had been selected for a test case trial, as well as all of the remaining 2,100 pending claims. The Court ruled that there was no evidence which created a genuine issue of material fact warranting submission of plaintiffs' claims to a jury. The plaintiffs appealed the District Court's ruling to the Court of Appeals for the Third Circuit. In November 1999, the Third Circuit affirmed the District Court's dismissal of the ten "test cases," but set aside the dismissal of the additional pending claims, remanding them to the District Court for further proceedings. In remanding these claims, the Third Circuit held that the District Court had erred in extending its summary judgment decision to the other plaintiffs and imposing on these plaintiffs the District Court's finding that radiation exposures below 10 rems were too speculative to establish a causal link to cancer. The Court of Appeals stated that the non-test case plaintiffs should be permitted to present their own individual evidence that exposure to radiation from the accident caused their cancers. In June 2000, the US Supreme Court denied petitions for review filed by GPU, Inc., the GPU Energy companies and the plaintiffs.

      In September 2000, the defendants filed a Motion for Summary Judgment in the District Court. Meanwhile, the plaintiffs have taken an interlocutory appeal to the Third Circuit seeking review of the District Court's determination that the remaining plaintiffs should be allowed to advance causation theories based only on the admissible evidence of record at the close of discovery in the case.

      Oral arguments on the plaintiffs' appeal were held in January, 2001. There can be no assurance as to the outcome of this litigation.

      GPU, Inc. and the GPU Energy companies believe that any liability to which they might be subject by reason of the TMI-2 accident will not exceed their financial protection under the Price-Anderson Act.

                         NUCLEAR PLANT RETIREMENT COSTS
                         ------------------------------

      Retirement costs for nuclear plants include decommissioning the radiological portions of the plants and the cost of removal of nonradiological structures and materials. The disposal of spent nuclear fuel is covered separately by contracts with the DOE.

      In 1995, a consultant performed a site-specific study of TMI-2 that considered various decommissioning methods and estimated the cost of decommissioning the radiological portion and the cost of removal of the nonradiological portion of the plant, using the prompt removal/dismantlement method. Management has reviewed the methodology and assumptions used in this study, is in agreement with them, and believes the results are reasonable. The TMI-2 funding completion date is 2014, consistent with TMI-2 remaining in long-term storage. The retirement cost estimate under the 1995 site-specific study, assuming decommissioning of TMI-2 in 2014, is $450 million for radiological decommissioning and $36 million for non-radiological removal costs (net of $12.6 million spent as of December 31, 2000)(in 2000 dollars).

      Each of the GPU Energy companies is responsible for retirement costs in proportion to its respective ownership percentage. The ultimate cost of retiring TMI-2 may be different from the cost estimate contained in this site-specific study. Also, the cost estimate contained in this site-specific study is significantly greater than the decommissioning funding targets established by the NRC.

      The estimated liability for future TMI-2 retirement costs (reflected as Three Mile Island Unit 2 future costs on the Consolidated Balance Sheets) as of December 31, 2000 and December 31, 1999 is $515 million and $497 million, respectively. This liability is based upon the 1995 site-specific study estimate (in 2000 and 1999 dollars, respectively) discussed above and an estimate for remaining incremental monitored storage costs of $29 million and $27 million as of December 31, 2000 and December 31, 1999, respectively, as a result of TMI-2 entering long-term monitored storage in 1993.

      Offsetting the $515 million liability as of December 31, 2000 is $127 million, which management believes is probable of recovery from customers and included in Regulatory assets, net on the Consolidated Balance Sheet, and $374 million in trust funds for TMI-2 and included in Nuclear decommissioning trusts, at market on the Consolidated Balance Sheet.

      The NJBPU has granted JCP&L revenues for TMI-2 retirement costs based on the 1995 site-specific study estimate. In addition, JCP&L is recovering a portion of its share of TMI-2 incremental monitored storage costs. The PaPUC
Restructuring Orders granted Met-Ed and Penelec recovery of TMI-2 decommissioning costs as part of the CTC; however, Penelec has recovered these costs through the divestiture of its generating assets. The 1996 Customer Choice Act also allows Met-Ed and Penelec to defer as a regulatory asset those amounts that are above the level provided for in the CTC for future recovery.

      As  of  December  31,  2000,   the   accident-related   portion  of  TMI-2
radiological decommissioning costs is estimated to be $80 million, which is based on the 1995 site-specific study (in 2000 dollars). In connection with rate case resolutions, JCP&L, Met-Ed and Penelec made contributions to irrevocable external trusts for their respective shares of the accident-related portion of the decommissioning liability in amounts of $15 million,

$40 million and $20 million, respectively. These contributions were not recoverable from customers and were expensed in 1990, in the case of JCP&L, and in 1991 for Met-Ed and Penelec.

      The GPU Energy companies intend to seek recovery for any increases in TMI-2 retirement costs, but recognize that recovery cannot be assured.

      Prior to September 2000, increases in the accident-related portion of Met-Ed's and Penelec's TMI-2 decommissioning liability were charged to expense, in amounts totaling $23.2 million through August 2000. Likewise, through August 2000, earnings on Met-Ed's and Penelec's contributions to external trusts, in amounts totaling $34.9 million, were taken to income, and the related unrealized gains and losses were accrued to Accumulated other comprehensive income on the Consolidated Balance Sheet.

      During the course of ongoing regulatory proceedings in Pennsylvania, Met-Ed and Penelec determined, in the third quarter 2000, that a portion of their regulatory assets for TMI-2 decommissioning previously regarded as probable of recovery in rates, are now no longer deemed probable of recovery. As a result, in the third quarter 2000, Met-Ed and Penelec charged to income $11.7 million pre-tax for the write-down of their respective regulatory assets for TMI-2 decommissioning, representing the net realized gain they previously recorded on the accident-related portion of the TMI-2 decommissioning trust. Furthermore, the unrealized gains or losses associated with the accident-related portion of the TMI-2 decommissioning trust (previously recorded in Accumulated other comprehensive income) were transferred to Regulatory assets, net on the Consolidated Balance Sheet, and will no longer be recorded in Accumulated other comprehensive income.

      The GPU Energy companies own all of the common stock of the Saxton Nuclear Experimental Corporation, which owns a small demonstration nuclear reactor. Decommissioning of the plant is expected to be completed in 2002. In December 2000, based on new estimates to complete the decommissioning of the plant, the decommissioning liability was increased by $13 million, to $52 million as of December 31, 2000. The GPU Energy companies do not believe this increase is probable of recovery, and have charged the entire amount to expense.


                                    INSURANCE
                                    ---------

      GPU has insurance (subject to retentions and deductibles) for its operations and facilities including coverage for property damage, liability to employees and third parties, and loss of use and occupancy. There is no assurance that GPU will maintain all existing insurance coverages. Losses or liabilities that are not completely insured, unless allowed to be recovered through ratemaking, could have a material adverse effect on the financial position of GPU.

      GPU has purchased property and decontamination insurance coverage for TMI-2 totaling $150 million.

      The Price-Anderson Act limits an owner's liability to third parties resulting from a nuclear incident to approximately $9.5 billion. Coverage for the first $200 million of such liability is provided by private insurance. The remaining coverage, or secondary financial protection, is provided by retrospective premiums payable by all nuclear reactor owners. Although TMI-2 is exempt from retrospective premium assessments, the plant is still covered by the provisions of the Price-Anderson Act. In addition, the GPU Energy companies are subject to other retrospective premium assessments related to policies applicable to TMI-1 prior to its sale to AmerGen.


                              ENVIRONMENTAL MATTERS
                              ---------------------

      As a result of existing and proposed legislation and regulations, and ongoing legal proceedings dealing with environmental matters including, but not limited to, air and water quality, global warming, electromagnetic fields, and storage and disposal of hazardous and/or toxic wastes, GPU may be required to incur substantial additional costs to construct new facilities; modify or replace existing and proposed equipment; or remediate, decommission or clean up waste disposal and other sites currently or formerly used by it, including formerly owned manufactured gas plants (MGP), coal mine refuse piles and generation facilities. In addition, federal and state law provides for payment by responsible parties for damage to natural resources.

      GPU has been  formally  notified by the  Environmental  Protection  Agency
(EPA) and state environmental authorities that it is among the potentially responsible parties (PRPs) who may be jointly and severally liable to pay for the costs associated with the investigation and remediation at 11 hazardous and/or toxic waste sites.

      In  addition,  certain  of  the  GPU  companies  have  been  requested  to participate in the remediation or supply information to the EPA and state environmental authorities on several other sites for which they have not been formally named as PRPs, although the EPA and/or state authorities may nevertheless consider them as PRPs. Certain of the GPU companies have also been named in lawsuits requesting damages (which are material in amount) for hazardous and/or toxic substances allegedly released into the environment. As of December 31, 2000, a liability of approximately $6 million was recorded for PRP sites where it is probable that a loss has been incurred and the amount could be reasonably estimated.

      The ultimate cost of remediation of all these and other hazardous waste sites will depend upon changing circumstances as site investigations continue, including (a) the existing technology required for site cleanup, (b) the remedial action plan chosen and (c) the extent of site contamination and the portion attributed to the GPU companies involved.

      In 1997, the EPA filed a complaint against GPU, Inc. in the US District Court for the District of Delaware for enforcement of its Unilateral Order (Order) issued against GPU, Inc. to clean up the former Dover Gas Light Company (Dover) manufactured gas production site (Site) in Dover, Delaware. Dover was part of the AGECO/AGECORP group of companies from 1929 until 1942; GPU, Inc. emerged from the AGECO/AGECORP reorganization proceedings in 1946. All of Dover's common stock, which was sold in 1942 to an unaffiliated entity, was subsequently acquired by Chesapeake Utilities Corporation (Chesapeake), which merged with Dover in 1960. Chesapeake is currently performing the cleanup at the Site. According to the complaint, the EPA is seeking (1) enforcement of the Order against GPU; (2) recovery of its past response costs; (3) a declaratory judgment that GPU is liable for any remaining cleanup costs of the Site; and (4) statutory penalties for noncompliance with the Order.

The EPA has stated that it has incurred approximately $1.1 million of past response costs as of December 31, 2000. Chesapeake claims to have spent approximately $10 million in connection with remediation of the site. The EPA has more recently estimated the cost of ground water remediation to be on the order of $6 million. Consultants to Chesapeake have estimated the remaining remediation ground water costs to be approximately $12 million to $19 million. In accordance with its penalty policy, and in discussions with GPU, the EPA has demanded penalties calculated at a daily rate of $8,800, rather than the statutory maximum of $27,500 per day. As of December 31, 2000, if the statutory maximum were applied, the total amount of penalties would be approximately $44 million. GPU believes that it has meritorious defenses to the imposition of penalties, or that if a penalty is assessed, it should be at a lower daily rate. Chesapeake has also sued GPU, Inc. for contribution to the cleanup of the Dover Site. The US District Court for the District of Delaware has consolidated the case filed by Chesapeake with the case filed by the EPA and discovery is proceeding. There can be no assurance as to the outcome of these proceedings.

      In August 2000, Rochester Gas & Electric Corporation (RG&E) filed suit against GPU, Inc. in the US District Court for the Western District of New York for the reimbursement of $5.2 million of costs and damages it has allegedly incurred, and a declaratory judgement with respect to future costs and damages, in connection with two former MGP sites and a third property where wastes from one of those sites were allegedly deposited. All of the properties are located in Rochester, New York. According to the complaint, RG&E was an indirect subsidiary of AGECO from May 1929 until January 1946, and a subsidiary of GPU, Inc. from January 1946 until October 1949, when it was divested by order of the SEC under the Public Utility Holding Company Act. There can be no assurance as to the outcome of this matter.

      In connection with the 1999 sale of its Seward Generation Station to Sithe, Penelec has assumed up to $6 million of remediation costs associated with certain coal mine refuse piles which are the subject of an earlier consent decree with the Pennsylvania Department of Environmental Protection. Penelec received recovery of these remediation costs through a reduction of its liability to ratepayers, per the December 20, 2000 PaPUC Phase II Order.

      JCP&L has entered into agreements with the New Jersey Department of Environmental Protection for the investigation and remediation of 17 formerly owned MGP sites. JCP&L has also entered into various cost-sharing agreements with other utilities for most of the sites. As of December 31, 2000, JCP&L has spent approximately $44.5 million in connection with the cleanup of these sites. In addition, JCP&L has recorded an estimated environmental liability of $50.2 million relating to expected future costs of these sites (as well as two other properties). This estimated liability is based upon ongoing site investigations and remediation efforts, which generally involve capping the sites and pumping and treatment of ground water. The cost to clean up these sites could be materially in excess of the $50.2 million due to significant uncertainties, including changes in acceptable remediation methods and technologies.

      In 1997, the NJBPU approved JCP&L's request to establish a Remediation Adjustment Clause for the recovery of MGP remediation costs. As a result of the NJBPU's Summary Order, effective August 1, 1999, the recovery of these costs was transferred to the Societal Benefits Charge. As of December 31, 2000, JCP&L had recorded on its Consolidated Balance Sheet a regulatory asset of $51.6 million. JCP&L is continuing to pursue reimbursement from its insurance carriers for remediation costs already spent and for future estimated costs. In 1994, JCP&L filed a complaint with the Superior Court of New Jersey against several of its insurance carriers, relating to these MGP sites, and has settled with all but one of those carriers.


                       OTHER COMMITMENTS AND CONTINGENCIES
                       -----------------------------------

Class Action Litigation:
------------------------

GPU Energy

      In July 1999, the Mid-Atlantic states experienced a severe heat storm which resulted in power outages throughout the service territories of many electric utilities, including the territory of JCP&L. Following these outages, the NJBPU initiated an investigation into the causes of the outages and the reliability of the transmission and distribution systems of all four New Jersey electric utilities. This investigation was essentially completed in May 2000, with the issuance of Phase I and Phase II reports and orders from the NJBPU. Both the Phase I and Phase II reports and orders contain, among other things, directions for JCP&L to undertake certain actions and report back to the NJBPU on the results. Additionally, the NJBPU Phase II order concluded that there is not a prima facie case demonstrating that, overall, JCP&L provided unsafe, inadequate or improper service to its customers.

      Two class action lawsuits were commenced in New Jersey Superior Court in July 1999. These suits were subsequently consolidated into a single proceeding, and they seek compensatory and punitive damages arising from the service interruptions of July 1999 in the JCP&L territory. The GPU defendants named in these suits (i.e., GPU, Inc., JCP&L, GPUS and GPU Generation, Inc.) moved to dismiss or stay the litigation pending the NJBPU's exercise of its primary jurisdiction to investigate the causes of the outages. The trial court denied that motion, and also certified a plaintiff class consisting of JCP&L customers and their "dependents, tenants, employees and other intended beneficiaries of customers who suffered damages as a result" of the service interruptions.

      In January 2000, the New Jersey Appellate Division granted the GPU defendants' motion for leave to take an interlocutory appeal of the trial court's decision on the issue of primary jurisdiction. On June 14, 2000, the Appellate Division affirmed the trial court but determined that the NJBPU's findings in the exercise of its "exclusive jurisdiction" could be "probative...but not determinative" of at least some of the issues in the litigation, and leaving it to the trial court to "decide in the first instance just what weight and validity to give the [NJBPU's] findings and conclusions."

      In response to the GPU defendants' demand for a statement of damages, the plaintiffs have stated that they are seeking $700 million, subject to the results of pretrial discovery. JCP&L has notified its insurance carriers of the plaintiffs' allegations. The primary insurance carrier has stated that, while the substance of the plaintiffs' allegations is covered under the policy, it is reserving its rights concerning coverage as circumstances develop. In September 2000, JCP&L received from its primary insurance carrier the initial indemnification payment for certain expenses incurred by JCP&L relative to this action.

      Discovery continues in the class action, and no trial date has been set. The GPU defendants filed a motion with the trial court seeking decertification of the class, and oral argument on the decertification was held in February 2001. There can be no assurance as to the outcome of these matters.

GPU Electric

      As a result of the September 1998 fire and explosion at the Longford natural gas plant in Victoria, Australia, Victorian gas users (plaintiffs) have brought a class action in the Australian Federal Court against Esso Australia Limited and its affiliate (Esso), the owner and operator of the plant, for losses suffered due to the lack of natural gas supply and related damages. The plaintiffs claim that Esso was, among other things, negligent in designing, maintaining and operating the Longford plant, and also assert claims under Australian fair trade practices law.

      Esso has joined as third party defendants the State of Victoria (State) and various State-owned entities which operated the Victorian gas industry prior to its privatization, including Transmission Pipelines Australia (TPA) and its affiliate Transmission Pipelines (Assets) Australia (TPAA). GPU, Inc., through GPU GasNet, acquired the assets of TPA and the shares of TPAA from the State in June 1999. Esso asserts that the State and the gas industry were negligent in that, among other things, they failed to ensure that the gas system would provide a secure supply of gas to users, and also asserts claims under the Australian fair trade practices law. In addition, GPU GasNet and other private entities (Buyers) that purchased the Victorian gas assets from the State have joined Esso as third party defendants. Esso asserts that if the gas industry is liable as alleged, that liability has been transferred to the Buyers as part of the State's privatization process.

      Under the acquisition agreement with the State, GPU GasNet has indemnified TPA and the State against third party claims arising out of, among other things, the operation of TPA's business. TPA and the State have commenced proceedings against GPU GasNet to enforce the indemnity in respect of any liability that may flow to TPA as a result of Esso's claim.

      GPU GasNet and TPAA have filed answers denying liability to Esso, the State and TPA, which could be material. GPU GasNet and TPAA have notified their insurance carriers of this action. The insurers have notified GPU GasNet that they have formed the preliminary view that GPU GasNet is not entitled to coverage under the liability policy. GPU GasNet believes that it is entitled to coverage, and discussions with the insurers are continuing. There can be no assurance as to the outcome of this matter.

Investments and Guarantees:
---------------------------

GPU, Inc.

      GPU, Inc. has made significant investments in foreign businesses and facilities through its subsidiaries, GPU Electric and GPU Power. As of December 31, 2000, GPU, Inc.'s investments in GPU Electric and GPU Power were $881 million and $139 million, respectively. As of that date, GPU, Inc. has also guaranteed an additional $899 million and $21 million of GPU Electric and GPU Power outstanding obligations, respectively. Although management attempts to mitigate the risks of investing in certain foreign countries by, among other things, securing political risk insurance, GPU faces additional risks inherent to operating in such locations, including foreign currency fluctuations.

GPU Electric

      In June 2000, GPU sold GPU PowerNet, its Australian electric transmission company, for A$2.1 billion (US $1.26 billion). For further information, see Note 6, Accounting for Extraordinary and Non-Recurring Items.

      GPU Power UK has a 40% equity interest in a 586 MW power project in Pakistan (the Uch Power Project), which was originally scheduled to begin commercial operation in late 1998. In June 1999, certain Project lenders for the Uch Power Project issued notices of default to the Project sponsors (including GPU Power UK) for, among other things, failure to pay principal and interest under various loan agreements. In November 1999, the Project sponsors and lenders reached an agreement under which repayment of the construction loan was extended, principal and interest payments deferred, and the sponsors agreed to fund the completion of the plant through the remaining equity contribution commitments. The plant commenced commercial operations in October 2000.

      Uch has renegotiated several of the project agreements with the Government of Pakistan and its agencies, under which it agreed, among other things, to accept a reduction in the power purchase tariff averaging approximately 8% over the project term. The agreement includes options to extend the term of the project from 23 to 30 years.

      GPU's investment in the Uch Power Project as of December 31, 2000 was approximately $37.9 million, plus a guaranty letter of credit of $3.6 million, and its share of the projected completion costs represents an additional $3.1 million commitment. Cinergy (the former owner of 50% of Midlands Electricity plc) agreed to fund up to an aggregate of $20 million of the required capital contributions, for a period of one year from July 15, 1999, and "cash losses," which could be incurred on the Uch Power Project, for a period of up to ten years from July 15, 1999. Cinergy has reimbursed GPU Electric for $4.9 million of capital contributions through December 31, 2000, leaving a remaining commitment of up to $15.1 million. There can be no assurance as to the outcome of this matter.

      GPU Power UK also owns an 18.75% interest in Humber Power Limited (Humber). At December 31, 2000, GPU Power UK's equity in the project, which is located in England, was approximately $28 million. A number of investors in the project (not including GPU Power UK) also have purchase power agreements with Humber, which provide for the servicing of the project's debt and a return on equity. The purchasers are claiming that such contracts, which provide for prices of power in excess of current market prices, will become unenforceable under a proposed new UK regulatory scheme. Humber and the purchasers have agreed to submit the matter to arbitration as provided by the contracts. If the contracts cannot be satisfactorily reformed, the prices at which Humber can sell its energy may not be sufficient to provide an equity return to the investors or ultimately to service Humber's debt. There can be no assurance as to the outcome of this matter.

      As part of the 1999 sale of the GPU Power UK supply business and the purchase of the 50% of GPU Power UK that GPU did not already own, certain long-term purchase obligations under natural gas supply contracts were retained. Most of these contracts, which extend to September 2005, were at fixed prices in excess of the market price of gas, and a liability had been established for the estimated loss under such contracts. However, as a result of increasing gas prices during the second quarter of 2000, GPU Power UK was able to enter into matching forward sale contracts for the majority of the gas purchases, resulting in a reduction in the estimated liability and a pre-tax credit to income of $15.9 million. Other open gas contracts, which extend to 2002, require GPU Power UK to purchase or to sell gas at fixed prices. The estimated out-of-market position of all contracts at December 31, 2000 was $22 million; however, the remaining open positions included both sales and purchases, thereby reducing the remaining exposure to future price changes.

      In an English court decision involving two unaffiliated utilities (National Grid and National Power), the court held that utilities improperly used a pension plan surplus in the UK Electricity Supply Pension Scheme to eliminate scheduled payments in respect of early retirement costs and employer contributions. The court found that, in the case of National Grid and National Power, procedures had not been strictly followed, and as such, a liability may now exist. At a subsequent hearing, the court refused to consider the validity or effectiveness of retrospective amendments to the plan. National Grid and National Power have appealed the court's decision to the House of Lords. Pending the outcome of the Appeal, the requirement for any payments has been stayed. The appeal in the House of Lords is expected to be heard in the first quarter of 2001. If a similar complaint were to be made against GPU Power UK, GPU Power UK's potential liability is estimated to be a maximum of BP63 million (US $94 million), exclusive of any applicable interest charges or penalties. The GPU Power UK section of the Electricity Supply Pension Scheme remains in substantial surplus and any payment to the plan that might ultimately prove to be necessary would be accounted for as an increase in pension assets, and would not have an immediate impact on income. However, any related penalties or interest (which could be assessed, though none are currently proposed) may adversely affect income. There can be no assurance as to the outcome of this matter.

      Emdersa's operating companies are subject to a number of government claims related to Value-added tax liabilities and to Social Security taxes collected in their electric rates, which aggregate approximately $21 million. The claims are generally related to transitional issues surrounding the privatization of Argentina's electricity industry. There can be no assurance as to the outcome of these matters.

GPU Power

      On July 9, 1999, DIAN (the Colombian national tax authority) issued a "Special Requirement" on the Termobarranquilla S.A., Empresa de Servicios Publicos (TEBSA) 1996 income tax return, which challenges the exclusion from taxable income of an inflation adjustment related to the value of assets used for power generation (EI Barranquilla, a wholly owned subsidiary of GPU Power, ABB Barranquilla, Corporacion Electrica de la Costa Atlantica (CORELCA) and Distral Group have a 28.7%, 28.7%, 42.5% and 0.1% interest in TEBSA, respectively). The failure to give notice of this Special Requirement to the US Export Import Bank (EXIM Bank) is an event of default under the loan agreement. GPU Power also believes that other events of default exist under the loan agreements with project lenders including the Overseas Private Investments Corporation (OPIC), a commercial bank syndicate. As a result, certain required certifications have not been delivered to EXIM Bank, OPIC and the other project lenders, which failure is, itself, an event of default under the loan agreements. These issues are currently being discussed with EXIM Bank, the other project lenders, and the Government of Colombia, as well as the other partners in the TEBSA project. In addition, in January 2001 CORELCA advised GPU Power that it was conducting its own investigation of the matter. As of December 31, 2000, GPU Power has an investment of approximately $92 million in TEBSA and is committed to make additional standby equity contributions of $21.3 million, which GPU, Inc. has guaranteed. The total outstanding senior debt of the TEBSA project is $372 million at December 31, 2000, and, in addition, GPU, Inc. has guaranteed the obligations of the operators of the TEBSA project, up to a maximum of $5 million, under the project's operations and maintenance agreement. There can be no assurance as to the outcome of these matters.

      With regard to the "Special Requirement" issued by DIAN, DIAN asserts that TEBSA should be liable for approximately $4.4 million consisting of $1.3 million in additional tax and $3.1 million in penalties and interest. TEBSA has filed both procedural and substantive objections to these assertions, the DIAN responded to these objections reiterating its previous position, and TEBSA, in turn, filed an appeal with the DIAN on June 2, 2000. A response is expected within one year.

      In July 2000, the DIAN issued a "Special Requirement" on the 1997 income tax return of TEBSA challenging a tax exemption benefit under a Colombian income tax statute. The DIAN requested payment of approximately $1.2 million in additional tax, penalties and interest. On October 12, 2000, TEBSA filed a response with the DIAN stating arguments supporting its tax exemption benefit. There can be no assurance as to the outcome of these matters.

GPU Telcom

      In March 2000, GPU, Inc. announced its participation in America's Fiber Network LLC (AFN), of which GPU, Inc. anticipates owning 25%. AFN is a high-speed fiber optics company with a network of more than 7,000 route miles, or 140,000 fiber miles, connecting major markets in the eastern US to secondary markets with a growing need for broadband access. GPU, Inc. anticipates investing cash, as well as existing and new fiber routes and electronic equipment, in AFN through GPU Telcom. As of December 31, 2000, GPU Telcom had invested $5.3 million in AFN.

      In April 2000, GPU, Inc.  announced the formation of Telergy  Mid-Atlantic
(TMA), a joint venture between GPU Telcom and Telergy, Inc. TMA combines established telecommunications services and marketing expertise with utilities' existing fiber networks and natural positioning in serving retail markets. As of December 31, 2000 GPU Telcom had acquired $20 million of Telergy, Inc. convertible preferred securities.

Other:
------

      JCP&L and Public Service Electric & Gas Company (PSE&G) each hold a 50% undivided ownership interest in Yards Creek Pumped Storage Facility (Yards Creek). In December 1998, JCP&L filed a petition with the NJBPU seeking a declaratory order that PSE&G's right of first refusal to purchase JCP&L's ownership interest at its current book value under a 1964 agreement between the companies is void and unenforceable. Management believes that the fair market value of JCP&L's ownership interest in Yards Creek is substantially in excess of its December 31, 2000 book value of $21 million. Negotiations to resolve this dispute are continuing; however, there can be no assurance as to the outcome of this matter.

      In March 1999, Penelec and New York State Electric & Gas Corporation (NYSEG) each sold their 50% undivided ownership interests in the Homer City Station to a subsidiary of Edison Mission Energy (EME) for a total of $1.9 billion. In connection with the sale, Penelec and NYSEG indemnified the buyer with respect to certain contingent liabilities, including costs or expenses which the EPA might impose for failure to comply with New Source Performance Standards, Prevention of Significant Deterioration and New Source Review regulations under the Clean Air Act prior to the date of the sale. In 1998, the EPA had conducted inspections at Homer City with regard to the plant's compliance with these regulations. On October 30, 2000, EME notified Penelec and NYSEG that the EPA had concluded that these regulations applied to Homer City prior to the sale to EME and that Homer City was operating in violation of these Clean Air Act regulations. If it is ultimately determined that these regulations were applicable to Homer City, the EPA could assess substantial monetary penalties and require capital modifications to the plant, the costs of which would be material. To the extent Penelec and NYSEG are obligated to indemnify EME for any of these costs, they would each be severally liable for a 50% share. There can be no assurance as to the outcome of this matter.

      Concurrent with GPU's July 1999 acquisition of the 50% of GPU Power UK which it did not already own, GPU began to evaluate existing restructuring plans and formulate additional plans to reduce operating expenses and achieve ongoing cost reductions. As of December 31, 1999, GPU had identified and approved a cost reduction plan. At the acquisition date, GPU Power UK had recorded a liability of $28.6 million related to previous cost reduction plans. GPU retained $25.7 million of this liability, related to contractual termination and other severance benefits for 276 employees identified in a 1999 business process reengineering project. GPU identified an additional 355 employees (234 in Engineering Services, 38 in Metering, 21 in Network Services and 62 from other specific functions) to be terminated as part of the plan and recorded an additional liability of $39.3 million. A net charge of $18.2 million for GPU's 50% share of these adjustments was included in expense in 1999 and the other 50% was recorded in Goodwill as a purchase accounting adjustment.

      In 2000, a change in the investment return assumptions, due to better than expected investment performance, resulted in a reduction of approximately $6.9 million, to $22.6 million, in the estimated liability for the remaining 459 employees. Consequently, goodwill was credited for $3.4 million (50% of the change in estimate) and $3.5 million was credited to income. During 2000, $16.9 million was paid to 399 employees. The remaining severance liability of $4.5 million at December 31, 2000 reflects the above transactions as well as currency translation adjustments and the impact of seven employees who were retained, and is included in Other current liabilities on the Consolidated Balance Sheet. Management expects the remaining employees to leave by June 30, 2001.

      GPU AR has entered into contracts to supply electricity to retail customers through June 2001. In connection with meeting its supply obligations, GPU AR has entered into purchase commitments for energy and capacity with payment obligations totaling approximately $10.6 million as of

December 31, 2000. GPU, Inc. has guaranteed these payments, as well as certain other obligations, up to a maximum of $19 million.

      In accordance with the Nuclear Waste Policy Act of 1982 (NWPA), the GPU Energy companies have entered into contracts with, and have been paying fees to, the DOE for the future disposal of spent nuclear fuel in a repository or interim storage facility. In 1996, the DOE notified the GPU Energy companies and other standard contract holders that it would be unable to begin acceptance of spent nuclear fuel for disposal by 1998, as mandated by the NWPA. The DOE requested recommendations from contract holders for handling the delay. In June 1997, a consortium of electric utilities, including GPUN, filed a license application with the NRC seeking permission to build an interim above-ground disposal facility for spent nuclear fuel in Utah.

      At December 31, 2000, GPU has recorded a liability of $210 million owed to the Nuclear Waste Fund, related to spent nuclear fuel generated prior to the sales of TMI-1 and Oyster Creek to AmerGen. AmerGen has assumed all liability for disposal costs related to spent nuclear fuel generated following its purchase of the plants.

      On July 26, 2000, GPUN filed suit in the United States Court of Claims seeking to recover damages as a result of the DOE's failure to commence disposal of GPUN's spent nuclear fuel on January 31, 1998, as required by the terms of the Standard Contract between GPUN and DOE. The complaint seeks damages from the Government in an amount to be determined at trial. GPUN has alleged that it is entitled to damages attributable to operations at both TMI-1 and Oyster Creek. The Government has not yet answered the complaint. There can be no assurance as to the outcome of this matter.

      GPU, Inc. and consolidated affiliates have approximately 14,100 employees worldwide, of whom 10,000 are employed in the US, 3,600 are in the United Kingdom (UK) and the remaining 500 are in South America and Australia. The majority of the US workforce is employed by the GPU Energy companies (4,880) and MYR (4,831), of which approximately 2,900 and 4,000, respectively, are represented by unions for collective bargaining purposes. In the UK, approximately 2,300 GPU Power UK employees are represented by unions, and the terms and conditions of various bargaining agreements are generally reviewed annually, on April 1. The JCP&L, Met-Ed and Penelec collective bargaining agreements with the International Brotherhood of Electrical Workers expire on October 31, 2002, May 1, 2003 and May 14, 2002, respectively. Penelec's collective bargaining agreement with the Utility Workers Union of America expires on June 30, 2001.

      In January 2001, the GPU Energy companies announced that they were offering Voluntary Enhanced Retirement Programs (VERP) to certain bargaining unit employees in Pennsylvania. Approximately 240 employees are eligible for the VERP. If all of the eligible employees accept the offer, a pre-tax charge of approximately $23 million would be recorded in 2001 earnings for the cost of pension and other postretirement benefits, exclusive of any severance benefits that would be paid to those employees.

      During the normal course of the operation of its businesses, in addition to the matters described above, GPU is from time to time involved in disputes, claims and, in some cases, as a defendant in litigation in which compensatory and punitive damages are sought by the public, customers, contractors, vendors and other suppliers of equipment and services and by employees alleging unlawful employment practices. While management does not expect that the outcome of these matters will have a material effect on GPU's financial position or results of operations, there can be no assurance that this will continue to be the case.


13.  SEGMENT INFORMATION

      The following is presented in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."

      GPU's reportable segments are strategic business units that are managed separately due to their different operating and regulatory environments. GPU's management evaluates the performance of its business units based upon income before extraordinary and non-recurring items (the adjustments to income for each of the years presented are described below). For the purpose of providing segment information, domestic electric utility operations (GPU Energy) is comprised of the three electric utility operating companies serving customers in New Jersey and Pennsylvania, as well as GPU Generation, Inc. (sold in late
1999), GPUN and GPUS. For additional information on GPU's organizational structure and businesses, see preface to the Notes to Consolidated Financial Statements.

      GPU's 2000 non-recurring items totaled a net charge of $103.9 million after-tax, and consisted of the following: the loss of $276.6 million after-tax on the sale of GPU PowerNet; the gain of $89.2 million after-tax on the sale of GPUI; the net increase in income of $40.8 million for the impact of the PaPUC's Phase II Order; the net gain of $26.2 million after-tax primarily related to a restructured power supply agreement between a GPU independent power project and NIMO; and the gain of $16.5 million for the reversal of certain deferred taxes and realization of an investment tax credit related to the sale of Oyster Creek.

      GPU's 1999 non-recurring items totaled a net charge of $25.1 million after-tax, and consisted of the following: the charge of $68 million after-tax resulting from a NJBPU Summary Order issued to JCP&L; the net gain of $36.1 million after-tax on the sales of the GPU Energy companies' generating facilities, related to wholesale operations; and the gain on the sale of the GPU Power UK supply business of $6.8 million after-tax.

      GPU's 1998 non-recurring items totaled a charge of $65.8 million after-tax, and consisted of the following: an extraordinary loss of $25.8 million after-tax as a result of the PaPUC's Restructuring Orders and the discontinued application of FAS 71 with respect to Met-Ed's and Penelec's electric generation operations; and a charge of $40 million after-tax for customer refunds and the establishment of a sustainable energy fund, also as a result of the PaPUC's Restructuring Orders.


Business Segment Data (in thousands)

                                                                                               Income
                                                                     Interest               Before Extra-
                                                        Depreciation Charges and Income Tax ordinary and               Capital
                                             Operating     and       Preferred   Expense/   Non-recurring    Total   Expenditures
                                             Revenues   Amortization Dividends  Benefit)(a)    Items        Assets  and Investments
                                             ----------   ---------   ----------   --------   -----------  --------- --------------
2000
----

Domestic Segments:
  Electric Utility Operations (GPU Energy)   $3,647,482    $360,201     $213,921   $184,876   $267,764   $12,647,529       $276,117
  Independ Power Prod (GPU International)(d)     74,440       8,864        2,115      5,135      7,685           -            6,763
  Electric Retail Energy Sales (GPU AR)          60,306         -            -         (853)    (1,715)       19,943            -
  Telecommunications Infrastructure (GPU Telcom) 10,488         429          -       (1,856)    (2,635)      104,061         65,664
  Construction Services (MYR) (b)               437,679       4,893        7,294      5,879      5,334       354,197          3,883
                                             ----------   ---------     --------   --------   --------   -----------     ----------
    Subtotal                                  4,230,395     374,387      223,330    193,181    276,433    13,125,730        352,427
                                             ----------   ---------     --------   --------   --------   -----------     ----------

Foreign Segments:
  Electric/Gas Utility Operations: (GPU Electric)
   Electric Distribution - United Kingdom       594,294     115,643      184,234     35,224     62,277(e)  4,367,405        168,536
   Electric Distribution - Argentina            182,502      18,259       32,602      5,829       (846)      635,050         37,541
   Electric Transmission - Australia (c)         90,007      19,947       46,822    (10,921)     9,242           -            4,993
   Gas Transmission - Australia                  56,669      13,748       47,173     (9,929)     4,131       862,939          2,101
  Independ Power Prod - S. America (GPU Power)   42,389       6,232        3,371      5,002      8,634       255,166            182
                                             ----------   ---------     --------   --------   --------   -----------     ----------
     Subtotal                                   965,861     173,829      314,202     25,205     83,438     6,120,560        213,353
                                             ----------   ---------     --------   --------   --------   -----------     ----------
Corporate and Eliminations                         -             43       12,737    (12,432)   (22,381)       16,171          4,794
                                             ----------   ---------     --------   --------   --------   -----------     ----------
     Consolidated Total                      $5,196,256    $548,259     $550,269   $205,954   $337,490   $19,262,461       $570,574
                                             ==========  ==========     ========   ========   ========   ===========     ==========

1999
----

Domestic Segments:
  Electric Utility Operations (GPU Energy)   $3,679,474    $409,215     $209,769   $238,533   $440,881   $13,211,808       $289,025
  Independ Power Prod (GPU International)        83,434       9,401        1,044      9,478     11,337       359,374          1,225
  Electric Retail Energy Sales (GPU AR)          84,681         -            -       (2,393)    (4,558)       24,630            -
  Telecommunications Infrastructure (GPU Telcom)  6,347         130          -           58        102        12,243          2,366
                                             ----------   ---------     --------   --------   --------   -----------     ----------
     Subtotal                                 3,853,936     418,746      210,813     245,676   447,762    13,608,055        292,616
                                             ----------   ---------     --------   --------   --------   -----------     ----------

Foreign Segments:
  Electric/Gas Utility Operations: (GPU Electric)
   Electric Distribution - United Kingdom       504,826      52,847       91,433     21,208     54,836(f)  4,687,476         75,054
   Electric Distribution - Argentina            135,938      15,273       23,414       (960)    (1,778)      579,907         38,225
   Electric Transmission - Australia (c)        193,366      42,850      110,059     (1,171)    (6,715)    1,824,309         19,889
   Gas Transmission - Australia                  31,326       6,933       28,821    (12,156)       (39)      795,527          4,747
  Independ Power Prod - S. America (GPU Power)   37,732       6,290        3,560      5,152      8,116       238,644         30,421
                                             ----------   ---------     --------   --------   --------   -----------     ----------
     Subtotal                                   903,188     124,193      257,287     12,073     54,420     8,125,863        168,336
                                             ----------   ---------     --------   --------   --------   -----------     ----------
 Corporate and Eliminations                         -           -         14,397        -      (18,068)      (36,086)           -
                                             ----------   ---------     --------   --------   --------   -----------     ----------
     Consolidated Total                      $4,757,124   $ 542,939     $482,497   $257,749   $484,114   $21,697,832       $460,952
                                             ==========   =========     ========   ========   ========   ===========     ==========




Business Segment Data (in thousands)


                                                                                              Income
                                                                      Interest                Before Extra-
                                                       Depreciation  Charges and  Income Tax ordinary and              Capital
                                             Operating    and        Preferred    Expense/   Non-recurring  Total    Expenditures
                                             Revenues  Amortization  Dividends   (Benefit)(a)   Items      Assets   and Investments
                                             -----------   --------    --------   --------    --------   ----------- ---------------
1998
----

Domestic Segments:
  Electric Utility Operations (GPU Energy)    $3,937,139   $469,623     $241,886   $269,838   $367,586   $13,290,138       $326,858
  Independ Power Prod (GPU International)         72,256      4,560          748      9,103     11,622       397,523         21,375
  Electric Retail Energy Sales (GPU AR)           10,938        -            -       (1,201)    (2,231)        2,651             34
  Telecommunications Infrastructure (GPU Telcom)  16,115        -            -        1,498      2,166         8,119          1,560
                                              ----------   --------     --------   --------   --------   -----------       --------
     Subtotal                                  4,036,448    474,183      242,634    279,238    379,143    13,698,431        349,827
                                              ----------   --------     --------   --------   --------   -----------       --------

Foreign Segments:
  Electric/Gas Utility Operations: (GPU Electric)
   Electric Distribution - United Kingdom            944      1,226       30,859     (6,489)    37,249(g)    617,737            -
   Electric Transmission - Australia (c)         181,059     40,841      108,227     11,421     18,885     1,788,877         58,549
  Independ Power Prod - S. America (GPU Power)    33,136      5,844        4,219        719      2,499       237,162         59,847
                                              ----------   --------     --------   --------   --------   -----------       --------
     Subtotal                                    215,139     47,911      143,305      5,651     58,633     2,643,776        118,396
                                              ----------   --------     --------   --------   --------   -----------       --------

Corporate and Eliminations                        (2,795)       -          3,293        -      (11,818)      (54,098)           -
                                              ----------   --------     --------   --------   --------   -----------       --------

     Consolidated Total                       $4,248,792   $522,094     $389,232   $284,889   $425,958   $16,288,109       $468,223
                                              ==========   ========     ========   ========   ========   ===========       ========


(a) Represents income taxes on income before extraordinary and non-recurring items.
(b)  MYR was acquired in April 2000.
(c)  Represents GPU PowerNet, which was sold in June 2000.
(d)  GPU International was sold in December 2000.
(e) Includes income from GPU Power UK's investments in independent power projects accounted for under the equity and cost methods of $29 million.
(f) Includes equity in net income of investee accounted for under the equity method of $74 million, for the period prior to the consolidation of GPU Power UK.
(g) Includes equity in net income of investee accounted for under the equity method of $62 million.




QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                First Quarter              Second Quarter
in thousands, except                      -------------------------  -------------------------
per share data                                2000          1999 (4)    2000 (1)      1999 (5)
----------------------------------------------------------------------------------------------

Operating revenues                         $1,176,444    $1,068,703  $1,280,374      $892,700
Operating income/(loss)                       340,312       298,633    (142,003)      132,027
Income before extraordinary item              130,998       190,719    (210,813)       47,262
Net income/(loss)                             130,998       190,719    (210,813)       47,262
Basic earnings/(loss) per share before
  extraordinary item                             1.08          1.49       (1.74)         0.39
Diluted earnings/(loss) per share before
  extraordinary item                             1.08          1.49       (1.74)         0.38
Basic earnings/(loss) per share                  1.08          1.49       (1.74)         0.39
Diluted earnings/(loss) per share                1.08          1.49       (1.74)         0.38


                                                Third Quarter              Fourth Quarter
in thousands, except                      -------------------------   ------------------------
per share data                                2000 (2)      1999        2000 (3)       1999(6)
----------------------------------------------------------------------------------------------

Operating revenues                         $1,455,286    $1,424,286  $1,284,152    $1,371,435
Operating income                              192,162       376,970     394,176       201,200
Income before extraordinary item              103,510       147,547     209,843        73,486
Net income                                    103,510       147,547     209,843        73,486
Basic earnings per share before
  extraordinary item                             0.86          1.18        1.72          0.60
Diluted earnings per share before
  extraordinary item                             0.86          1.18        1.72          0.60
Basic earnings per share                         0.86          1.18        1.72          0.60
Diluted earnings per share                       0.86          1.18        1.72          0.60



(1)Results for the second quarter of 2000 include a reduction of $295 million after-tax, or $2.43 per share, for the loss on GPU Electric's sale of GPU PowerNet.
(2)Results for the third quarter of 2000 include a net gain of $26.2 million after-tax, or $0.22 per share, related primarily to a restructured power purchase agreement between a GPU independent power project and Niagara Mohawk; and an after-tax increase of $16.5 million, or $0.13 per share, for the elimination of deferred taxes and realization of an investment tax credit related to the sale of the Oyster Creek nuclear generating plant.
(3)Results for the fourth quarter of 2000 include an increase of $89.2 million after-tax, or $0.73 per share, as a result of the sale of GPUI; and an increase of $40.8 million, or $0.34 per share, for the net impact of the PaPUC's Phase II Order. In addition, during the fourth quarter 2000 there was a change in estimate of tax benefits associated with the second quarter sale of GPU PowerNet which reduced GPU's loss on the sale by $18.4 million, or $0.15 per share. The aggregate effect on earnings of other fourth quarter 2000 adjustments was a loss of approximately $17.6 million after-tax, or approximately $0.15 per share.
(4)Results for the first quarter of 1999 include an increase of $27.8 million after-tax, or $0.22 per share, for the gain on the sale of Penelec's Homer City Station, related to wholesale operations.
(5)Results for the second quarter of 1999 include a reduction of $68 million after-tax, or $0.54 per share, as a result of the NJBPU's Restructuring Order on JCP&L, and an after-tax increase of $9.7 million, or $0.08 per share, for the gain on the sale of the GPU Power UK supply business.
(6)Results for the fourth quarter of 1999 include an increase of $8.3 million after-tax, or $0.07 per share, for the net gains on the sales of substantially all of GPU Energy's remaining generating assets; and, as a result of adjustments to the working capital estimate, a reduction of $2.9 million after-tax, or $0.03 per share, was taken against the previously recorded gain on the sale of the GPU Power UK supply business. The aggregate effect on earnings of other fourth quarter 1999 adjustments was a loss of approximately $23 million after-tax, or approximately $0.19 per share.